Exhibit 2.1

EXECUTION

TRANSACTION AGREEMENT AND PLAN OF MERGER

by and among

TELESAT CANADA,

TELESAT CORPORATION,

TELESAT PARTNERSHIP LP,

TELESAT CANHOLD CORPORATION,

LION COMBINATION SUB CORPORATION,

LORAL SPACE & COMMUNICATIONS INC.,

PUBLIC SECTOR PENSION INVESTMENT BOARD

and

RED ISLE PRIVATE INVESTMENTS INC.

Dated as of November 23, 2020

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Schedule 1:	Individual Transit Stockholders
Schedule 2:	Sample Statement

Exhibit A:	Form of Voting Director Contribution Agreement
Exhibit B:	Form of Stockholder Contribution Agreement
Exhibit C:	Form of Optionholder Exchange Agreement
Exhibit D:	Voting Support Agreement
Exhibit E:	Form of Trust Agreement
Exhibit F:	Form of Trust Voting Agreement
Exhibit G:	Form of Amended and Restated Topco Organizational Documents
Exhibit H:	Form of Topco Post-Closing Investor Rights Agreements
Exhibit I:	Form of Registration Rights Agreement
Exhibit J:	Form of Canadian LP Partnership Agreement
Exhibit K:	Form of Leo Amended and Restated Certificate of Incorporation
Exhibit L:	Accounting Principles
Exhibit M:	Form of Leo Shareholder Rights Plan

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TRANSACTION AGREEMENT AND PLAN OF MERGER

This TRANSACTION AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of November 23, 2020, by and among Telesat Canada, a corporation incorporated under the laws of Canada (“Transit”), Telesat Corporation, a corporation incorporated under the laws of British Columbia (“Topco”), Telesat Partnership LP, a limited partnership organized under the laws of Ontario (“Canadian LP”), Telesat CanHold Corporation, a corporation incorporated under the laws of British Columbia and a wholly-owned subsidiary of Canadian LP (“CanHoldco”), Loral Space & Communications Inc., a Delaware corporation (“Leo”), Lion Combination Sub Corporation, a Delaware corporation and a wholly-owned subsidiary of Leo (“Merger Sub”), Public Sector Pension Investment Board, a Canadian Crown corporation incorporated under the laws of Canada (“Polaris”), and Red Isle Private Investments Inc., a corporation incorporated under the laws of Canada and a wholly-owned subsidiary of Polaris (“Rover”).

RECITALS:

WHEREAS, as of the date hereof, Leo, indirectly through Leo Holdings, owns a 62.7% economic interest in Transit, Polaris, indirectly through Rover, owns a 36.7% economic interest in Transit, and John P. Cashman and Colin D. Watson (the “Voting Directors”) own Transit Director Voting Preferred Shares, with the remainder of Transit being owned by the individual shareholders of Transit listed on Schedule 1 hereto (the “Individual Transit Stockholders”);

WHEREAS, as of the date hereof, Canadian LP owns five shares of Preferred Stock of Leo;

WHEREAS, concurrently herewith, the Voting Directors are entering into a contribution agreement with Canadian LP in the form of Exhibit A hereto (the “Voting Director Contribution Agreement”) pursuant to which, upon the Closing, the Voting Directors will contribute their Transit Director Voting Preferred Shares to Canadian LP in exchange for interests in Canadian LP;

WHEREAS, the Individual Transit Stockholders are being offered the opportunity to enter into contribution agreements with Topco in respect of their Transit Non-Voting Participating Preferred Shares, each in the form of Exhibit B hereto (the “Stockholder Contribution Agreement”), and holders of Transit Tandem SARs, Transit Options and Transit RSUs are being offered the opportunity to enter into exchange agreements with Topco in respect of their Transit Tandem SARs, Transit Options and Transit RSUs, each in the form of Exhibit C hereto (the “Optionholder Exchange Agreement”), pursuant to which, upon the Closing, the Individual Transit Stockholders will contribute their Transit Non-Voting Participating Preferred Shares to Topco in exchange for Topco Common Shares and $0.01 per Transit share and holders of Transit Tandem SARs, Transit Options and Transit RSUs will exchange such instruments for corresponding instruments in Topco with the same vesting terms and conditions;

WHEREAS, on the terms and subject to the conditions more fully set forth herein, the Parties wish to cause the consummation of a “integration” transaction that will result in Canadian LP indirectly owning all of the economic interests in Transit, and Topco becoming the publicly traded general partner of Canadian LP, including the following transactions: (i) Rover exchanging its equity interests in Transit for Topco Common Shares and LP Units of Canadian LP on the terms and subject to the conditions set forth herein; (ii) consummation of the transactions contemplated by the Stockholder Contribution Agreement; (iii) consummation of the transactions contemplated by the Voting Director Contribution Agreement; (iv) consummation of the transactions contemplated by the Optionholder Exchange Agreement; and (v) the merger of Merger Sub with and into Leo (the “Merger”), with Leo surviving the Merger as a subsidiary of Canadian LP and with the shares of Preferred Stock held by Canadian LP remaining outstanding and the other stockholders of Leo, including the Meteor Holders, receiving Topco Common Shares and/or LP Units, all upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”) (the foregoing transactions and the other transactions contemplated by Article II being referred to as the “Integration Transaction”);

WHEREAS, the board of directors of Leo (the “Leo Board”) has established an independent special committee thereof (the “Leo Special Committee”) that has determined that this Agreement and the Integration Transaction, including the Merger, are fair, advisable and in the best interests of the stockholders of Leo other than stockholders affiliated with the Meteor Holders, and has recommended to the Leo Board that it approve this Agreement and the Integration Transaction;

WHEREAS, (a) the board of directors (or equivalent body) of each of Transit, Topco, Canadian LP, CanHoldco, Merger Sub and Rover has unanimously approved and declared advisable the Integration Transaction, including the Merger, and this Agreement, (b) the board of directors (or equivalent body) of Polaris has approved and declared advisable the Integration Transaction, including the Merger and this Agreement, and (c) the Leo Board, with two directors having recused themselves, has unanimously determined that this Agreement and the Integration Transaction are in the best interests of Leo and its stockholders, and has resolved to recommend that the Leo stockholders adopt and approve this Agreement and has directed that this Agreement and the consummation of the Integration Transaction be submitted to Leo stockholders for their consideration;

WHEREAS, consummation of the Merger is conditioned upon the affirmative vote of the holders of a majority of the Voting Leo Common Stock not affiliated with the Meteor Holders, and in order to protect the integrity of such vote, the Leo Board has adopted a shareholders’ rights plan in the form of Exhibit M hereto (the “Leo Rights Plan”) that will be triggered upon the acquisition of 15% or more of the Voting Leo Common Stock not held by the Meteor Holders or Polaris, subject to certain exceptions set forth therein, which will automatically expire immediately prior to the earlier to occur of (a) the next annual meeting of holders of Leo Common Shares and (b) the Closing;

WHEREAS, on the First Closing Day, Topco, Rover, the Meteor Holders, each other person who will be admitted to Canadian LP as a limited partner in accordance with the provisions thereof and, solely for the purposes of Section 3.21 thereof, Polaris, shall enter into the amended and restated partnership agreement of Canadian LP in the form of Exhibit J attached hereto (the “Partnership Agreement”);

WHEREAS, concurrently herewith, Topco and Meteor, on the one hand, and Topco and Polaris, on the other hand, are entering into the investor rights agreements, each in the form of Exhibit H attached hereto (the “Topco Post-Closing Investor Rights Agreements”), each of which shall become effective upon the Effective Time pursuant to its terms and Section 2.2(a)(ii) hereof;

WHEREAS, concurrently herewith, Topco, Meteor and Polaris are entering into the registration rights agreement in the form of Exhibit I attached hereto (the “Registration Rights Agreement”), which shall become effective upon the Effective Time pursuant to its terms and Section 2.2(a)(iii) hereof;

WHEREAS, concurrently herewith, and as a condition and inducement to the willingness of Topco to enter into this Agreement, the Meteor Holders are entering into the voting support agreement attached hereto as Exhibit D (the “Voting Support Agreement”) with Transit and Polaris pursuant to which, among other things, the Meteor Holders have agreed, on the terms and subject to the conditions set forth in the Voting Support Agreement, and in consideration in part for the Topco Post-Closing Investor Rights Agreements, to (a) vote 30% of the issued and outstanding shares of Voting Leo Common Stock in favor of the Integration Transaction, including the Merger, and the adoption of this Agreement and (b) take certain other actions as contemplated by the Voting Support Agreement.

NOW, THEREFORE, in consideration of the premises, the mutual promises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Article I.

DEFINITIONS

Section 1.1.          Definitions. The following terms shall have the respective meanings set forth below throughout this Agreement:

“30-Day VWAP” means, as of any date of determination, the volume weighted average trading price of a Topco Common Share for the 30 trading days ended on the second Business Day prior to the date of determination, as reported on the stock exchange or securities market on which the highest aggregate number of Topco Common Shares have been traded for the twelve month period immediately preceding the date of determination.

“Acceptable Confidentiality Agreement” means a confidentiality agreement consistent with the terms of the Leo-Polaris NDA and meeting any applicable requirements of the Transit Shareholders Agreement.

“Accounting Principles” means the accounting principles, methods, policies, procedures, classifications, judgements, estimation methodologies and practices set forth on Exhibit L hereto.

“Adjustment Amount” shall have the meaning set forth in Section 2.3(b)(iv).

“Advance Ruling Certificate” means an advance ruling certificate issued by the Commissioner of Competition pursuant to section 102 of the Competition Act with respect to the Contemplated Transactions.

“Affiliate” means “affiliate” as defined in Rule 405 promulgated under the Securities Act; provided that, notwithstanding anything to the contrary, for purposes of this Agreement, (a) no member of the Transit Group is an “Affiliate” of any member of the Leo Group, Polaris, Rover, Topco or Merger Sub, (b) none of any member of the Leo Group, Polaris, Topco or Merger Sub is an “Affiliate” of any member of the Transit Group, (c) neither Topco nor Merger Sub is an “Affiliate” of any member of the Leo Group, Polaris, Rover or any member of the Transit Group, (d) no member of the Leo Group, Polaris, Rover or any member of the Transit Group is an “Affiliate” of Topco or Merger Sub, (e) no member of the Leo Group shall be deemed to be an affiliate of Meteor, unless and to the extent such member of the Leo Group is acting at the direction of Meteor, and (f) no portfolio company of (i) any investment vehicle or (ii) any holding company that, in each case, is directly or indirectly managed or controlled by Polaris, or Meteor or its Affiliates, as the case may be, is an “Affiliate” of Polaris, Rover or Meteor, unless and to the extent such portfolio company is acting at the direction of the applicable Person (it being understood, however, that each of Polaris and Rover is an “Affiliate” of the other).

“Agreed Governmental Filings” means (i) the filing of a pre-merger notification and report form under the HSR Act and the receipt, termination or expiration, as applicable, of waivers, consents, approvals, waiting periods or agreements required under the HSR Act and the Competition Act Approval (collectively, together with the HSR Act, “Antitrust Laws”); (ii) notices, approvals, clearance, findings of suitability or as otherwise may be required under the Radiocommunication Act, the Communications Act and the rules, regulations, and policies of ISED and the FCC (including, if applicable, any review by the Team Telecom Agencies and any related agreements regarding national security, law enforcement, defense or public safety issues existing or imposed in connection with the FCC approvals referenced in Section 8.5(g) or the approval by ISED to the extent such approvals are required to consummate the Contemplated Transactions) and any statute, rule, regulation or policy of any other Governmental Agency with respect to the operation of radio apparatus, the use of radio spectrum and/or the provision of communications services; (iii) such notices, consents, approvals, orders, authorizations, registrations, declarations, licenses, and filings as may be required under the NISPOM (including any required DCSA Approval), and the International Traffic in Arms Regulations (“ITAR”) enforced by the U.S. Department of State, Directorate of Defense Trade Controls (“DDTC”); (iv) a joint voluntary notice by Leo, Transit, Topco, and Polaris under the DPA and such other submissions by Leo, Transit, Topco, or Polaris as are necessary or advisable in order to obtain CFIUS Approval for the Contemplated Transactions; and (v) any reviews that may be initiated pursuant to the national security review provisions in Part IV.1 of the Investment Canada Act.

“Agreement” shall have the meaning set forth in the Preamble and shall include the Disclosure Letters and all Exhibits and Schedules hereto.

“Alternative Acquisition Agreement” shall have the meaning set forth in Section 9.3(a)(iv).

“Alternative Proposal”, with respect to any Person, means

(a)    any proposal, inquiry, indication of interest or offer from any other Person or group of Persons (other than the Parties) with respect to a direct or indirect merger, consolidation, business combination, equity or asset sale or similar transaction involving such Person and its Subsidiaries (or in the case of (i) Leo, the Leo Group or the Transit Group, or (ii) Polaris, the Transit Group) and representing more than 15% of the total assets (including equity securities of Subsidiaries) of such Person and its Subsidiaries (or in the case of (i) Leo, the Leo Group or the Transit Group, or (ii) Polaris, the Transit Group) or to which 15% or more of such Person and its Subsidiaries (or in the case of (i) Leo, the Leo Group or the Transit Group, or (ii) Polaris, the Transit Group) net revenues or net income are attributable, in each case, taken as a whole,

(b)   any acquisition by any Person or group of Persons (other than the Parties) resulting in, or any proposal, inquiry, indication of interest or offer to acquire by tender offer, share exchange or in any manner (including by amalgamation, plan of arrangement, spin-off, joint venture, recapitalization, liquidation, dissolution, exclusive lease or license or otherwise), which if consummated would result in, any Person or group of Persons (other than a Party) becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, equity and/or voting securities representing more than

(i)            15% of all of the outstanding equity and/or voting securities (by vote or value) of such Person or any of its Subsidiaries (or in the case of (A) Leo, the Leo Group or the Transit Group, or (B) Polaris, the Transit Group),

(ii)           15% of the total assets (including equity securities of Subsidiaries) of such Person and its Subsidiaries (or in the case of (A) Leo, the Leo Group or the Transit Group, or (B) Polaris, the Transit Group), taken as a whole, or

(iii)          15% or more of the consolidated net revenues or net income of such Person (or in the case of (A) Leo, the Leo Group or the Transit Group, or (B) Polaris, the Transit Group), or

(c)    any combination of the foregoing, in each case of clauses (a) and (b), whether in a single transaction or a series of related transactions;

provided, however, that the following shall not constitute Alternative Proposals: (x) the Contemplated Transactions, (y) transactions solely related to Leo’s interest in XTAR or GdM or (z) transactions relating principally to the financing of Transit whether prior to or subsequent to the Closing.

“Amended and Restated Topco Organizational Documents” shall have the meaning set forth in Section 2.1(a)(i).

“Anomaly” means the Occurrence of any of the following: in-orbit satellite equipment failures or malfunctions, payload failures, solar array/power system failures, satellite control system failures and propulsion system failures, in each case, which results in the permanent impairment of the operational capability of the applicable satellite, including as a result of the loss of ability to transmit or receive information.

“Anti-Corruption Laws” means Legal Requirements relating to fraud, anti-bribery and anti-corruption (governmental or commercial) that apply to the business and dealings of any member of the Leo Group, including Legal Requirements that prohibit false, fake or fraudulent payments or acts or that prohibit the payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any foreign government official, foreign government employee or commercial entity to obtain a business advantage, such as the United States Foreign Corrupt Practices Act of 1977, the Corruption of Foreign Public Officials Act (Canada), the UK Bribery Act 2010 and all national laws enacted to implement the Organisation for Economic Co-Operation and Development Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Antitrust Division” shall have the meaning set forth in Section 8.5(b)(i)(A).

“Antitrust Laws” shall have the meaning set forth in the definition of Agreed Governmental Filings herein.

“Applicable Canadian Securities Laws” means all applicable securities legislation of the Qualifying Jurisdictions and the respective rules, regulations, instruments and published policies made thereunder.

“Applicable Return” shall have the meaning set forth in Section 9.10(a)(i).

“Approved 2020 Budget” means the operating budget of Transit and its consolidated subsidiaries for the fiscal year ending December 31, 2020, as most recently approved by the board of directors of Transit prior to the date of this Agreement.

“Asserted Liability” shall have the meaning set forth in Section 9.9(c).

“Audit Date” means December 31, 2019.

“Audited Financial Statements” shall have the meaning set forth in Section 4.7(b).

“Balance Sheet Date” means June 30, 2020.

“Business Day” means any day other than a Saturday, Sunday, a day on which banking institutions in the City of Montréal are authorized or required by law to be closed or a day on which the New York Stock Exchange, the NASDAQ Stock Market or the Toronto Stock Exchange is closed for trading.

“Can ULC” shall have the meaning set forth in Section 2.1(e).

“Canadian Designated Person” means any person designated or listed under Canadian Sanctions.

“Canadian LP” shall have the meaning set forth in the Preamble.

“Canadian Prospectus” means, collectively, a preliminary prospectus and a final prospectus (including any amendments or amendments and restatements thereto) of Topco and Canadian LP prepared and filed in accordance with Applicable Canadian Securities Laws to qualify the distribution of the Class A common shares and the Class B common shares, each in the capital of Topco and of the Units in Canadian LP, to the public.

“Canadian Sanctions” means the United Nations Act (Canada), the Special Economic Measures Act (Canada), the Criminal Code (Canada), Part II.1, the Freezing Assets of Corrupt Foreign Officials Act (Canada), Justice for Victims of Corrupt Foreign Officials Act (Sergei Magnitsky Law), regulations and orders made thereunder, and any other Legal Requirement in Canada that imposes economic sanctions.

“Canadian Securities Authorities” means the securities commissions and similar regulatory authorities in the Qualifying Jurisdictions.

“CanHoldco” shall have the meaning set forth in the Preamble.

“CanHoldco Shares” means shares of common stock of CanHoldco.

“Certificate” shall have the meaning set forth in Section 3.8(c)(ii).

“Certificate of Incorporation” means the Certificate of Incorporation of Leo.

“Certificate of Merger” shall have the meaning set forth in Section 3.3.

“CFIUS” means the interagency Committee on Foreign Investment in the United States and any CFIUS member or participating agency or agencies acting on behalf of CFIUS.

“CFIUS Approval” means that any of the following shall have occurred: (a) the review period under the DPA commencing on the date that a CFIUS Notice is accepted by CFIUS shall have expired and Leo, on the one hand, and Polaris, on the other hand, shall have received written notice from CFIUS to the effect that such review has been concluded and that either the Contemplated Transactions do not constitute a “covered transaction” under the DPA or there are no unresolved national security concerns, and all action under the DPA is concluded with respect to the Contemplated Transactions, (b) an investigation under the DPA shall have been commenced after such review period and CFIUS shall have determined to conclude all action under the DPA without sending a report to the President of the United States, and Leo, on the one hand, and Polaris, on the other hand, shall have received written notice from CFIUS that either the Contemplated Transactions do not constitute a “covered transaction” under the DPA or there are no unresolved national security concerns, and all action under the DPA is concluded with respect to the Contemplated Transactions, or (c) CFIUS shall have sent a report to the President of the United States requesting the President’s decision and either (i) the President shall have announced a decision not to take any action to suspend or prohibit the Contemplated Transactions or, (ii) the period under the DPA during which the President may announce his decision to take action to suspend, prohibit or place any limitations on the Contemplated Transactions shall have expired without any such action being threatened, announced or taken.

“CFIUS Notice” means a joint voluntary notice with respect to the Contemplated Transactions prepared by Leo and Polaris and submitted to CFIUS in accordance with the requirements of the DPA.

“CFIUS Turndown” means (a) CFIUS shall have notified the Parties, orally or in writing, that CFIUS intends to send a report to the President of the United States recommending that he act to suspend or prohibit the Contemplated Transactions, and (b) Leo and Polaris shall have made a joint determination that CFIUS Approval is unlikely to be obtained.

“Change of Recommendation” shall have the meaning set forth in Section 9.3(d)(vi).

“Claims Notice” shall have the meaning set forth in Section 9.9(c).

“Class C LP Units” means the Class C exchangeable limited partnership units in the capital of Canadian LP.

“Closing” shall have the meaning set forth in Section 3.2.

“Closing Cash” shall have the meaning set forth in Section 2.1(a)(vi)(B)(1).

“Closing Dates” shall have the meaning set forth in Section 3.2.

“Closing Extension Period” shall have the meaning set forth in Section 3.2.

“Closing Gross-Up Factor” means a fraction, (a) the numerator of which is equal to one, and (b) the denominator of which is equal to (i) 100% minus (ii) the Polaris Closing Percentage.

“Closing Leo Transaction Expenses” shall have the meaning set forth in Section 2.1(a)(vi)(B)(1).

“Closing Statement” shall have the meaning set forth in Section 2.3(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commissioner of Competition” means the Commissioner of Competition appointed pursuant to the Competition Act or a person designated or authorized pursuant to the Competition Act to exercise the powers and perform the duties of the Commissioner of Competition.

“Communications Act” means the United States Communications Act of 1934.

“Competition Act” means the Competition Act (Canada).

“Competition Act Approval” means: (a) the issuance of an Advance Ruling Certificate and such Advance Ruling Certificate has not been rescinded prior to the Closing; (b) the Parties have given the notices required under section 114 of the Competition Act with respect to the Contemplated Transactions and the applicable waiting period under section 123 of the Competition Act has expired or has been terminated in accordance with the Competition Act; or (c) the obligation to give the requisite notice has been waived pursuant to paragraph 113(c) of the Competition Act, and, in the case of each of clauses (b) or (c), the Commissioner of Competition has advised in writing that, in effect, such Person does not intend to make an application under section 92 of the Competition Act in respect of the Contemplated Transactions, and the form of and any terms and conditions attached to any such advice are reasonably acceptable to Topco and such advice has not been rescinded or amended prior to the Closing.

“Contemplated Transactions” means the Integration Transaction, including the Merger, and the transactions contemplated by the other Transaction Documents.

“Contract” means, with respect to any Person, any oral or written contract, commitment, purchase order, insurance policy, lease, license, mortgage, deed, bond, note, indenture, loan or other document or instrument evidencing indebtedness, or other legally binding agreement, but excluding any Permits and Leo Benefit Plans.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any actions or inactions taken (or not taken), or any plans, procedures or practices reasonably adopted (and compliance therewith), in each case, in connection with or in response to quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Legal Requirement, directive, guidelines or recommendations promulgated by any applicable industry group or any Governmental Agency, including the Centers for Disease Control and Prevention and the World Health Organization.

“CSA” shall have the meaning set forth in Section 8.5(f).

“D&O Indemnified Parties” shall have the meaning set forth in Section 9.4(a).

“Data Room” shall have the meaning set forth in Section 1.2(k).

“DCSA” means the United States Defense Counterintelligence and Security Agency.

“DCSA Approval” means entry by DCSA into a commitment letter with the relevant Parties to mitigate FOCI arising out of the Contemplated Transactions.

“DDTC” shall have the meaning set forth in the definition of Agreed Governmental Filings herein.

“DGCL” shall have the meaning set forth in the Recitals.

“Disclosure Letters” means the Leo Disclosure Letter, the Transit Disclosure Letter, the Topco Disclosure Letter and the Polaris Disclosure Letter.

“Discussion End Date” shall have the meaning set forth in Section 9.3(b)(ii)(A).

“Disinterested Stockholder Vote” shall have the meaning set forth in Section 4.2(a).

“Dispute Resolution Arbiter” shall have the meaning set forth in Section 2.3(e).

“DPA” means Section 721 of the Defense Production Act of 1950, as amended, as codified at 50 U.S.C. § 4565, and the regulations promulgated pursuant thereto as codified at 31 C.F.R. parts 800-802.

“Economic Sanctions Law” means any OFAC Law, Canadian Sanctions, or other economic sanctions law administered or enforced by the U.S. Government, the Government of Canada, the United Nations Security Council, the European Union, or Her Majesty’s Treasury.

“Effective Time” shall have the meaning set forth in Section 3.3.

“Election Deadline” shall have the meaning set forth in Section 3.8(b)(ii).

“Election Form” shall have the meaning set forth in Section 3.8(b)(ii).

“Enforceability Exceptions” shall have the meaning set forth in Section 4.2.

“Environmental Laws” shall have the meaning set forth in Section 4.26.

“Equity Compensation Adjustment Factor” means, with respect to a particular required Make-Whole Amount, a fraction, expressed as a percentage, (a) the numerator of which is equal to such required Make-Whole Amount, and (b) the denominator of which is equal to the product of (i) the 30-Day VWAP at the time the applicable Indemnifiable Cost was incurred and (ii) the number of Topco Common Shares then owned by Polaris and its Affiliates (assuming for this purpose the exchange of all LP Units for Topco Common Shares).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any entity, trade or business that would be treated as a single employer with any member of the Leo Group within the meaning of Section 414 of the Code.

“E-Sign” shall have the meaning set forth in Section 12.15.

“Estimated Closing Statement” shall have the meaning set forth in Section 2.3(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall have the meaning set forth in Section 3.8(a).

“Exchange Fund” shall have the meaning set forth in Section 3.8(a).

“Existing Indemnification Obligation” shall have the meaning set forth in Section 9.4(a).

“Expenses” shall have the meaning set forth in Section 12.7.

“FCC” means the United States Federal Communications Commission.

“Filing Parties” shall have the meaning set forth in Section 8.5(a).

“Final Closing Cash” shall have the meaning set forth in Section 2.3(b)(i).

“Final Determination” shall have the meaning set forth in Section 9.10(a)(ii).

“Final Leo NAV” shall have the meaning set forth in Section 2.3(b)(ii).

“First Closing Day” shall have the meaning set forth in Section 2.1(a).

“FOCI” means foreign ownership, control, or influence within the meaning of the NISPOM.

“Form F-4” means the registration statement on Form F-4 to be filed by Topco and Canadian LP with the SEC in order to register the Topco Common Shares and LP Units issuable as Merger Consideration hereunder.

“FTC” shall have the meaning set forth in Section 8.5(b)(i)(A).

“Full Break-Fee” shall have the meaning set forth in Section 11.3(b)(iii).

“Fully Diluted Basis” means a number of Topco Common Shares determined on a fully diluted basis assuming for this purpose the exchange of all LP Units for Topco Common Shares, all “in-the-money” and fully vested Topco Incentive Securities and one-half of all “in-the-money” and not fully vested Topco Incentive Securities, whether or not the LP Units or Topco Incentive Securities are at the time exchangeable.

“GAAP” means United States generally accepted accounting principles, as consistently applied by Leo prior to the date hereof.

“GdM” means Globalstar de México, S. de R.L. de C.V, a Mexican sociedad de responsabilidad limitada de capital variable.

“GdM Documents” shall have the meaning set forth in Section 4.25(b).

“Golden Share” means the “Golden Share” as defined in Exhibit G.

“Governmental Agency” means (a) any international, foreign, federal, state, provincial, county, local or municipal government or administrative agency or political subdivision thereof or any quasi-governmental entity of any kind (including the Canadian Securities Authorities, SEC, FCC, ISED, CFIUS, DCSA, DDTC, the FTC, the Antitrust Division and the Commissioner of Competition) exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government, (b) any governmental agency, division, authority, board, bureau, commission, department, instrumentality or minister, (c) any court or administrative tribunal or arbitral body (public or private) with applicable jurisdiction, (d) any non-governmental agency, tribunal or entity that is vested with governmental powers and authority, or (e) any self-regulatory organization (including any stock exchange).

“Governmental Related Party” means (a) any instrumentality of a foreign government or department, including any corporation or entity owned or controlled in whole or in part by any foreign government or any sovereign wealth fund, (b) any political party, (c) any public international organization, or (d) any instrumentality (including any company, business, enterprise or other entity) owned or controlled by any government, department, organization, or other entity described in the foregoing clauses (a) through (c) of this definition or clauses (a) through (e) of the definition of Governmental Agency.

“GP Units” shall have the meaning set forth in the definition of Units herein.

“Gross Make-Whole Payment” shall have the meaning set forth in Section 9.10(b).

“Gross-Up Factor” means a fraction, (a) the numerator of which is one, and (b) the denominator of which is equal to (i) 100%, minus (ii) Polaris’s Pro Rata Share at the time the applicable Indemnifiable Cost was incurred and minus (iii) solely to the extent that a Gross Make-Whole Payment (or portion thereof) is to be satisfied in the form of Indemnity Shares, the Equity Compensation Adjustment Factor.

“Hazardous Substance” means any substance that is defined, characterized, listed, deemed to be or otherwise regulated as (alone or in any combination) hazardous, hazardous waste, radioactive, deleterious, toxic, caustic, dangerous, a contaminant, a pollutant, a dangerous good, a waste, a special waste, a source of contamination, a source of pollutant under any Environmental Law or any substances or materials, or words of similar effect, under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“IFRS” means International Financing Reporting Standards as issued by the International Accounting Standards Board, as consistently applied by Transit prior to the date hereof.

“In All Material Respects” means, for purposes of Article X, a covenant shall be deemed to have been performed “In All Material Respects” unless both: (a) a Party has sought to assert the failure to satisfy a closing condition based on the nonperformance of the covenant by providing written notice to the other Parties specifying in reasonable detail the alleged breach of covenant, and (b) the covenant has not been performed in all material respects; provided that, notwithstanding the foregoing, a covenant (other than any covenant set forth in Section 8.1(b)(ii), Section 8.1(b)(iii) or Section 8.1(b)(xxiv) as it relates to Section 8.1(b)(ii) and Section 8.1(b)(iii)) shall be deemed to have been performed “In All Material Respects” if (i) the covenant that has not been (or is asserted to have not been) performed in all material respects is a covenant of Leo and Polaris is expressly entitled to indemnification pursuant to Section 9.9 or Section 9.10 with respect to any such failure to perform, and (ii) Leo has acknowledged in writing such indemnification obligation.

“Indemnifiable Costs” means any Tax Related Indemnifiable Cost or any other cost for which the Polaris Indemnified Parties are indemnified pursuant to Section 9.9 and Section 9.10. For the avoidance of doubt, the amount of any costs paid by any member of the Leo Group prior to or at the Closing shall not be Indemnifiable Costs.

“Indemnity Shares” means Topco Common Shares issued to Rover pursuant to Section 9.9 or Section 9.10.

“Individual Transit Stockholders” shall have the meaning set forth in the Recitals.

“Inducement Payment” shall have the meaning set forth in Section 2.1(a)(vi)(B)(2).

“Integration Transaction” shall have the meaning set forth in the Recitals.

“Intellectual Property” means any of the following, as they exist anywhere in the world, whether registered or unregistered: (a) all patents, patentable inventions and patent applications and all reissues, divisions, divisionals, provisionals, continuations and continuations-in-part, renewals, extensions, reexaminations, utility models, certificates of invention and design patents, registrations and applications thereof, and all documents and filings claiming priority to or serving as a basis for priority thereof, (b) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, corporate names, trade styles and other source or business identifiers, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof, (c) all copyrights, works of authorship, copyrightable works, copyright registrations and applications therefor, and all other rights corresponding thereto, (d) all software, including all source code, data and related documentation, (e) industrial designs, (f) all trade secrets and confidential information and proprietary information and rights (whether or not patentable or subject to copyright or trade secret protection), (g) all Internet domain names, (h) any other intellectual property rights and (i) any copies of tangible embodiments thereof (in whatever form or medium).

“Intervening Event” means a material development, event or fact with respect to the Leo Group and/or the Transit Group arising after the date of this Agreement but prior to the Requisite Stockholder Vote being obtained that (a) was not known to or reasonably foreseeable by the Leo Board prior to the execution and delivery of this Agreement, and (b) did not result from or arise out of the announcement or pendency of, the Contemplated Transactions; provided, however, that in no event shall the following events, occurrences or facts constitute an Intervening Event: (i) the receipt, existence or terms of an Alternative Proposal or any matter relating thereto or consequence thereof, (ii) changes in any Legal Requirement applicable to the Leo Group, (iii) changes in the market price or trading volume of Leo Common Shares, or (iv) the fact that the Leo Group meets or exceeds internal or published projections, forecasts or revenue or earnings predictions for any period; provided, further, however, that the underlying causes of such change or fact shall not be excluded by clauses (iii) and (iv).

“Investment Canada Act” means the Investment Canada Act.

“IRS” shall have the meaning set forth in Section 9.10(a)(iii).

“ISED” means the Minister of Innovation, Science and Industry acting in accordance with the powers and discretion accorded to the Minister under the Radiocommunication Act, the Investment Canada Act and related regulations.

“ITAR” shall have the meaning set forth in the definition of Agreed Governmental Filings herein.

“Joint Obligors” means, with respect to those payment specifically referenced herein, CanHoldco and Topco as joint and several obligors to the payee; it being understood that as between CanHoldco and Topco, Topco shall be primarily liable and CanHoldco shall be secondarily liable.

“Knowledge” shall be interpreted for the purposes of this Agreement as follows: (a) a matter will be deemed to be within the “Knowledge of Leo” if such matter is, as of the date of the execution of this Agreement or as of the Closing Date, as applicable, actually known (after reasonable inquiry) to any of the individuals listed on Section 1.1 of the Leo Disclosure Letter, (b) a matter will be deemed to be within the “Knowledge of Transit” if such matter is, as of the date of this Agreement or as of the Closing Date, as applicable, actually known (after reasonable inquiry) to any of the individuals listed on Section 1.1 of the Transit Disclosure Letter and (c) a matter will be deemed to be within the “Knowledge of Polaris” if such matter is, as of the date of the execution of this Agreement or as of the Closing Date, as applicable, actually known (after reasonable inquiry) to any of the individuals listed on Section 1.1 of the Polaris Disclosure Letter.

“Legal Requirement” means any federal, state, provincial, local, municipal, foreign, international, multinational or other administrative Order, code, constitution, law, rule, ordinance, requirement, permit, principle of common law, regulation, statute or treaty.

“Legal Restraint” shall have the meaning set forth in Section 10.1(c).

“Leo” shall have the meaning set forth in the Preamble.

“Leo Benefit Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA and each other compensation or benefit plan, policy, program, agreement or arrangement, including each severance, change in control, retention, transaction, retirement, supplemental retirement, pension, Tax gross-up, bonus, incentive equity or equity-based, profit sharing, deferred compensation, profit sharing, vacation, paid time off, relocation, fringe benefit, material consulting agreement with a natural person, and any other employee benefit plan, policy, program, agreement, arrangement or plan, whether or not subject to ERISA, whether formal or informal, oral or written, in each case, that are sponsored, maintained, contributed to or required to be contributed to by a member of the Leo Group, or with respect to which any member of the Leo Group has or could reasonably be expected to have any Liability with respect thereto, whether actual or contingent, or direct or indirect. Notwithstanding anything herein to the contrary, in no event shall any employee benefit or compensation plan maintained, sponsored, contributed to or required to be contributed to by any member of the Transit Group be a Leo Benefit Plan for purposes of this Agreement.

“Leo Board” shall have the meaning set forth in the Recitals.

“Leo Book Entry Shares” shall have the meaning set forth in Section 3.8(c)(ii).

“Leo Cash” means with respect to the Leo Group, without duplication, the aggregate amount of all cash and cash equivalents (including for purposes of this Agreement money market funds and money market instruments) held by any member of the Leo Group, determined in accordance with GAAP. For the avoidance of doubt, “Leo Cash” shall (1) be calculated net of issued but uncleared checks and drafts written or issued by any member of the Leo Group as of the applicable date and (2) include checks and drafts deposited for the account of the Leo Group as of the applicable date.

“Leo Common Shares” shall mean, collectively, shares of the Non-Voting Leo Common Stock and the Voting Leo Common Stock.

“Leo Disclosure Letter” means the disclosure letter, dated as of the date hereof, delivered by Leo to the other Parties concurrently with the execution of this Agreement.

“Leo Employee” means (a) each person who immediately prior to the Closing is an employee of any member of the Leo Group and (b) each person who was an employee of any member of the Leo Group and immediately prior to the Closing is on approved leave or has a right to reemployment. For the avoidance of doubt, unless otherwise specified herein with respect to a specific provision, each XTAR Employee shall not be considered a Leo Employee for purposes of this Agreement.

“Leo Fundamental Representations” means Section 4.1 (Organization, Existence and Good Standing), Section 4.2 (Authority), Section 4.11 (Ownership of Transit Securities), and Section 4.27 (Anti-Takeover Provisions).

“Leo Group” means Leo and its Subsidiaries, for the avoidance of doubt, including Merger Sub and excluding the Transit Group, XTAR and its Subsidiaries and GdM and its Subsidiaries.

“Leo Holdings” means Loral Holdings Corporation, a Delaware corporation and a wholly-owned Subsidiary of Leo.

“Leo Insurance Policies” shall have the meaning set forth in Section 4.19.

“Leo Lease” shall have the meaning set forth in Section 4.15(b).

“Leo Leased Property” shall have the meaning set forth in Section 4.15(b).

“Leo Material Adverse Effect” means one or more Occurrences that, individually or in the aggregate, (a) has a material and adverse effect on the business, assets, Liabilities or financial condition of the Leo Group taken as a whole, or (b) that would prevent or materially delay or hinder the consummation of the Contemplated Transactions or the performance of the respective obligations of the Leo Group under this Agreement.

“Leo Material Contract” shall have the meaning set forth in Section 4.12(a).

“Leo NAV” means Leo’s non-Transit assets and liabilities as prepared, determined and calculated in accordance with the Accounting Principles and set forth in the Sample Statement; provided that “Leo NAV” shall not include Leo Cash or any amounts duplicative of the Unpaid Leo Transaction Expenses.

“Leo Permits” shall have the meaning set forth in Section 4.10(a).

“Leo Proxy Statement” means the proxy statement, together with any amendments or supplements thereto and any other related proxy materials, relating to the approval and adoption of this Agreement by Leo’s stockholders prepared in accordance with applicable Legal Requirements.

“Leo Reports” shall have the meaning set forth in Section 4.7(a).

“Leo Rights Plan” shall the meaning set forth in the Recitals.

“Leo RSU” shall have the meaning set forth in Section 3.9(a).

“Leo Savings Plan” means the Loral Savings Plan (Restated as of June 4, 2020).

“Leo Severance Policies” means The Loral Severance Policy for Corporate Officers (amended and restated as of August 4, 2011) and The Loral Severance Policy for Corporate Office Employees (amended and restated as of August 4, 2011), in each case, as in effect on the date hereof.

“Leo Special Committee” shall have the meaning set forth in the Recitals.

“Leo Stockholder Meeting” shall have the meaning set forth in Section 9.1(a).

“Leo Title IV Plan” shall have the meaning set forth in Section 4.13(m).

“Leo Transaction Expenses” means, without duplication, an amount equal to the sum of:

(a)     all costs, fees and expenses (including all fees and expenses of counsel, accountants, investment banks, advisors and consultants and other third-party costs, fees and expenses or any brokerage, finder’s or other similar fee or commission, in each case whether or not accrued, billed or invoiced) in connection with: (i) the negotiation, execution and delivery of this Agreement or the consummation of the Contemplated Transactions; (ii) the restructuring or disposition of the Leo Group’s interest in XTAR that relates to the period ending on or prior to the Reference Time (excluding any amount paid or reimbursed by XTAR), (iii) any restructuring (including any asset or equity transfer, liquidation or dissolution or similar transactions) of GdM that relates to the period ending on or prior to the Reference Time (excluding any amount paid or reimbursed by GdM), or (iv) the dissolution of any member of the Leo Group or the termination of any joint venture to which any member of the Leo Group is a party that relates to the period ending on or prior to the Reference Time;

(b)     all sale, transaction, retention, change of control or similar bonuses, any unpaid compensation, including bonus compensation and the Prorated Bonus Amounts, or other similar payments, and Severance Obligations (including, for the avoidance of doubt, any Severance Obligations payable by any member of the Leo Group to the Terminated Employees or XTAR Employees who are terminated in accordance with Section 9.5(b), including, for the avoidance of doubt, any payments or benefits (including the acceleration thereof) under the Loral Space Management Incentive Program), in each case, owed to current or former officers, employees, directors or consultants of the Leo Group, XTAR or GdM that become due in connection with the consummation of the Contemplated Transactions and that are not paid prior to the Closing, and in each case, the employer portion of any employment, payroll and withholding Taxes attributable thereto, but excluding any amount paid or reimbursed by XTAR, GdM or any Affiliate thereof;

(c)     the employer portion of any employment, payroll and withholding Taxes attributable to payments in respect of Leo RSUs;

(d)     all change of control, consent payments or similar costs or payments (including associated overhead and administrative costs) made to obtain consent or approval under any Contract which are incurred by the Leo Group in connection with the consummation of the Contemplated Transactions;

(e)     any fees and expenses incurred by any member of the Leo Group in connection with terminating any property leases or other Contracts of the Leo Group, including the Leo Lease and any Contracts terminated pursuant to Section 8.7 (or associated overhead and administrative costs of the Leo Group in connection with such termination of such property leases or other Contracts);

(f)     any costs, fees and expenses, including all filing fees and other charges for filing the Agreed Governmental Filings incurred by the Leo Group in obtaining any approval by any Governmental Agency in connection with the Contemplated Transactions; and

(g)     the fees and expenses of the Tail Policies.

“Leo Transaction Litigation” shall have the meaning set forth in Section 9.7.

“Leo-Polaris NDA” means the Confidentiality Agreement, dated as of November 30, 2018, by and between Leo and Polaris, as amended by those certain Letter Agreements Re: Extension of Confidentiality Agreements, dated as of May 28, 2020 and July 28, 2020.

“Liability” means any liability, debt or obligation of any type (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due), including any liability for Taxes.

“Lien” means any mortgage, hypothecation, deed of trust, statutory or deemed trust, lien, pledge, charge, security interest, indenture, restriction, easement, title defect, survey defect, encroachment, lease, license, purchase right, right of first refusal or other encumbrance of any kind, whether voluntarily incurred or imposed by or arising under Contract or applicable Legal Requirement.

“Liquidity Constraint” shall have the meaning set forth in Section 2.3(i).

“Losses” means, collectively, as to any particular Person, any loss, liability, damages, settlement, judgment, claim, obligation, interest, awards, penalties, fines, cost or expense of whatever kind (including reasonable legal fees and expenses and the cost of enforcing any right to indemnification hereunder), in each case paid out-of-pocket by such Person (including, for the avoidance of doubt, with respect to any Losses for which the Polaris Indemnified Parties are entitled to indemnification pursuant to Section 9.9 and Section 9.10, any amounts paid out-of-pocket by Topco or any of its Subsidiaries). Any amount described in the preceding sentence incurred by GdM or XTAR shall not constitute Losses (including in respect of any diminution of value).

“LP Consideration” shall have the meaning set forth in Section 3.7(c)(i).

“LP Election” means an election to receive the LP Consideration as contemplated by Section 3.7(c)(i).

“LP Units” shall mean the exchangeable units of Canadian LP having substantially the rights, privileges, restrictions and conditions set forth in the Partnership Agreement.

“Make-Whole Amount” shall have the meaning set forth in Section 9.10(b).

“Material Adverse Effect” means the Occurrence following the date of this Agreement resulting in one or more Anomalies with respect to any satellite, excluding the satellites known as Anik F1, Anik F1R, Nimiq 1 and Telstar 12 but including the transponders serving Canada on the satellite known as Viasat-1, owned, controlled and operated by the Transit Group (the “Transit Satellites”) that, individually or in the aggregate, results in or would reasonably be expected to result in a permanent reduction in the capacity of the Transit Satellites that would have the effect of decreasing the total projected revenue of Transit set forth in the Approved 2020 Budget by 25% or more.

“Material Transit Debt” shall have the meaning set forth in Section 8.2(g).

“Merger” shall have the meaning set forth in the Recitals.

“Merger Consideration” shall have the meaning set forth in Section 3.7(c)(ii).

“Merger Sub” shall have the meaning set forth in the Preamble.

“Meteor” means MHR Fund Management LLC.

“Meteor Holders” means, collectively, Meteor and its Affiliates that hold Leo Common Shares.

“Minimum Cash” means $1,000,000.

“NISPOM” means the National Industrial Security Program Operating Manual administered by DCSA.

“Non-Disclosure Agreements” means (a) the Leo-Polaris NDA, (b) the confidentiality provisions of the Transit Shareholders Agreement and (c) that certain acknowledgment letter, dated as of April 22, 2019, among Leo, Polaris, Meteor and Transit, as may be amended from time to time.

“Non-Leo Paid Leo Transaction Expenses” means the aggregate amount of Leo Transaction Expenses paid by the Joint Obligors pursuant to the provisions of Section 2.1(a)(vi)(B)(1).

“Non-Voting Leo Common Stock” means the Non-Voting Common Stock of Leo as defined in the Certificate of Incorporation.

“Objection Statement” shall have the meaning set forth in Section 2.3(d).

“Occurrence” means one or more facts, events, conditions, changes, developments, occurrences or circumstances.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“OFAC Laws” means any statutory and regulatory requirements of the laws administered by OFAC.

“OFAC List” means any list of prohibited countries, individuals, organizations and entities that is administered or maintained by OFAC, including: (i) section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001) issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism), any related enabling legislation or any other similar executive orders; (ii) the List of Specially Designated Nationals and Blocked Persons maintained by OFAC, and/or any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation; or (iii) a “Designated National” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515.

“Optionholder Exchange Agreement” shall have the meaning set forth in the Recitals.

“Order” means any award, decision, decree, injunction, judgment, notice, order, ruling, subpoena, writ or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Agency with applicable jurisdiction.

“Other Indemnitors” shall have the meaning set forth in Section 9.4(c).

“Outside Date” shall mean the date that is twelve months following the date hereof; provided that, if as of such date all of the conditions to Closing set forth in Article X (other than Section 10.1(b)) have been satisfied (other than those to be satisfied on the Closing Date), then the Outside Date shall automatically be extended for an additional six months, without any further action being required on the part of any Party; provided, further, that, if the Outside Date would otherwise occur prior to ten Business Days following the expiration of any Closing Extension Period, the Outside Date shall automatically be extended until the tenth Business Day following the expiration of any Closing Extension Period; provided, further, that the Outside Date shall be automatically extended on a day-for-day basis for each day of any shutdown or closure of any Governmental Agency (including any specific request from any Governmental Agency to delay filings or for additional time to review the Contemplated Transactions) arising or resulting from COVID-19 that would have the effect of delaying or preventing the review of the Contemplated Transactions and/or issuance of clearance or approval from such Governmental Agency to the extent required pursuant to Section 8.5.

“Partial Break-Fee” shall have the meaning set forth in Section 11.3(a).

“Parties” means, collectively, Canadian LP, CanHoldco, Leo, Merger Sub, Polaris, Rover, Topco and Transit.

“Partnership Agreement” shall have the meaning set forth in the Recitals.

“Permit” means any permit, approval, consent, declaration, waiver, authorization, license, franchise, certificate, variance, order or permission required by a Governmental Agency under any Legal Requirement.

“Permitted Internal Leo Transaction” shall have the meaning set forth in Section 8.1(b)(i).

“Permitted Lien” means: (a) Liens for Taxes or governmental assessments, charges or claims that are not yet due or that may thereafter be paid without penalty or interest or other additional amounts, in each case that are being contested in good faith through appropriate Proceedings and in respect of which adequate reserves have been set aside in accordance with GAAP; (b) a Lien that is disclosed on the consolidated balance sheet of Leo or Transit, as applicable, or notes thereto as of the Balance Sheet Date (or securing liabilities reflected on such balance sheet) or incurred in the ordinary course of business since the Balance Sheet Date; (c) statutory Liens (and rights of set-off) of landlords, banks, carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by Legal Requirements, in each case incurred in the ordinary course of business, securing amounts that are not yet due and payable or that are being contested in good faith and as to which adequate reserves have been set aside in accordance with GAAP; (d) easements, rights of way, restrictions, encroachments, and other minor defects or irregularities in title, in each case that do not and will not materially interfere with the value or use of the property to which such Lien is attached or with the business of the Leo Group; (e) any interest or title of a lessor or sublessor under any Leo Lease; (f) purported Liens evidenced by the filing of precautionary Uniform Commercial Code (or similar Liens) financing statements relating solely to operating leases of personal property entered into in the ordinary course of business; (g) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (h) defects, irregularities or imperfections on title and other Liens that do not secure payment obligations and that, individually or in the aggregate, do not materially impair, and are not reasonably likely to materially impair, the value or continued use of the asset or property to which they relate, as currently used; or (i) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property.

“Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental, judicial or regulatory body, business unit, division or other entity.

“Polaris” shall have the meaning set forth in the Preamble.

“Polaris Closing Cash Payment” shall have the meaning set forth in Section 2.1(a)(vi)(D).

“Polaris Closing Percentage” means a fraction, expressed as a percentage, (a) the numerator of which is the number of Topco Common Shares owned by Polaris and its Affiliates immediately following the Closing, and (b) the denominator of which is the number of Topco Common Shares issued in connection with the Closing pursuant to Article II or the documents included as Exhibits hereto, in each case assuming for this purpose the exchange of all LP Units for Topco Common Shares. For the avoidance of doubt, neither the numerator nor the denominator of the Polaris Closing Percentage shall include any Topco Common Shares issued by Topco in any offering for cash at or following the Closing.

“Polaris Designees” means the individuals appointed or designated by Polaris, from time to time prior to the Closing, to the board of directors (or equivalent governing body) of Topco.

“Polaris Disclosure Letter” means the disclosure letter, dated as of the date hereof, delivered by Polaris and Rover to the other Parties concurrently with the execution of this Agreement.

“Polaris Fundamental Representations” means Section 7.1 (Organization, Existence and Good Standing), Section 7.2 (Authority) and Section 7.6 (Ownership of Transit Securities).

“Polaris Indemnified Parties” shall have the meaning set forth in Section 9.9(a).

“Polaris Material Adverse Effect” means one or more Occurrences that, individually or in the aggregate, would prevent or materially delay or hinder the consummation of the Contemplated Transactions or the performance of the respective obligations of Polaris or Rover under this Agreement.

“Polaris Maximum Percentage” means a fraction, expressed as a percentage, (a) the numerator of which is the number of Topco Common Shares owned by Polaris and its Affiliates on a Fully Diluted Basis immediately following the Integration Transaction, plus the number of Indemnity Shares issued to Polaris, and (b) the denominator of which is the number of Topco Common Shares outstanding on a Fully Diluted Basis immediately following the Integration Transaction, plus the number of Indemnity Shares issued to Polaris. For the avoidance of doubt, neither the numerator nor the denominator of the Polaris Maximum Percentage shall include any Topco Common Shares issued by Topco in any offering for cash at or following the Closing.

“Pre-Closing Taxes” shall have the meaning set forth in Section 9.10(a)(iv).

“Preferred Stock” shall have the meaning set forth in Section 4.6(a).

“Pro Rata Share” means a fraction, expressed as a percentage, (a) the numerator of which is the number of Topco Common Shares owned by Polaris and its Affiliates on a Fully Diluted Basis at the time the applicable Indemnifiable Cost was incurred, and (b) the denominator of which is the number of Topco Common Shares outstanding on a Fully Diluted Basis at the time the applicable Indemnifiable Cost was incurred; provided, however, that the Pro Rata Share may not exceed the Polaris Maximum Percentage.

“Proceeding” means any action, suit, litigation, arbitration, legal, administrative or other civil or criminal proceeding, at law or in equity, or, to the extent within the actual knowledge of the applicable Party, any investigation by or before any Governmental Agency.

“Prorated Bonus Amount” means, for each Terminated Employee, an amount equal to the sum of (v) any unpaid compensation, including bonus compensation, for years ending prior to the year in which the Closing occurs; plus (w) the product of (i) the payment percentage listed opposite such Terminated Employee’s name on Section 9.5(a) of the Leo Disclosure Letter, (ii) such Terminated Employee’s annual base salary as of the Closing Date and (iii) a fraction, the numerator of which equals the number of calendar days during the calendar year in which the Closing Date occurs that have elapsed through the Closing Date, and the denominator of which equals 365; plus (x) as applicable, a “make-whole” payment amount related to the discontinuation of benefits under Leo’s supplemental executive retirement plan equal to the product of (i) the payment percentage listed opposite each Terminated Employee’s name on Section 9.5(a) of the Leo Disclosure Letter and (ii) the positive difference (if any) of (1) such Terminated Employee’s total base salary and bonus received in cash during the year in which the Closing occurs, including the bonuses referenced in clauses (v) and (w) above; minus (2) the annual compensation limit under Section 401(a)(17) of the Code for the year in which the Closing occurs; plus (y) as applicable, a contribution to the Leo Savings Plan for those employees who are eligible to receive a Retirement Contribution, as defined therein, equal to the product of (i) the payment percentage listed opposite each eligible Terminated Employee’s name on Section 9.5(a) of the Leo Disclosure Letter and (ii) such Terminated Employee’s year-to-date total base salary; plus (z) as applicable, payment in respect of any accrued salaries, employer matching contributions under the Leo Savings Plan and earned but unused vacation as of the Closing Date.

“Qualified Canadian” shall have the same meaning as is given to the term “Canadian” in the Investment Canada Act.

“Qualifying Jurisdictions” means all of the provinces and territories in Canada.

“Radiocommunication Act” means the Radiocommunication Act (Canada).

“Recommendation” shall have the meaning set forth in Section 4.2(b).

“Reference Time” means 11:59 p.m. on the day that is immediately prior to the First Closing Day.

“Registration Rights Agreement” shall have the meaning set forth in the Recitals.

“Related Person” shall have the meaning set forth in Section 4.14.

“Remaining Cap” shall have the meaning set forth in Section 9.10(d).

“Repatriation/Inversion Liabilities” shall have the meaning set forth in Section 9.10(a)(v).

“Representatives” means, with respect to any Person, each of its directors, officers, employees, members, partners, consultants, accountants, legal counsel, investment bankers and other advisors, agents or other representatives, acting at the direction of or on behalf of such Person or any controlled Affiliate of such Person.

“Requisite Stockholder Vote” shall have the meaning set forth in Section 4.2.

“Rover” shall have the meaning set forth in the Preamble.

“Sample Statement” means Leo’s non-Transit assets and liabilities as set forth on Schedule 2 hereto.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 and the rules and regulations thereunder, as amended from time to time.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Closing Day” shall have the meaning set forth in Section 2.1(b).

“Section 16” shall have the meaning set forth in Section 9.2.

“Section 9.1/9.3 Breach” means, with respect to Leo, a breach or failure to perform any agreement, covenant or other obligation of Leo under Section 9.1 or Section 9.3 hereof as a result of an act or omission of Leo either (a) taken by Leo with the intention of breaching or failing to perform the applicable agreement, covenant or obligation or (b) that a reasonable Person would conclude was taken with the intention of breaching or failing to perform the applicable agreement, covenant or obligation.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Disclosure Documents” shall have the meaning set forth in Section 9.1(b).

“Severance Obligations” mean statutory, common law, contractual or other severance or separation payments or benefits, including (a) any statutory, common law or contractual damages, reinstatement claims and any other payment, benefit, claim, cost, liability or obligation, in each case, arising out of or in connection with termination of employment or service, (b) any compensation payable during a mandatory termination notice period, (c) any severance or termination payments or benefits pursuant to a judgment or determination of a court, agency, regulatory body, or other governmental authority or an arbitrator, in each case, having jurisdiction over the parties hereto and (d) the employer portion of any employment, payroll and withholding taxes attributable to such payments or benefits. For the avoidance of doubt, with respect to the Leo Group, “Severance Obligations” shall include any payments and benefits under the Leo Severance Policies.

“Shut-down Liability” means any Liability indicated as such in the Sample Statement.

“Shut-down Liability Notice” shall have the meaning set forth in Section 9.9(b)(i).

“Signature” shall have the meaning set forth in Section 12.15.

“Signed Transaction Document” shall have the meaning set forth in Section 12.15.

“Stockholder Contribution Agreement” shall have the meaning set forth in the Recitals.

“Straddle Period” shall have the meaning set forth in Section 9.10(a)(vi).

“Subsidiary” means any corporation or other Person of which the relevant Party (either alone or through or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the outstanding voting securities or equity interests having the power to vote for the election of the board of directors or other governing board of such Person or with respect to which the relevant Party (either alone or through or together with any other Subsidiary) otherwise has the power to direct or control the management and policies of such Person, by Contract or otherwise; provided that for purposes of this Agreement (a) Transit is not a Subsidiary of Polaris, Rover or any member of the Leo Group, (b) neither XTAR nor GdM is a Subsidiary of any member of the Leo Group and (c) following the Closing, each member of the Leo Group will be deemed a Subsidiary of Topco. The term “Subsidiary” shall include all Subsidiaries of a Subsidiary.

“Superior Proposal” means a bona fide, unsolicited written Alternative Proposal (with references to “15%” in the definition of Alternative Proposal being substituted with references to “50%” for purposes of this definition) made by a third party that the Leo Board determines in good faith and in the proper discharge of its fiduciary duties (after consultation with its outside financial and legal advisors), taking into account all legal, financial, regulatory and other aspects of the proposal (including any conditions to any related financing) and the Person making the proposal, (a) is more favorable to the stockholders of Leo from a financial point of view than the Contemplated Transactions, taken as a whole (after giving effect to all adjustments to the terms thereof that may be offered by Topco in writing pursuant to Section 9.3) and (b) is reasonably likely to be consummated on the terms proposed in such Alternative Proposal.

“Surrendered Shares” shall have the meaning set forth in Section 2.1(a)(vi)(C).

“Survival Date” shall have the meaning set forth in Section 9.9(b).

“Surviving Corporation” shall have the meaning set forth in Section 3.1.

“Tail Policies” shall have the meaning set forth in Section 9.4(f).

“Takeover Laws” shall have the meaning set forth in Section 4.27.

“Tax Act” means the Income Tax Act (Canada).

“Tax Claim” shall have the meaning set forth in Section 8.1(c).

“Tax Liability Defense Costs” shall have the meaning set forth in Section 9.10(a)(vii).

“Tax Proceeding” shall have the meaning set forth in Section 9.10(a)(viii).

“Tax Related Indemnifiable Costs” shall have the meaning set forth in Section 9.10(a)(ix).

“Tax Return” means any return, report, information return, election, declaration, notice, filing or other document (including any schedule or other attachment thereto or amendment thereof) filed, or required to be filed, in connection with the assessment or collection of any Taxes.

“Taxes” (or “Tax” as the context may require) means (a) any and all taxes, charges, fees, levies, penalties or other assessments imposed by any Taxing Authority, including, income, premium, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions to tax attributable thereto; (b) any and all Liability for the payment of any items described in clause (a) above as a result of being (or ceasing to be) a member of an affiliated, consolidated, combined, unitary or aggregate group (or being included or being required to be included) in any Tax Return related to such group; and (c) any and all Liability for the payment of any amounts as a result of any express or implied obligation to indemnify any other person, or any successor or transferee Liability, in respect of any items described in clause (a) or (b) above.

“Taxing Authority” means any Governmental Agency with the authority to impose Tax.

“Team Telecom Agencies” means, collectively, the U.S. Departments of Defense, Justice (including the Federal Bureau of Investigation) and Homeland Security, the “Committee for the Assessment of Foreign Participation in the United States Telecommunications Services Sector” as established by Executive Order on April 4, 2020 or any successor to any of the foregoing.

“Terminated Employee” shall have the meaning set forth in Section 9.5(a).

“Termination Compensation” shall have the meaning set forth in Section 11.4(b).

“Topco” shall have the meaning set forth in the Preamble.

“Topco Common Shares” means the Class A common shares, Class B common shares, Class C limited voting common shares and Class C fully voting common shares, each in the capital of Topco.

“Topco Consideration” shall have the meaning set forth in Section 3.7(c)(ii).

“Topco Disclosure Letter” means the disclosure letter, dated as of the date hereof, delivered by Topco and Merger Sub to Leo concurrently with the execution of this Agreement.

“Topco Electing Share” shall have the meaning set forth in Section 3.7(c)(ii).

“Topco Election” means an election to receive the Topco Consideration as contemplated by Section 3.8(b).

“Topco Fundamental Representations” means Section 6.1 (Organization, Existence and Good Standing) and Section 6.2 (Authority).

“Topco Incentive Securities” means, collectively, all options to purchase Topco Common Shares, Topco stock appreciation rights, and restricted stock units entitling holders to receive Topco Common Shares issued upon completion of the transactions contemplated by the Optionholder Exchange Agreement.

“Topco Material Adverse Effect” means one or more Occurrences that, individually or in the aggregate, would prevent or materially delay or hinder the consummation of the Contemplated Transactions or the performance of the respective obligations of Topco, Canadian LP, CanHoldco or Merger Sub under this Agreement.

“Topco Plan” shall have the meaning set forth in Section 9.5(c).

“Topco Post-Closing Investor Rights Agreements” shall have the meaning set forth in the Recitals.

“Topco Primary Offering” means a primary offering of the shares of Topco that is effected on or prior to the Closing Date.

“Topco Share Value” means the product of (a) the Transit-to-Topco Exchange Ratio, multiplied by (b) the closing trading price of a Leo Common Share on the trading date ended on the second Business Day prior to the First Closing Date.

“Topco Shareholder Representative” shall have the meaning set forth in Section 9.10(a)(x).

“Topco Super Voting Shares” means the super voting shares in the capital of Topco.

“Transaction Documents” means this Agreement, the Voting Support Agreement, and any and all certificates, agreements, documents or other instruments to be executed and delivered by any Person in connection with this Agreement or the Voting Support Agreement, any exhibits, attachments or schedules to any of the foregoing and any other written agreement that is expressly identified as a Transaction Document, as any of the foregoing may be amended, supplemented or otherwise modified from time to time.

“Transit” shall have the meaning set forth in the Preamble.

“Transit Articles” means the Articles of Amalgamation of Transit dated January 1, 2017.

“Transit Common Shares” means the Common Shares of Transit as defined in the Transit Articles.

“Transit Director Voting Preferred Shares” means the Director Voting Preferred Shares of Transit as defined in the Transit Articles.

“Transit Disclosure Letter” means the disclosure letter, dated as of the date hereof, delivered by Transit to the other Parties concurrently with the execution of this Agreement.

“Transit Fundamental Representations” means Section 5.1 (Organization, Existence and Good Standing) and Section 5.2 (Authority).

“Transit Group” means Transit and its Subsidiaries.

“Transit Material Adverse Effect” means one or more Occurrences that, individually or in the aggregate, would prevent or materially delay or hinder the consummation of the Contemplated Transactions or the performance of the obligations of Transit under this Agreement.

“Transit Non-Voting Participating Preferred Shares” means the Non-Voting Participating Preferred Shares of Transit as defined in the Transit Articles.

“Transit Options” shall have the meaning set forth in Section 5.5(b).

“Transit Redeemable Common Shares” means the Redeemable Common Shares of Transit as defined in the Transit Articles.

“Transit Redeemable Non-Voting Participating Preferred Shares” means the Redeemable Non-Voting Participating Preferred Shares of Transit as defined in the Transit Articles.

“Transit RSUs” shall have the meaning set forth in Section 5.5(b).

“Transit Satellites” shall have the meaning set forth in the definition of Material Adverse Effect herein.

“Transit Senior Preferred Shares” means the Senior Preferred Shares of Transit as defined in the Transit Articles.

“Transit Shareholders Agreement” means the Shareholders Agreement, dated October 31, 2007, by and among Transit, Leo, Polaris, Rover and certain other parties thereto.

“Transit Tandem SARs” shall have the meaning set forth in Section 5.5(b).

“Transit Voting Participating Preferred Shares” means the Voting Participating Preferred Shares of Transit as defined in the Transit Articles.

“Transit-to-Topco Exchange Ratio” means 0.4136 Topco Common Shares for each Transit share.

“Trust” shall have the meaning set forth in Section 2.1(a)(ii).

“Trust Agreement” shall have the meaning set forth in Section 2.1(a)(ii).

“Trust Settlor” shall have the meaning set forth in Section 2.1(a)(ii).

“Trust Voting Agreement” shall have the meaning set forth in Section 2.1(a)(ii).

“Trustee” means an entity organized under the laws of Canada that is not controlled by non-residents that is selected by Leo and Polaris to serve as the initial trustee of the Trust pursuant to the Trust Agreement.

“TSR Directors” shall have the meaning set forth in Section 9.10(a)(x).

“Unaudited Financial Statements” shall have the meaning set forth in Section 4.7(b).

“Uncertificated Leo Shares” shall have the meaning set forth in Section 3.8(c)(ii).

“Units” means the equity interests of Canadian LP, comprising six classes of partnership interests: (a) one class of general partner interest representing both voting and economic rights (“GP Units”); (b) three classes of limited partner interests representing economic rights only, that are subject to repurchase for Topco Common Shares; (c) one class of limited partner interest representing economic rights only, that is not exchangeable into Topco Common Shares; and (d) one class of limited partner interest with nominal value representing economic rights only, that is not exchangeable into Topco Common Shares (the “X LP Units”).

“Unpaid Leo Transaction Expenses” means the aggregate amount of Closing Leo Transaction Expenses to the extent unpaid after giving effect to any payments by Leo pursuant to Section 2.1(a)(vi)(B)(1).

“Unrestricted Inversion Status” shall have the meaning set forth in Section 9.10(a)(xi).

“U.S. Securities Exchange” means a securities exchange that has registered with the SEC under Section 6 of the Exchange Act.

“Voting Director Contribution Agreement” shall have the meaning set forth in the Recitals.

“Voting Directors” shall have the meaning set forth in the Recitals.

“Voting Leo Common Stock” means the Voting Common Stock of Leo as defined in the Certificate of Incorporation.

“Voting Support Agreement” shall have the meaning set forth in the Recitals.

“Willful Breach” with respect to a Person means a breach or failure to perform any agreement, covenant or other obligation of such Person under a Transaction Document, as a result of an act or omission of such Person either (a) taken by such Person with the intention of breaching or failing to perform the applicable agreement, covenant or obligation with the intention of causing any condition set forth in Article X not to be satisfied or (b) that a reasonable Person would conclude was taken with the intention of breaching or failing to perform the applicable agreement, covenant or obligation with the intention of causing any condition set forth in Article X not to be satisfied.

“Willful Breach Fee” shall have the meaning set forth in Section 11.5(b)(i).

“Withholding Liabilities” shall have the meaning set forth in Section 9.10(a)(xii).

“X LP Units” shall have the meaning set forth in the definition of Units herein.

“XTAR” means XTAR, LLC, a Delaware limited liability company.

“XTAR Documents” shall have the meaning set forth in Section 4.25(a).

“XTAR Employee” means each individual who (a) immediately prior to the Closing is an employee of Leo and is primarily providing services to XTAR or (b) was an employee of Leo who was primarily providing services to XTAR and immediately prior to the Closing is on approved leave or has a right to reemployment.

Section 1.2.     Other Interpretive Provisions.

(a)     When a reference is made in this Agreement to the “Preamble” or “Recitals,” or to any “Article,” “Section,” “Annex,” “Exhibit” or “Schedule,” such reference shall be to the Preamble of or the Recitals to, or to such Article or Section of, or Annex, Exhibit or Schedule to, this Agreement unless otherwise indicated. In the event of a conflict between the provisions of this Agreement and those of any Annex, Exhibit or Schedule to this Agreement, the provisions of this Agreement shall prevail.

(b)     The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect the interpretation of this Agreement.

(c)     Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.”

(d)     Whenever the words “herein,” “hereof” and “hereunder” and other words of similar import are used in this Agreement, they shall be deemed to refer to this Agreement as a whole and not to any particular section, paragraph or subdivision.

(e)     Whenever the word “or” is used in this Agreement, it shall not be deemed exclusive.

(f)      The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.”

(g)     Whenever the context requires, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms.

(h)     The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(i)      All references to “$” or “dollars” mean the lawful currency of the United States of America. All references to “CDN$” mean the lawful currency of Canada.

(j)      The words “in the ordinary course of business” shall mean “in the ordinary course of business, consistent with past practice”.

(k)      The words “made available to Polaris” and words of similar import refer to documents or other information or materials posted to the “Project Taurus” Sharepoint data site (the “Data Room”) at least two Business Days prior to the date hereof (and Leo shall, upon the written request of Polaris, promptly deliver a CD, DVD, flash drive or similar electronic storage medium to Polaris containing readable copies of the contents of the Data Room as of one Business Day prior to the date hereof).

(l)      All references to time herein shall refer to New York City time unless otherwise specified.

(m)     Except as expressly stated in this Agreement, all references to any statute, rule, regulation or form (including in the definition thereof) are to such statute, rule, regulation or form as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, include any rules and regulations promulgated under such statute), and all references to any section of any statute, rule, regulation or form include any successor to such section.

(n)     Except as expressly stated in this Agreement or as the context otherwise requires, all references to any agreement are to such agreement and include any exhibits, annexes and schedules attached to such agreement, in each case, as the same may be amended, modified, supplemented or restated from time to time, and all references to any section of such agreement include any successor to such section.

(o)     The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 12.8 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the Knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely on the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

(p)     No rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Agreement, as this Agreement is the product of negotiation between sophisticated parties advised by counsel.

(q)      Unless otherwise specified herein, all financial statements of Leo required to be furnished hereunder shall be prepared in accordance with GAAP (as in effect on the date of such financial statements) and all financial statements of Transit required to be furnished hereunder shall be prepared in accordance with IFRS (as in effect on the date of such financial statements).

Article II.

THE INTEGRATION TRANSACTION

Section 2.1.          Integration Transaction. In accordance with the terms and conditions of this Agreement, upon the satisfaction or waiver of the conditions precedent to the consummation of the transactions contemplated hereby and set forth in Article X (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), the following steps of the Integration Transaction shall occur as an integral series of transactions implemented pursuant to a single plan which shall become effective at the Closing in the order set forth in this Article II:

(a)    On the first Business Day on which the Closing occurs (the “First Closing Day”):

(i)         The organizational documents of Topco shall be amended and restated as provided in the form of Exhibit G hereto (the “Amended and Restated Topco Organizational Documents”); provided that this step may be taken prior to the Closing Date.

(ii)         Following the step referred to in clause (i), an individual (the “Trust Settlor”), to be jointly designated by Leo and Polaris, will settle $5,100 in cash on a Trustee to be held in trust (the “Trust”) pursuant to the trust agreement, by and between the Trustee and the Trust Settlor in the form of Exhibit E hereto (the “Trust Agreement”); provided that this step may be taken prior to the Closing Date. The Trust will subscribe for one Class A Special Voting Share of Topco, one Class B Special Voting Share of Topco and one Class C Special Voting Share of Topco for an aggregate amount of $100 and will invest $4,999 in an interest-bearing bank deposit account or as otherwise provided in the Trust Agreement. The Trust will enter into the trust voting agreement with the Trustee, Topco and Canadian LP in the form of Exhibit F hereto (the “Trust Voting Agreement”).

(iii)        Immediately following the step referred to in clause (ii), on the terms and subject to the conditions of the Stockholder Contribution Agreement, the Individual Transit Stockholders shall contribute all of the Transit Non-Voting Participating Preferred Shares held by each to Topco in exchange for (x) a number of Topco Common Shares of the applicable class equal to the number of Transit Non-Voting Participating Preferred Shares contributed multiplied by the Transit-to-Topco Exchange Ratio and (y) $0.01 per Transit Non-Voting Participating Preferred Share.

(iv)        Immediately following the step referred to in clause (iii), pursuant to the terms and subject to the conditions of the Voting Director Contribution Agreement, the Voting Directors shall contribute all Transit Director Voting Preferred Shares held by each such Voting Director to Canadian LP in exchange for X LP Units. Topco and the Voting Directors shall jointly elect under subsection 97(2) of the Tax Act that such transfer occur on a tax-deferred rollover basis.

(v)         Immediately following the step referred to in clause (iv), Topco will transfer all of the Transit Non-Voting Participating Preferred Shares held by it to CanHoldco in exchange for CanHoldco Shares. CanHoldco and Topco shall jointly elect under subsection 85(1) of the Tax Act that such transfer occur on a tax-deferred rollover basis.

(vi)         Immediately following the step referred to in clause (v), the following steps shall occur simultaneously:

(A)         Topco shall contribute all of the CanHoldco Shares held by it to Canadian LP in exchange for additional GP Units. Topco, Rover, Henry Intven and the Voting Directors shall jointly elect under subsection 97(2) of the Tax Act that such transfer occur on a tax-deferred rollover basis;

(B)         Leo shall pay, by wire transfer of immediately available funds, the following, in the following order of priority:

(1)            to the parties entitled thereto, all Leo Transaction Expenses that are due and payable by any member of the Leo Group as of or at the Closing (the “Closing Leo Transaction Expenses”) (the Leo Cash as of the Reference Time, less the payments pursuant to this clause (1) is referred to as the “Closing Cash”, such amount not to be less than zero); provided that, if there is insufficient Leo Cash to pay all Closing Leo Transaction Expenses, the Unpaid Leo Transaction Expenses shall be paid to the parties entitled thereto as promptly as practicable following Closing, but no later than 35 trading days following the Merger, by wire transfer from the Joint Obligors of immediately available funds; and

(2)            to Rover, in order to induce Polaris and Rover to enter into the Integration Transaction, an amount in cash equal to the lesser of:  (a) $7,000,000 or (b) Closing Cash less the Minimum Cash (such amount being the “Inducement Payment”, which shall not be less than zero).

(C)         Rover shall contribute a number of Transit Non-Voting Participating Preferred Shares held by it to Topco equal to (a) $5,000,000 divided by (b) the Topco Share Value (such number, the “Surrendered Shares”) in exchange for a number of Class C fully voting shares of Topco equal to the product of (i) the Surrendered Shares, multiplied by (ii) the Transit-to-Topco Exchange Ratio.

(D)         Rover shall contribute all of the Transit Common Shares, the Transit Voting Participating Preferred Shares and the balance of the Transit Non-Voting Participating Preferred Shares held by it to Canadian LP in exchange for:

(1)            a number of Class C LP Units equal to the number of Transit Common Shares, Transit Voting Participating Preferred Shares and Transit Non-Voting Participating Preferred Shares so contributed multiplied by the Transit-to-Topco Exchange Ratio; and

(2)           subject to Section 2.3(i), the right to receive a payment in cash equal to the product of (a) the amount if any by which the Inducement Payment is less than $7,000,000, and (b) the Closing Gross-Up Factor (such amount being the “Polaris Closing Cash Payment”, which shall be paid to Rover as promptly as practicable following Closing, but no later than 35 trading days following the Merger, by wire transfer from Canadian LP of immediately available funds).

(vii)         Immediately following the steps referred to in clause (vi), Topco will transfer the Transit Non-Voting Participating Preferred Shares held by it to Canadian LP in exchange for additional GP Units. Topco, Rover, Henry Intven and the Voting Directors shall jointly elect under subsection 97(2) of the Tax Act that such transfer occur on a tax-deferred roll-over basis.

(viii)        Immediately following the steps referred to in clause (vii), Canadian LP will contribute all of the Transit Common Shares, Transit Voting Participating Preferred Shares and Transit Non-Voting Participating Preferred Shares held by it to CanHoldco in exchange for additional CanHoldco Shares and a demand non-interest bearing promissory note with a principal amount equal to the Polaris Closing Cash Payment. The partners of Canadian LP (being Topco, Rover, Henry Intven and the Voting Directors) and CanHoldco will jointly elect under subsection 85(2) of the Tax Act that such transfer occur on a tax-deferred rollover basis.

(ix)         Immediately following the steps referred to in clause (viii), Leo shall file the Certificate of Merger with the Secretary of State of the State of Delaware.

(b)    On the Business Day immediately following the First Closing Day (the “Second Closing Day”), the Merger shall occur as provided in Article III.

(c)    Concurrently with the Effective Time:

(i)          Canadian LP shall redeem the X LP Units held by Henry Intven and the Voting Directors for the fair market value thereof;

(ii)         Topco shall redeem the Topco Super Voting Shares held by Henry Intven for $1.00 per share;

(iii)        Topco shall issue the Golden Share to the Trust for $1.00; and

(iv)        Canadian LP will issue additional GP Units to Topco in consideration for Topco issuing the Topco Consideration.

(d)    Immediately following the steps referred to in clause (c), the transactions contemplated by the Optionholder Exchange Agreement shall be consummated.

(e)    Immediately following the steps referred to in clause (d), Leo Holdings and CanHoldco shall form an unlimited liability company under the laws of British Columbia (“Can ULC”), Leo Holdings shall transfer all of the Transit Common Shares and Transit Non-Voting Participating Preferred Shares held by it to Can ULC in exchange for voting common shares of Can ULC and CanHoldco will subscribe for non-participating special voting shares of Can ULC entitling CanHoldco to a majority of the voting power of Can ULC in exchange for $100.

Section 2.2.        Closing Deliverables.

(a)    At the Closing, the following documents shall be amended and restated, or shall become effective, at the times indicated below:

(i)         Immediately following the transactions contemplated by Section 2.1(a)(i), the partnership agreement of Canadian LP shall be amended and restated in the form of Exhibit J hereto;

(ii)        Immediately upon the Effective Time, the Topco Post-Closing Investor Rights Agreements shall become effective; and

(iii)       Immediately upon the Effective Time, the Registration Rights Agreement shall become effective;

(b)    At the Closing, the following documents shall be delivered by Leo to Polaris and Topco:

(i)        resignations of the directors and officers of Leo;

(ii)       written evidence of the termination of all Contracts required pursuant to Section 8.7;

(iii)      a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each of Leo and Merger Sub certifying that (1) attached thereto are true and complete copies of (A) all resolutions adopted by the Leo Board or the board of directors of Merger Sub, as applicable, authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Integration Transaction, and (B) the vote of the stockholders of each of Leo and Merger Sub approving the Merger, and adopting this Agreement, and (2) all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby, including the Integration Transaction; and

(iv)      a good standing certificate (or its equivalent) from the secretary of state or similar Governmental Agency of the jurisdiction under the laws in which Leo is organized.

(c)    At the Closing, the following documents shall be delivered by Topco to Polaris and Leo:

(i)         a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each of Transit, Topco, Canadian LP and CanHoldco certifying that (1) attached thereto are true and complete copies of (A) all resolutions adopted by the boards of directors (or equivalent governing bodies) of each of Transit, Topco, Canadian LP and CanHoldco authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Integration Transaction, and (B) resolutions of the stockholders (or, in the case of Canadian LP, the general partner) of each of Transit, Topco, Canadian LP and CanHoldco approving the Integration Transaction, including the Merger, and adopting this Agreement, and (2) all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby, including the Integration Transaction; and

(ii)        a good standing certificate (or its equivalent) from the secretary of state or similar Governmental Agency of the jurisdiction under the laws in which each of Transit, Topco, Canadian LP, CanHoldco and Merger Sub is organized.

Section 2.3.        Estimated and Post-Closing Calculations and Adjustment.

(a)          Not less than five Business Days prior to the First Closing Day, Leo shall prepare and deliver to Polaris a statement (the “Estimated Closing Statement”), together with reasonable supporting detail with respect to the calculation of such amounts, setting forth Leo’s good faith estimate of:

(i)         Leo Cash as of the Reference Time;

(ii)        the Closing Cash;

(iii)       the Leo NAV as of the Reference Time; and

(iv)       Unpaid Leo Transaction Expenses.

(b)    As promptly as possible, but in any event within 90 days following the Closing Date, Topco (with the Polaris designees to the Topco board of directors having recused themselves) shall prepare and deliver to Polaris a statement (the “Closing Statement”) setting forth the following:

(i)         the Closing Cash (the “Final Closing Cash”);

(ii)        the Leo NAV as of the Reference Time (the “Final Leo NAV”);

(iii)       the Non-Leo Paid Leo Transaction Expenses;

(iv)       the “Adjustment Amount”, which will be an amount equal to the product of: (x) the Polaris Closing Percentage, (y) the Closing Gross-Up Factor, and (z) the total of the following:

(A)         the amount of the Final Leo NAV (such amount to be expressed as a positive number if the Final Leo NAV is negative and as a negative number if the Final Leo NAV is positive), minus

(B)         the Final Closing Cash, plus

(C)         the Inducement Payment, plus

(D)         the Non-Leo Paid Leo Transaction Expenses.

(c)    The Estimated Closing Statement and the Closing Statement and the determinations contained therein shall each be prepared in accordance with the Sample Statement, the Accounting Principles, and in the event of a conflict between GAAP and the express provisions of the Sample Statement and the Accounting Principles, the express provisions of the Sample Statement and the Accounting Principles shall govern. Prior to its delivery of the Closing Statement, Topco shall consult in good faith with the Meteor Holders regarding the preparation of the Closing Statement in draft form and the TSR Directors (acting in good faith and in the best interests of the shareholders of Topco (other than Polaris and its Affiliates)) shall have approved the Closing Statement, after consultation with the Meteor Holders and the TSR Directors’ good faith consideration of any revisions proposed by the Meteor Holders.

(d)    After delivery of the Closing Statement, subject to the execution of a customary confidentiality agreement, Polaris and its accountants and other representatives shall be permitted, and the relevant Parties shall provide, reasonable access at reasonable times to review Topco’s and its Subsidiaries’ books and records and their personnel and any work papers prepared by Topco and its Subsidiaries’ (including Leo and its Subsidiaries) and/or their respective accountants, related to the preparation of the Closing Statement and to such historical information relating to the Closing Statement as Polaris may reasonably request for purposes of reviewing the Closing Statement and to prepare an Objection Statement. If Polaris has any good faith objections to the Closing Statement, it shall deliver to Topco a statement setting forth its good faith objections thereto (an “Objection Statement”), which shall set forth in reasonable detail any items which Polaris believes were not prepared in accordance with this Agreement and Polaris’s calculation of the correct amount of any such items and the resulting Adjustment Amount. If an Objection Statement is not delivered to Topco within 45 days following the date of delivery of the Closing Statement, provided that Topco and its Subsidiaries and Leo and its Subsidiaries have cooperated in good faith with their obligations under this Section 2.3(d), the Closing Statement shall be final, binding and non-appealable by the Parties for purposes of this Agreement.

(e)   In the event an Objection Statement is delivered, Topco (subject to the approval of the TSR Directors) and Polaris shall negotiate in good faith to resolve any such objections. If Topco and Polaris do not reach a final resolution within 45 days after the delivery of the Objection Statement, Topco and Polaris shall submit any such items remaining in dispute to Ernst & Young Global Limited, or if such firm is unavailable or has a conflict of interest, another nationally recognized independent accounting firm reasonably acceptable to Topco and Polaris (the “Dispute Resolution Arbiter”). Topco and Polaris shall use their commercially reasonable efforts to cause the Dispute Resolution Arbiter to, as promptly as practicable, and in any event within 30 days of its appointment, select either the Adjustment Amount set forth in the Closing Statement or the Adjustment Amount set forth in the Objection Statement, but not any other number, as the amount that most closely reflects the Adjustment Amount set forth in this Agreement. The amount selected by the Dispute Resolution Arbiter shall, absent fraud or manifest error, be the final, binding on and non-appealable Adjustment Amount for purposes of this Agreement. The Dispute Resolution Arbiter shall act solely as an accounting expert and not as an arbitrator.

(f)   Any submissions to the Dispute Resolution Arbiter must be written and delivered to each party to the dispute. The Dispute Resolution Arbiter’s determination shall be based solely on the presentations by Topco and Polaris that are in accordance with the terms and procedures set forth in this Agreement (i.e., not on the basis of an independent review). The fees and expenses of the Dispute Resolution Arbiter shall be borne by Topco; provided, however, that, if the Dispute Resolution Arbiter selects (i) the Adjustment Amount set forth in the Closing Statement as the Adjustment Amount, the Adjustment Amount shall be further reduced dollar-for-dollar by an amount equal to the product of (x) the Polaris Closing Percentage, (y) the Closing Gross-Up Factor, and (z) the fees and expenses of the Dispute Resolution Arbiter, or (ii) the Adjustment Amount set forth in the Objection Statement as the Adjustment Amount, the Adjustment Amount shall be further increased by an amount equal to the product of (x) the Polaris Closing Percentage, (y) the Closing Gross-Up Factor, and (z) the fees and expenses of the Dispute Resolution Arbiter.

(g)   Within 10 Business Days of the final determination of the Adjustment Amount:

(i)         if the Adjustment Amount is positive, Canadian LP shall pay or cause to be paid to Rover an amount in cash equal to the Adjustment Amount, or

(ii)        if the Adjustment Amount is negative, Rover shall pay or cause to be paid to Canadian LP an amount in cash equal to the absolute value of the Adjustment Amount.

(h)    The Parties agree that payments made pursuant to Section 2.3(g) shall be treated for all tax purposes as adjustments made to the purchase price paid by Canadian LP to Rover for Transit Common Shares, Transit Voting Participating Preferred Shares and Transit Non-Voting Participating Preferred Shares pursuant to Section 2.1(a)(vi)(D).

(i)     If the board of directors of Topco (after consulting with the management of Topco and its Subsidiaries) determines that any payment due to Rover pursuant to Section 2.1(a)(vi)(D)(2) or Section 2.3(g)(i) (in each case, if settled wholly in cash and taking into account any dividends or distributions to be made by Transit or any of its Subsidiaries to fund such payment) would (i) unduly constrain the liquidity needs of Canadian LP or any of its Subsidiaries, (ii) result in a breach of or default under the Material Transit Debt or (iii) unduly constrain the ability of any Subsidiary of Topco that is restricted by the Material Transit Debt to pay dividends or make investments or other payments, in each case, within the limitations imposed by the restrictive covenants of the Material Transit Debt (based on the reasonable estimates of the management of Topco with respect to the calculation of such limitations); provided that, with respect to this clause (iii), any such dividends, investments or other payments shall have received the prior written consent of Polaris (which consent shall not be unreasonably withheld, conditioned or delayed) (each of clauses (i), (ii) and (iii), a “Liquidity Constraint”), then, in each case, such payment (or any portion thereof) may be satisfied in the form of newly issued Topco Common Shares valued at the 30-Day VWAP as of the date on which such payment would be required to be made pursuant to this Agreement.

(j)     If the Parties mutually determine that it is desirable, immediately following the Closing, for there to be a greater or lesser aggregate number of Topco Common Shares and LP Units issued and outstanding, the Parties may, by an instrument in writing executed by each Party, adjust the Transit-to-Topco Exchange Ratio, the number of Class C fully voting shares of Topco to be received by Rover pursuant to Section 2.1(a)(vi)(C), the number of Class A LP Units and Class B LP Units into which the applicable Leo Common Shares convert pursuant to Section 3.7(c)(i) and the number Class A Topco Common Shares and Class B Topco Common Shares into which the applicable Leo Common Shares convert pursuant to Section 3.7(c)(ii), and all other appropriate exchange rates for Topco Common Shares and LP Units in order to achieve the desired number of Topco Common Shares and LP Units immediately following the Closing. Any such adjustment shall be made equitably, to preserve the economic arrangement among the Parties pursuant to this Agreement.

Article III.

THE MERGER

Section 3.1.          The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into Leo. Following the Merger, the separate corporate existence of Merger Sub shall cease, and Leo shall continue as the surviving corporation of the Merger and a wholly-owned subsidiary of Canadian LP (the “Surviving Corporation”).

Section 3.2.          Closing. The closing of the Integration Transaction, including the Merger (the “Closing”), shall take place on two consecutive Business Days commencing on the fifth Business Day following the day on which all the conditions set forth in Article X are satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) via electronic exchange of documents and signatures; provided that the Closing may occur on such other dates or at such other time and place as Leo and Polaris may mutually agree in writing; provided, further, that (a) if the Parties have confirmed in writing that all the conditions set forth in Article X are satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but which conditions are capable of being satisfied at the Closing), then Polaris and Leo shall each have the right to extend, from time to time, the Closing Dates for additional periods of time (any such extension of the Closing Dates, a “Closing Extension Period”), each such Closing Extension Period not to exceed 30 days, and the aggregate of all Closing Extension Periods not to exceed 120 days from the date on which the Closing would otherwise have occurred, and (b) at the final expiration of any Closing Extension Period, the Closing shall take place on the first two consecutive Business Days commencing on the fifth Business Day after the expiration of the final Closing Extension Period on which the conditions set forth in Article X are satisfied or waived (other than those conditions (i) set forth in Section 10.1(e) and any closing certificate related to such Sections, (ii) that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing and (iii) if such Closing Extension Period resulted from an exercise by Polaris of its right to extend the Closing, set forth in Section 10.2(c)(i)). The dates on which the Closing actually occurs are hereinafter referred to as the “Closing Dates.”

Section 3.3.          Effective Time. Upon the terms and subject to the provisions of this Agreement, on the First Closing Day, Leo shall file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL, and, as soon as practicable on or after the First Closing Day, Leo shall make any and all other filings or recordings required under the DGCL. The Certificate of Merger shall specify that the Merger shall become effective at 12:01 AM EST on the Second Closing Day or at such later time as specified therein that Leo and Polaris may mutually agree in writing (the “Effective Time”).

Section 3.4.          Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and the relevant provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time the separate existence of Merger Sub shall cease and all of the assets, property, rights, privileges, powers and franchises of Leo and Merger Sub shall vest in the Surviving Corporation, and all debts, Liabilities and duties of Leo and Merger Sub shall become the debts, Liabilities and duties of the Surviving Corporation, in each case as provided under the DGCL.

Section 3.5.          Certificate of Incorporation; Bylaws.

(a)     At the Effective Time, the restated certificate of incorporation of Leo shall be amended and restated in the form of Exhibit K hereto. The certificate of incorporation of Leo, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Legal Requirements.

(b)    The bylaws of Leo, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Legal Requirements.

Section 3.6.         Directors and Officers.

(a)    The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

(b)    The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly appointed and qualified.

Section 3.7.          Effect on Capital Stock.

(a)    Cancellation of Merger Sub Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or any of their respective shareholders, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time, and all rights in respect thereof, shall forthwith be cancelled and cease to exist.

(b)    Cancellation of Leo-Owned Stock other than Preferred Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or any of their respective shareholders, each Leo Common Share that is owned by Leo as treasury stock and each Leo Common Share, if any, that is owned directly by Topco, Canadian LP, CanHoldco or Merger Sub immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and cease to exist, and no consideration shall be delivered in exchange therefor. For the avoidance of doubt, the Preferred Stock owned by Canadian LP shall remain outstanding and shall be the only issued and outstanding shares of capital stock of the Surviving Corporation.

(c)    Conversion of Leo Common Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties:

(i)          each Leo Common Share with respect to which an LP Election has been validly made pursuant to Section 3.8(b) and not revoked or lost prior to the Election Deadline pursuant to Section 3.8(b) shall convert into the right to receive (1) in respect of a holder of Leo Common Shares who is a Qualified Canadian, one (1) Class A LP Unit, or (2) in respect of a holder of Leo Common Shares who is not a Qualified Canadian, one (1) Class B LP Unit (the “LP Consideration”); and

(ii)         each Leo Common Share with respect to which either (x) a Topco Election has been validly made pursuant to Section 3.8(b) and not revoked or lost prior to the Election Deadline pursuant to Section 3.8(b), or (y) other than Leo Common Shares cancelled pursuant to Section 3.7(b), for which no other valid election has been made pursuant to Section 3.8(b) prior to the Election Deadline (each such Leo Common Share, a “Topco Electing Share”) shall convert into the right to receive (1) in respect of a holder of Leo Common Shares who is a Qualified Canadian, one (1) Class A Topco Common Share, or (2) in respect of a holder of Leo Common Shares who is not a Qualified Canadian, one (1) Class B Topco Common Share (the “Topco Consideration”, and together with the LP Consideration, the “Merger Consideration”).

(d)    Fractional Shares. No certificates or scrip representing fractional shares of Topco Common Shares or fractional LP Units shall be issued upon the conversion of Leo Common Shares pursuant to this Agreement. Notwithstanding any other provision of this Agreement to the contrary, each holder of Leo Common Shares converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Topco Common Shares or a fraction of an LP Unit (after taking into account all Leo Common Shares exchanged by such holder) shall receive a number of Topco Common Shares or LP Units rounded up or down to the nearest whole number, with 0.5 being rounded up to the next whole number.

Section 3.8.          Exchange of Certificates and Leo Book Entry Shares.

(a)    Exchange Agent. Prior to the Effective Time, Leo shall appoint a bank or trust company to act as exchange agent (the “Exchange Agent”) for the payment and delivery of the Merger Consideration. At or prior to the Effective Time, Topco or Canadian LP, as applicable, shall deposit (or cause to be deposited) with the Exchange Agent, for the benefit of holders of Certificates, holders of Uncertificated Leo Shares and holders of Leo Book Entry Shares, for exchange in accordance with this Article III through the Exchange Agent (all such Topco Common Shares and LP Units deposited with the Exchange Agent are hereinafter referred to as the “Exchange Fund”):

(i)          certificates representing the aggregate number of Topco Common Shares to be issued as Topco Consideration (or, if uncertificated Topco Common Shares will be issued, Topco shall make appropriate alternative arrangements); and

(ii)          certificates representing the aggregate number of LP Units to be issued as LP Consideration (or, if uncertificated LP Units, Canadian LP shall make appropriate alternative arrangements).

(b)    Election Procedures.

(i)           Each Person (other than Leo, Topco, Canadian LP, CanHoldco or Merger Sub) who on or prior to the Election Deadline is a holder of Leo Common Shares shall be entitled, with respect to all or a portion of such Leo Common Shares, to make an LP Election and/or a Topco Election on or prior to the Election Deadline to receive the LP Consideration and/or the Topco Consideration on the basis set forth in this Agreement. Each Person receiving LP Consideration pursuant to the Merger shall be deemed, by virtue of such receipt of such LP Consideration and without any further action on any such Person’s part, to have (1) executed the Partnership Agreement as a holder of an LP Unit and (2) agreed to the rights, privileges, restrictions and conditions of the LP Units.

(ii)          Topco and Canadian LP shall prepare an election form, in form and substance acceptable to Leo and Topco with such provisions as Leo and Topco may specify (the “Election Form”) pursuant to which a holder of Leo Common Shares may make an LP Election and/or a Topco Election with respect to all or a portion of the Leo Common Shares held by such holder. Leo or Topco shall mail, or shall cause the Exchange Agent to mail, the Election Form to holders of Leo Common Shares. Each Election Form shall permit the record holder (or the beneficial owner through appropriate and customary documentation and instructions) to specify the number of shares of such holder’s Leo Common Shares with respect to which such holder makes an LP Election and/or a Topco Election (and, if relevant, the specific lot of Leo Common Shares to which such election relates) in connection with the Merger. Any Leo Common Share with respect to which the Exchange Agent has not received an effective, properly completed Election Form on or before 5:00 p.m. on the Business Day that is three Business Days prior to the Closing Date (which date shall be publicly announced by Leo as soon as reasonably practicable but in no event less than five Business Days prior to the anticipated Closing Date) (or such other time and date as Leo may specify) (the “Election Deadline”) shall be deemed to have made a Topco Election. If the Closing Date is delayed to a subsequent date, the Election Deadline shall be similarly delayed to a subsequent date, and Leo shall promptly announce any such delay and, when determined, the rescheduled Election Deadline, which rescheduled Election Deadline if necessary shall be at the discretion of Leo; provided that at least one Business Day of advance notice thereof shall have been provided.

(iii)         Leo shall make Election Forms available as may reasonably be requested from time to time by all Persons who become holders (or beneficial owners) of Leo Common Shares prior to the Election Deadline, and Leo shall provide to the Exchange Agent all information reasonably necessary for it to perform its obligations as specified herein and as specified in any agreement with the Exchange Agent.

(iv)        Any election made pursuant to this Section 3.8(b) shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form prior to the Election Deadline. An Election Form with respect to Leo Common Shares shall be deemed properly completed only (i) with respect to Leo Common Shares represented by Certificates, if accompanied by one or more Certificates duly endorsed in blank or otherwise in form acceptable for transfer on the books of Leo (or, with respect to any Certificate that has been lost, stolen or destroyed, an affidavit of lost certificate in a form acceptable to the Exchange Agent) or (ii) with respect to Uncertificated Leo Shares and Leo Book Entry Shares, upon the Exchange Agent’s receipt of an “agent’s message” by the Exchange Agent or such other evidence of transfer of Uncertificated Leo Shares or Leo Book Entry Shares, as applicable, as the Exchange Agent may reasonably request, collectively representing all Leo Common Shares covered by such Election Form, in each case together with duly executed transmittal materials included with the Election Form. Any Election Form may be revoked or changed by the Person submitting such Election Form by submitting written notice that is received by the Exchange Agent on or prior to the Election Deadline. In the event an Election Form is revoked on or prior to the Election Deadline, the Leo Common Shares represented by such Election Form shall become Topco Electing Shares and Leo shall cause all Certificates representing such Leo Common Shares, together with any applicable Uncertificated Leo Shares or Leo Book Entry Shares, to be promptly returned without charge to the Person submitting the Election Form upon such revocation or written request to that effect from the holder who submitted the Election Form; provided, however, that a subsequent election may be made with respect to any or all of such Leo Common Shares if the holder thereof complies with the procedures, terms and conditions set forth in this Section 3.8(b). In addition, all LP Elections shall automatically be revoked and all Certificates representing Leo Common Shares, all Uncertificated Leo Shares and all Leo Book Entry Shares shall be promptly returned without charge if this Agreement is terminated in accordance with Article XI.

(v)         Subject to the terms of this Agreement and the Election Form, the Exchange Agent, in consultation with Leo, shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. None of Leo, Topco, Canadian LP, Merger Sub or the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.

(c)    Merger Consideration Received in Connection with Exchange.

(i)          Promptly following the Effective Time, Topco shall send, or shall cause the Exchange Agent to send, to each record holder of Leo Common Shares at the Effective Time (other than any holder of Leo Common Shares who has previously made (and not revoked) a valid LP Election with respect to all of such holder’s Leo Common Shares) a letter of transmittal together with instructions thereto (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent or, in the case of Uncertificated Leo Shares, upon adherence to the procedures set forth in the letter of transmittal).

(ii)          The holder of any Leo Common Shares shall be entitled to receive in exchange therefor the Merger Consideration into which such Leo Common Shares have been converted pursuant to Section 3.7 at the following time: (i) with respect to Leo Common Shares represented by a stock certificate (a “Certificate”) and non-certificated outstanding Leo Common Shares that are not held through the Depository Trust Company (“Uncertificated Leo Shares”), upon the surrender of such Certificate for cancellation to the Exchange Agent or, with respect to any Certificate that has been lost, stolen or destroyed, an affidavit of lost certificate in a form acceptable to the Exchange Agent (or, in the case of Uncertificated Leo Shares, upon adherence to the procedures set forth in the letter of transmittal), together with a letter of transmittal, duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent or (ii) with respect to non-certificated outstanding Leo Common Shares held through the Depository Trust Company (“Leo Book Entry Shares”), automatically without any further action required by the holder thereof. In the event of a transfer of ownership of Leo Common Shares that is not registered in the transfer records of Leo, the Merger Consideration may be issued to a transferee if the Certificate representing such Leo Common Share (or, with respect to Leo Book Entry Shares or Uncertificated Leo Shares, proper evidence of such transfer) is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid. Until surrendered and exchanged as contemplated by this Section 3.8(c), each Certificate, Uncertificated Leo Share and Leo Book Entry Share shall be deemed at any time from and after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration such holder of Leo Common Shares is entitled to receive in respect of such shares pursuant to Section 3.7(c).

(iii)         For the avoidance of doubt and notwithstanding any other provision herein to the contrary, the letter of transmittal to be completed by a holder of Leo Common Shares shall be of a customary form and have such provisions as Leo, Polaris and Topco may reasonably agree; provided that such letter of transmittal shall be of an administrative nature only and, without the prior written consent of Leo, shall not contain any indemnification or other substantive provisions other than customary representations and warranties as to authority to execute and deliver the letter of transmittal and ownership of the Leo Common Shares.

(d)    No Further Ownership Rights in Leo Common Shares. The Merger Consideration to be issued and credited as fully paid in accordance with the terms of this Article III upon conversion of any Leo Common Shares shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such Leo Common Shares. As of the Effective Time, Leo Common Shares shall no longer be outstanding and shall automatically be cancelled and cease to exist, and each holder of a Certificate, Uncertificated Leo Share or Leo Book Entry Share shall cease to have any rights with respect thereto, except the right to receive the applicable Merger Consideration payable in respect of the Leo Common Shares represented by such Certificate, or in respect of such Uncertificated Leo Share or Leo Book Entry Share (as applicable) immediately prior to the Effective Time to be delivered in accordance with Section 3.8(c). From and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of Leo Common Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing Leo Common Shares, or any Uncertificated Leo Shares or any Leo Book Entry Shares are presented to Topco or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article III.

(e)    Termination of Exchange Fund. At any time beginning six months after the Effective Time, Topco or its designee may request that the Exchange Agent deliver to Topco or its designee any portion of the Exchange Fund that remains undistributed to the holders of Leo Common Shares. Any holder of Leo Common Shares who has not theretofore complied with this Article III shall thereafter look only to Topco for payment of its claim for Merger Consideration as an unsecured creditor, without any interest thereon.

(f)    No Liability. None of Leo, Topco, Canadian LP, Merger Sub, Polaris, the Surviving Corporation or the Exchange Agent or any of their respective Affiliates shall be liable to any Person in respect of any portion of the Exchange Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Legal Requirement. Any portion of the Exchange Fund remaining unclaimed as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Agency will, to the extent permissible under applicable Legal Requirements, become the property of Topco free and clear of any claims or interest of any Person previously entitled thereto.

(g)    Withholding Rights. Each of Leo, Topco, Canadian LP, Polaris, Rover, Merger Sub and the Exchange Agent (and any other Person that has a withholding obligation in respect of payments contemplated by this Agreement, without duplication) shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under applicable Legal Requirements; provided, however, that the withholding party shall notify the party against which any amount is withheld in writing at the time that any payment subject to withholding under applicable Legal Requirements is made. Any amounts that are so withheld and paid over to the appropriate Taxing Authority shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. To the extent that amounts are so required under applicable Legal Requirements to be deducted or withheld from the payment of Merger Consideration to a holder of Leo Common Shares or Leo RSUs, each of Leo, Topco, Canadian LP, Merger Sub and the Exchange Agent (and any other Person that has a withholding obligation pursuant to the Merger, without duplication) is hereby authorized to sell such portion of the Merger Consideration otherwise payable to the holder of such Leo Common Share or Leo RSUs as is necessary to provide sufficient funds to Leo, Topco, Canadian LP, Merger Sub or the Exchange Agent (or any such other Person that has a withholding obligation pursuant to this Agreement), as the case may be, to enable it to comply with such deduction or withholding requirement and Leo, Topco, Canadian LP, Merger Sub or the Exchange Agent (or any such other Person that has a withholding obligation pursuant to this Agreement) shall notify such holder of such sale and (x) remit the applicable portion of the net proceeds of such sale to the appropriate Taxing Authority and (y) the remaining net proceeds of such sale (after deduction for the amounts described in clause (x)) to such holder.

(h)    Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and agreeing to indemnify, in such reasonable and customary form as Topco or the Exchange Agent may direct, against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall, in exchange for such lost, stolen or destroyed Certificate, issue the Merger Consideration deliverable in respect thereof pursuant to this Agreement, without the requirement for any bond.

(i)    Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Topco Common Shares or LP Units with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate, Uncertificated Leo Shares or Leo Book Entry Shares (as applicable) with respect to the Leo Common Shares represented thereby until such Certificate, Uncertificated Leo Share or Leo Book Entry Share (as applicable) has been surrendered in accordance with this Article III. Subject to applicable Legal Requirements and the provisions of this Article III, following surrender of any such Certificate, Uncertificated Leo Share or Leo Book Entry Share (as applicable), there shall be paid to the record holder thereof by the Exchange Agent, without interest promptly after such surrender, in addition to the Merger Consideration, at the time of surrender, the amount of dividends or other distributions with a record date on or after the date of the Effective Time and a payment date on or prior to the date of such surrender and not previously paid.

Section 3.9.          Treatment of Leo RSUs.

(a)    Prior to the Effective Time, Leo shall take all actions necessary to provide that each restricted stock unit granted pursuant to a Leo Benefit Plan (each, a “Leo RSU”) that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, be cancelled and the holder thereof shall become entitled to receive, in full satisfaction of the rights of such holder with respect thereto, the Merger Consideration in respect of each Leo Common Share underlying such Leo RSU in accordance with the terms of Section 3.7 and Section 3.8 as if such shares were Uncertificated Leo Shares outstanding immediately prior to the Effective Time. The Parties acknowledge and agree that the transactions contemplated by this Agreement will result in a “409A Change in Control” (within the meaning of each applicable award agreement pursuant to which a Leo RSU was granted). At or prior to the Effective Time, the Leo Board shall adopt any resolutions and take any actions which are necessary to effectuate the treatment of Leo RSUs pursuant to this Section 3.9 and to cause the Leo Benefit Plan granting Leo RSUs to terminate as of the Effective Time.

(b)    From and after the Effective Time, the holders of Leo RSUs are express third party beneficiaries of this Section 3.9.

Article IV.

REPRESENTATIONS AND WARRANTIES OF LEO

Except as and to the extent disclosed in (x) the Leo Reports filed prior to the date of this Agreement (but excluding any forward-looking disclosures set forth in any risk factor section or forward-looking statements sections therein, or disclosures contained in the Leo Reports under any other captions to the extent the disclosures are predictive, cautionary or forward-looking in nature); provided that this clause (x) shall not be applicable to the representations and warranties set forth in Section 4.6 or any of the Leo Fundamental Representations, or (y) the Leo Disclosure Letter, Leo hereby represents and warrants to the other Parties as follows:

Section 4.1.          Organization, Existence and Good Standing. Leo (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (b) is duly qualified or licensed to do business as a foreign corporation and in good standing to conduct business in any other jurisdiction in which its ownership, leasing or operation of property or assets, or the conduct of its business as now conducted, requires such qualification or licensing and (c) has all requisite corporate power and authority to own, lease and operate its properties and assets it currently owns, leases and operates and to carry on its business as such business is currently conducted, except, in the case of clauses (b) and (c), as would not reasonably be expected to have, a Leo Material Adverse Effect.

Section 4.2.          Authority.

(a)    Leo has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Contemplated Transactions. Except for the approvals described in the next sentence, the execution, delivery and performance by Leo of this Agreement and the agreements or other documents contemplated by this Agreement to be entered into or executed or delivered by it at or prior to Closing and the consummation of the Contemplated Transactions have been duly and validly authorized by all necessary corporate action on behalf of Leo. No other corporate actions or proceedings on the part of Leo are necessary to duly and validly authorize this Agreement or to consummate the Contemplated Transactions, including the Merger, other than the adoption of this Agreement by the holders of (i) at least a majority of the outstanding shares of Voting Leo Common Stock entitled to vote thereon in accordance with the DGCL and (ii) a majority of the outstanding shares of Voting Leo Common Stock held by the persons who are not the Meteor Holders, Topco, Polaris, Merger Sub, CanHoldco, Rover, Canadian LP or any of their respective Affiliates (the requirements in the foregoing clauses (i) and (ii), together, the “Requisite Stockholder Vote”, and the requirement in clause (ii), the “Disinterested Stockholder Vote”) and the filing of the Certificate of Merger pursuant to the DGCL. This Agreement has been duly and validly executed and delivered by Leo and, assuming the due authorization, execution and delivery of this Agreement by each of the other Parties, constitutes a binding obligation of Leo, enforceable against Leo in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws affecting creditors’ rights generally, or by general principles of equity (whether considered in a Proceeding at law or in equity) (the “Enforceability Exceptions”). Each other agreement or document contemplated by this Agreement to be entered into or executed or delivered by it at or prior to Closing to which any member of the Leo Group is or will be a party will be duly and validly executed and delivered by such member of the Leo Group and will constitute a binding obligation of such member of the Leo Group, enforceable against such member of the Leo Group in accordance with its terms, except as may be limited by the Enforceability Exceptions.

(b)    The Leo Board, with two directors having recused themselves, by resolutions unanimously adopted at a meeting duly called and held, has (i) determined and declared that this Agreement and the Integration Transaction are in the best interests of Leo and its stockholders, (ii) authorized and approved the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the Merger, (iii) directed that the adoption of this Agreement be submitted to a vote at a meeting of Leo’s stockholders, and (iv) recommended to the stockholders of Leo that they adopt this Agreement and approve the Contemplated Transactions, which resolutions have not been rescinded, modified or withdrawn in any way as of the date of this Agreement (the “Recommendation”).

Section 4.3.          Subsidiaries. Section 4.3(i) of the Leo Disclosure Letter sets forth a true, correct and complete list of each member of the Leo Group that is a Subsidiary of Leo, including the jurisdiction of organization thereof. Leo has made available to Polaris true, correct and complete copies of the articles of incorporation and bylaws, or equivalent organizational documents (including any operating or equivalent agreements), of each member of the Leo Group that is a Subsidiary of Leo. Each member of the Leo Group that is a Subsidiary of Leo (a) is validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, (b) has all requisite corporate power and authority and all authorizations, licenses and permits necessary to own, lease and operate its properties and assets and to carry on its businesses as now conducted, (c) is duly qualified or licensed to do business in every jurisdiction in which its ownership, leasing or operation of property or assets or the conduct of its businesses as now conducted requires it to be qualified or licensed, and (d) does not own or hold, directly or indirectly, the right to acquire any stock, partnership interest or joint venture interest or other equity interest in any other entity, except, in the case of clauses (b) and (c), as would not, individually or in the aggregate, reasonably be expected to have a Leo Material Adverse Effect. No member of the Leo Group has any obligation to make any investment in or loan, capital contribution or, except as set forth on Section 4.3(ii) of the Leo Disclosure Letter, advance to any other Person.

Section 4.4.          No Conflict or Violation. The execution, delivery and performance by Leo of this Agreement and, subject to receipt of the Requisite Stockholder Vote, the consummation of the Contemplated Transactions in accordance with the terms hereof will not (with notice or lapse of time, or both):

(a)    conflict with or violate any provision of (i) the Certificate of Incorporation or bylaws of Leo or (ii) any equivalent organizational or governing document of any of the members of the Leo Group that is a Subsidiary of Leo,

(b)    result in or give rise to the payment of any fee, penalty, consent fee or other amount payable by any member of the Leo Group, require any consent or approval under, violate, conflict with or result in any breach of or any loss of any benefit under, or constitute a default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien upon any of the respective properties, rights or assets of any member of the Leo Group, in each case, under any Contract,

(c)    conflict with or violate any Order binding upon any member of the Leo Group or the property or assets of any member of the Leo Group,

(d)    assuming that all Permits and other actions described in Section 4.5 have been obtained and all filings and other obligations described in Section 4.5 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate (i) any Legal Requirement applicable to any member of the Leo Group or any of their respective properties or assets, or (ii) any Contract to which any member of the Leo Group is a party or by which such member of the Leo Group or its assets are bound, or

(e)    result in a breach or violation of any of the terms or conditions of, constitute a default under (with notice or lapse of time, or both), or otherwise cause an impairment or revocation of, any Permit of any member of the Leo Group, except in the case of each of the foregoing clauses (b), (c) and (d), for such violations, conflicts, breaches, defaults, impairments or revocations that would not reasonably be expected to be material to the Leo Group, taken as a whole.

Section 4.5.          Governmental Consents and Approvals. The execution, delivery and performance by Leo of this Agreement and the consummation by the Leo Group of the Contemplated Transactions in accordance with the terms hereof will not require (with or without notice or lapse of time, or both) any Permit or filing or registration with or notification to any Governmental Agency by any member of the Leo Group with respect to any member of the Leo Group or any of their respective properties or assets, except for the Agreed Governmental Filings and:

(a)    any filings required under the rules and regulations of the NASDAQ Stock Market and the Toronto Stock Exchange (if the Parties determine to seek a listing on the Toronto Stock Exchange at Closing),

(b)    the filing of the Certificate of Merger pursuant to the DGCL,

(c)    compliance with applicable requirements of the Exchange Act,

(d)    any registration, filing or notification required pursuant to state securities or “blue sky” laws,

(e)    such Permits, filings with or notifications to any Governmental Agency set forth on Section 4.5 of the Leo Disclosure Letter, and

(f)    where the failure to obtain such Permits, or to make such filings, registrations or notifications would not have a material adverse effect on the ability of the Leo Group to consummate the Contemplated Transactions in a timely manner or for Leo to perform any of its material obligations under this Agreement.

Section 4.6.          Capitalization.

(a)    The total authorized capital stock or equity interests of Leo is 80,000,000 shares consisting of two classes: (i) 70,000,000 Leo Common Shares, divided into two series, of which 50,000,000 shares are Voting Leo Common Stock and 20,000,000 shares are Non-Voting Leo Common Stock and (ii) 10,000,000 shares of preferred stock, $0.01 par value per share (“Preferred Stock”), of which 50,000 shares are designated as “Series A Junior Participating Preferred Stock” and five shares are designated as “Series B Preferred Stock”. As of November 20, 2020 (i) 21,427,078 shares of Voting Leo Common Stock were outstanding, all of which are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights; (ii) 9,505,673 shares of Non-Voting Leo Common Stock were outstanding, all of which are validly issued, fully paid, nonassessable and free of preemptive rights; and (iii) 154,494 shares of Voting Leo Common Stock were held in the treasury of Leo. As of the date hereof, five shares of Preferred Stock are outstanding, all of which are validly issued, fully paid, nonassessable, and free of preemptive rights and are owned of record by Canadian LP.

(b)    There are no outstanding options granted by Leo to purchase Leo Common Shares. As of November 20, 2020, Leo RSUs that represent the right to receive 92,857 shares of Voting Leo Common Stock were outstanding. Except as set forth in Section 4.6(a), this Section 4.6(b) or Section 4.6(b) of the Leo Disclosure Letter, there are no (i) shares of capital stock or other equity, equity-based or voting interests of Leo issued, reserved for issuance or outstanding, (ii) securities convertible into or exchangeable or exercisable for, at any time, one or more shares of capital stock of, or other equity, equity-based or voting interests in Leo issued, reserved for issuance or outstanding, (iii) options, warrants, preemptive rights, “phantom” stock rights, profits interests, stock appreciation rights, redemption rights, repurchase rights, or other rights to acquire from Leo, or obligations of Leo to issue or sell, any shares of capital stock, equity, equity-based or voting securities or securities convertible into or exchangeable or exercisable for shares of capital stock or equity, equity-based or voting securities of Leo or (iv) bonds, debentures, notes or other indebtedness of Leo that entitle the holder thereof to vote (or are convertible into, or exchangeable or exercisable for, securities having the right to vote) with the stockholders of Leo on any matter. There are no outstanding contractual obligations, commitments or arrangements of any character (contingent or otherwise) that are binding on any member of the Leo Group to (A) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity, equity-based or voting interests in Leo, or (B) to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any shares or other equity or equity-based interests in Leo. Except as set forth on Section 4.6(b) of the Leo Disclosure Letter, Leo is not under any obligation, contingent or otherwise, by reason of any agreement to register the offer and sale or resale of any of its capital stock or other equity, equity-based or voting securities under the Securities Act. There are no agreements, commitments, arrangements or understandings to which Leo is a party with respect to the voting of any shares of capital stock or other equity, equity-based or voting interests of Leo or which restrict, or grant any rights, preference or privilege with respect to, the transfer of any such shares or other equity, equity-based or voting interests in Leo, nor does Leo have Knowledge of any third party agreements, commitments, arrangements or understandings with respect to the voting of any such shares or other equity, equity-based or voting interests or which restrict the transfer of any such shares or other equity, equity-based or voting interests in Leo.

(c)    Section 4.6(c)(i) of the Leo Disclosure Letter sets forth the percentage ownership of each member of the Leo Group that is a Subsidiary of Leo and the record owner thereof. All of such shares of capital stock or other equity, equity-based or voting interests that are owned or held direct or indirectly by Leo are validly issued, fully paid and nonassessable (to the extent such concepts are applicable) and are free and clear of any Liens (other than transfer restrictions under applicable Legal Requirements). Except as set forth on Section 4.6(c)(ii) of the Leo Disclosure Letter, no member of the Leo Group directly or indirectly owns or holds the right to acquire any shares of capital stock or other equity, equity-based or voting interests in any other Person. No member of the Leo Group has any obligation to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any member of the Leo Group or any other Person.

(d)    Except as set forth in Section 4.6(a) or Section 4.6(b) of this Agreement, there are no (i) shares of capital stock or other equity, equity-based or voting interests of any member of the Leo Group issued, reserved for issuance or outstanding, (ii) securities convertible into or exchangeable or exercisable for, at any time, one or more shares of capital stock of, or other equity, equity-based or voting interests in any member of the Leo Group, in each case issued, reserved for issuance or outstanding, (iii) options, warrants, preemptive rights, “phantom” stock rights, profits interests, stock appreciation rights, redemption rights, repurchase rights, or other rights to acquire from any member of the Leo Group, or obligations of any member of the Leo Group to issue or sell, any shares of capital stock, equity, equity-based or voting securities or securities convertible into or exchangeable or exercisable for shares of capital stock or equity, equity-based or voting securities of any member of the Leo Group or (iv) bonds, debentures, notes or other indebtedness of any member of the Leo Group that entitle the holder thereof to vote (or are convertible into, or exchangeable or exercisable for, securities having the right to vote) with the stockholders of, or any Person in, the Leo Group or other equityholders on any matter.

(e)    Except as set forth in Section 4.6(a) or Section 4.6(b) of this Agreement, (i) there are no outstanding contractual obligations, commitments or arrangements of any character (contingent or otherwise) that are binding on any member of the Leo Group to (A) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity, equity-based or voting interests in any member of the Leo Group, (B) to provide any funds to or make any investment in respect of any unsatisfied subscription obligation or capital contribution or capital account funding obligation in any Person, or (C) to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any shares or other equity or equity-based interests of any member of the Leo Group, (ii) no member of the Leo Group is under any obligation, contingent or otherwise, by reason of any agreement to register the offer and sale or resale of any of its capital stock or other equity, equity-based or voting securities under the Securities Act, and (iii) there are no agreements, commitments, arrangements or understandings to which any member of the Leo Group is a party with respect to the voting of any shares of capital stock or other equity, equity-based or voting interests of any member of the Leo Group or which restrict, or grant any rights, preference or privilege with respect to, the transfer of any such shares or other equity, equity-based or voting interests, nor does Leo have Knowledge of any third party agreements, commitments, arrangements or understandings with respect to the voting of any such shares or other equity, equity-based or voting interests or which restrict the transfer of any such shares or other equity, equity-based or voting interests.

(f)    As of the date hereof, other than the Leo Rights Plan, and as of the Closing, Leo does not have in effect any “poison pill” or similar stockholder rights plan.

Section 4.7.          Leo Reports; Financial Statements; Sarbanes-Oxley Compliance.

(a)    The filings, including all material forms, registration, proxy and information statements, prospectuses, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements appertaining thereto, filed or furnished by Leo since January 1, 2019 under the Securities Act or the Exchange Act (including such documents filed or furnished through the date of this Agreement, collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Leo Reports”), have been timely filed or furnished (as applicable) with the SEC and complied, as of their respective filing dates, in all material respects with all applicable requirements of the statutes and the rules and regulations thereunder, in each case as in effect on the dates so filed, including any amendments of such Leo Reports filed with the SEC by Leo prior to the date hereof. None of the Leo Reports contained, at the time such Leo Report was filed, or if amended or restated, at such time when finally amended, restated or subsequently mailed to stockholders, any untrue statement of any material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided that no representation is made with respect to information furnished by or on behalf of Transit. All such Leo Reports complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be. No member of the Leo Group, other than Leo, is subject to the periodic reporting requirements of the Exchange Act. As of the date hereof, neither Leo nor any member of the Leo Group nor any of their executive officers has received written notice from any Governmental Agency challenging or questioning the accuracy, completeness, form or manner of filing of any certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act and included in the Leo Reports. As of the date hereof, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to the Leo Reports. There has been no material correspondence between the SEC and Leo or any member of the Leo Group since January 1, 2019 through the date hereof that is not available on the SEC’s Electronic Data Gathering and Retrieval database.

(b)    Leo has made available true, correct and complete copies of (x) the audited consolidated balance sheet of the Leo Group as of December 31, 2019 and related consolidated statements of operations and comprehensive income and consolidated statements of cash flows (including, in each case, any related notes and schedules thereto) (the “Audited Financial Statements”), and (y) the unaudited condensed consolidated balance sheet of the Leo Group as of June 30, 2020 and related condensed consolidated statements of operations and comprehensive income and condensed consolidated statements of cash flows (including, in each case, any related notes and schedules thereto) (the “Unaudited Financial Statements”). Each of the consolidated balance sheets, consolidated statements of operations and comprehensive income and consolidated statements of cash flows (including, in each case, any related notes and schedules thereto) of the Leo Group included in or incorporated by reference into the Leo Reports, including the Audited Financial Statements and Unaudited Financial Statements:

(i)            has complied, as of the respective filing dates thereof, in all material respects with the applicable rules and regulations of the SEC with respect thereto as in effect on the respective filing dates thereof,

(ii)           was prepared (1) in accordance with GAAP, except as may be footnoted therein, and (2) from and consistent in all material respects with the books and records of the Leo Group, and

(iii)          fairly presented, in all material respects, the consolidated financial position of the Leo Group, as of the respective dates thereof, and the consolidated results of operations, retained earnings (accumulated deficit) and cash flows, as the case may be, of the Leo Group for the respective periods then ended (subject, in the case of unaudited financial statements, to normal year-end adjustments, which adjustments are not material to the Leo Group, taken as a whole).

(c)    Leo has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Leo’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Leo in the statements and reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Leo’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Leo’s management has completed an assessment of the effectiveness of Leo’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder for the year ended December 31, 2019, and such assessment concluded that such controls were effective. Since January 1, 2020, neither Leo nor any member of the Leo Group nor any of their respective directors or officers has received from its auditors any written complaint, allegation, assertion or claim that Leo has engaged in improper accounting practices that are material to the consolidated financial statements of Leo and the Leo Group.

(d)    Leo is in compliance in all material respects with the provisions of Section 13(b) of the Exchange Act. Neither Leo nor any member of the Leo Group has, and, to the Knowledge of Leo, no director, officer, agent, employee or other Person acting on behalf of Leo or any member of the Leo Group has, in any respect, (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of Section 30A of the Exchange Act or (ii) accepted or received any unlawful contributions, payments, gifts or expenditures.

(e)    Since January 1, 2019, except as set forth in Section 4.7(e) of the Leo Disclosure Letter, none of Leo or Leo’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Leo and the Leo Group, in each case which has not been subsequently remediated, or (ii) any fraud that involves Leo’s or any member of the Leo Group’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Leo and the Leo Group.

(f)    At all applicable times since January 1, 2019, the Leo Group has complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act. To the Knowledge of Leo, no attorney representing any member of Leo Group has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by any member of the Leo Group or any of their respective officers, directors, employees or agents to the Leo Board or any committee thereof pursuant to the rules of the SEC adopted under Section 307 of the Sarbanes-Oxley Act. No executive officer of Leo or any member of the Leo Group has failed to make certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Leo Report, except as disclosed in certifications filed with the Leo Reports.

Section 4.8.          Absence of Undisclosed Liabilities; Off-Balance Sheet Arrangements.

(a)    There are no Liabilities of any member of the Leo Group required under GAAP to be reflected in Leo’s balance sheet or the notes thereto, other than:

(i)            Liabilities set forth in the unaudited consolidated balance sheet of the Leo Group as of the Balance Sheet Date or the notes thereto included in the Leo Reports;

(ii)           Liabilities incurred in the ordinary course of business since the Balance Sheet Date;

(iii)          Liabilities under Contracts in effect as of the date hereof or entered into hereafter not in violation of the terms of this Agreement, none of which arise out of any breach, default or non-performance by any member of the Leo Group;

(iv)          Liabilities incurred in connection with the Contemplated Transactions;

(v)           Liabilities set forth on Section 4.8(a)(v) of the Leo Disclosure Letter; and

(vi)          Liabilities that would not reasonably be expected to be material to the Leo Group, taken as a whole.

(b)    No member of the Leo Group is a party to, or has any commitment to become a party to, any off-balance sheet partnership, joint venture or any similar arrangement (including any Contract relating to any transaction or relationship between or among Leo and/or any of the other members of the Leo Group, on the one hand, and any other Person, including any structured finance, special purpose or limited purpose Person, on the other hand), or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated under the Securities Act).

Section 4.9.          Actions and Proceedings. Except as set forth on Section 4.9 of the Leo Disclosure Letter, as of the date hereof:

(a)    there are no outstanding Orders to which any member of the Leo Group or any of its properties or assets is subject or bound and no member of the Leo Group has received any written notice that it or its assets is subject to any such Order, other than Orders that would not reasonably be expected to be material to the Leo Group, taken, as a whole, and

(b)    there are no Proceedings (other than routine claims for benefits under any Leo Benefit Plan) pending, threatened in writing or, to the Knowledge of Leo, orally threatened against any member of the Leo Group or to which any of their respective properties or assets is subject or bound that would be material to the Leo Group and the Transit Group, taken as a whole (other than Proceedings affecting the satellite or telecommunications industries generally) or that would reasonably be expected to prevent or materially delay or hinder the consummation of the Contemplated Transactions.

Section 4.10.          Permits; Compliance with Legal Requirements.

(a)    The Leo Group holds or has sufficient rights to use all Permits necessary to own, lease and operate its respective properties and assets, and to lawfully carry on and operate its respective businesses as currently conducted (collectively, the “Leo Permits”), and all such Leo Permits are in full force and effect except where the failure to hold such Leo Permits would not be expected to be material to the Leo Group, taken as a whole. Section 4.10(a) of the Leo Disclosure Letter sets forth a true and complete list as of the date hereof of all material Leo Permits. Since January 1, 2019, the Leo Group is and has been in compliance in all material respects with the terms of all Leo Permits, except where such non-compliance would not reasonably be expected to be material to the Leo Group, taken as a whole. Since January 1, 2019, no member of the Leo Group has received any written notice from any Governmental Agency threatening to suspend, revoke, withdraw, not renew, impose any sanctions or fines in connection with, modify in any material and adverse respect or limit any Leo Permit, except where such notice would not reasonably be expected to be material to the Leo Group, taken as a whole.

(b)    Since January 1, 2019, the Leo Group in addition to the provisions of Section 4.21, is and has been in compliance in all material respects with all Legal Requirements applicable to the Leo Group and its respective businesses or by which any property or asset of Leo or any of the other members of the Leo Group is bound. Since January 1, 2019, the Leo Group has not, in addition to the provisions of Section 4.21, received any written notice from any Governmental Agency or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, except for such non-compliance as would not reasonably be expected to be material to the Leo Group, taken as a whole.

(c)    Leo is in compliance in all material respects with the applicable listing requirements, corporate governance and other rules and regulations of the NASDAQ Stock Market.

Section 4.11.          Ownership of Transit Securities. Leo is the indirect beneficial owner, and Leo or another member of the Leo Group is the record owner, of 39,080,242 Transit Common Shares and 35,953,824 Transit Non-Voting Participating Preferred Shares, free and clear of all Liens, other than restrictions on transfer imposed by applicable Legal Requirements and by the Transit Shareholders Agreement.

Section 4.12.          Contracts.

(a)    Except for this Agreement, Contracts filed as exhibits to the Leo Reports, or as set forth in Section 4.12(a) of the Leo Disclosure Letter, as of the date of this Agreement, no member of the Leo Group is a party to, and no member of the Leo Group, or any of the Leo Group’s properties or assets, is expressly bound by, any Contract that:

(i)            is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated under the Securities Act);

(ii)           is an indenture, credit agreement, loan agreement, security agreement, guarantee, (other than guarantees of obligations of another member of the Leo Group), note, mortgage or other Contract providing for or securing indebtedness for borrowed money or deferred payment (in each case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $3,000,000;

(iii)          contains any covenant limiting, to the extent that is material to the Leo Group, taken as a whole, the ability of any member of the Leo Group to engage in any line of business, to compete with any Person or in any geographic area, or to offer any product or service or operate within any industry or commercial field, including any agreements which limit or restrict any member of the Leo Group in a manner material to the Leo Group and the Transit Group, as a whole, pursuant to exclusivity, non-competition, “most favored nation” or similar provisions;

(iv)          is a limited liability company agreement, partnership agreement, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture or involving sharing of revenues, profits, losses, costs or liabilities with any other Person;

(v)          was entered into on or after October 31, 2007, and contains any indemnification, advancement of expenses (other than the advancement of business expenses in the ordinary course) to or exculpation of Liability of any current or former director, officer or employee of the Leo Group;

(vi)          contains a provision under which (i) any Person has directly or indirectly guaranteed outstanding Liabilities of any member of the Leo Group or (ii) any member of the Leo Group has directly or indirectly guaranteed outstanding Liabilities of any Person (other than any member of Leo Group) (in each case, which guarantee obligation exceeds $1,500,000);

(vii)         relates to any interest rate, currency or commodity derivatives or hedging transactions;

(viii)        relating to the future acquisition from another Person or future disposition to another Person (whether by merger, purchase of stock, purchase of assets or otherwise) of assets or capital stock or other equity interest of another Person and any other Contract that relates to similar transactions which contains indemnities, “earn-out” obligations or any other material contingent obligation with respect to any member of the Leo Group after the date hereof;

(ix)          obligates any member of the Leo Group to make, after the date hereof, any capital contribution or capital expenditure in excess of $1,500,000;

(x)           provides for the construction, purchase, sale, or launch of satellites;

(xi)          contains any standstill or similar agreement pursuant to which a member of the Leo Group has agreed not to acquire assets or securities of another Person;

(xii)         provides for the lease to, or sale or purchase by, a member of the Leo Group of transponders located upon satellites other than (A) agreements between wholly-owned members of the Leo Group and (B) agreements that do not involve payments by the Leo Group in excess of $1,500,000 in any year;

(xiii)         relates to cleanup, abatement or other actions in connection with any Liability under any Environmental Laws;

(xiv)         is a consulting agreement or employment agreement involving payments by any member of the Leo Group exceeding $100,000 per annum;

(xv)         provides for the purchase, maintenance, or acquisition of materials, supplies, merchandise, equipment, parts or other property or services requiring remaining aggregate future payments by any member of the Leo Group in excess of $1,500,000;

(xvi)        is a Leo Lease; or

(xvii)       involves any settlement, resolution, corporate integrity agreement, non-prosecution or other similar agreement imposing any continuing obligations on the part of any member of the Leo Group, including any payment or any injunctive or similar equitable obligations.

Each Contract of the type described in this Section 4.12(a), including any such Contract entered into after the date hereof, is referred to herein as a “Leo Material Contract”; provided, however, that a Leo Material Contract shall not include any Leo Benefit Plan.

(b)    A true, correct and complete copy of each Leo Material Contract in effect as of the date of this Agreement, including any material amendments thereto, has been made available to Polaris. No member of the Leo Group is in breach of or default under the terms of any Leo Material Contract, except where such breach or default would not reasonably be expected to be material to the Leo Group, taken as a whole. To the Knowledge of Leo, no other party to any Leo Material Contract is in breach of or default under the terms of any Leo Material Contract, except where such breach or default would not reasonably be expected to be material to the Leo Group, taken as a whole. Each Leo Material Contract is a valid and binding obligation of the Leo Group member that is party thereto and, to the Knowledge of Leo, of each other party thereto, and is in full force and effect; provided that such enforceability is subject to the Enforceability Exceptions.

(c)    Except where such breach or default would not reasonably be expected to be material to the Leo Group, taken as a whole, as of the date hereof the Leo Group has not received any written notice from any counterparty that such counterparty (i) intends to terminate, or not renew, any Leo Material Contract, (ii) is seeking the renegotiation thereof in any material respect or substitute performance thereunder in any material respect or (iii) has any material dispute with respect to a Leo Material Contract.

Section 4.13.         Employees and Leo Benefit Plans.

(a)    Section 4.13(a) of the Leo Disclosure Letter contains a list of all current employees of the Leo Group who are not XTAR Employees as of the date of this Agreement, which list correctly reflects: (i) their dates of hire and (ii) their titles. Leo has disclosed to Polaris such employees’ current annual base salaries or hourly wages. Each employee of the Leo Group primarily performs his or her services to the Leo Group in the United States.

(b)    No member of the Leo Group is a party to any collective bargaining agreement or other Contracts with any labor union or similar organization, nor is any such collective bargaining agreement or other such Contract presently being negotiated, nor, to the Knowledge of Leo, are there any campaigns being conducted to solicit cards from Leo Employees to authorize representation by any labor organization as of the date hereof.

(c)    As of the date hereof, no material Proceeding, claim, charge or complaint against any member of the Leo Group is pending or, to the Knowledge of Leo, has been threatened relating to any labor, safety or discrimination matters involving any Leo Employee, including charges of unfair labor practices or discrimination complaints. Each member of the Leo Group is and, since January 1, 2019, has been in compliance in all material respects with all Legal Requirements related to employment and employment practices, the terms and conditions of employment and wages and hours (including the classification of employees under applicable federal and state laws) and with any Order relating to discrimination, sexual harassment, worker classification (including the proper classification of workers as independent contractors and consultants under applicable federal and state laws), fair employment practices, employee benefits, affirmative action, wages and hours, overtime, wage payment, civil rights, affirmative action, labor relations, leave of absence requirements, occupational health and safety, privacy, harassment, retaliation, workers compensation, work authorization, immigration, and wrongful discharge.

(d)    Since January 1, 2019, no member of the Leo Group has had any plant closing, mass layoff or other termination of Leo Employees that has imposed or would impose any obligation or other Liability upon any member of the Leo Group under the Worker Adjustment and Retraining Notification Act or any similar Legal Requirement.

(e)    Leo has made available to Polaris a list of all individuals who, as of the date hereof, are individual independent contractors of any member of the Leo Group, which list correctly reflects: (i) the name of such independent contractor and the date as of which such independent contractor was originally engaged by a member of the Leo Group; (ii) a brief description of such independent contractor’s services, duties and responsibilities; and (iii) the aggregate dollar amount of the compensation (including all payments or benefits of any type) received by such independent contractor from the Leo Group with respect to services performed since January 1, 2019 through the Balance Sheet Date.

(f)    Since January 1, 2019, neither the Leo Group nor, to the Knowledge of Leo, any Leo Employee in their capacity as such has settled any material Proceedings, complaints, or other grievances relating to sexual harassment and there are no such Proceedings, complaints, or other grievances currently pending or, to the Knowledge of Leo, threatened in writing against any Leo Employee or the Leo Group.

(g)    Section 4.13(g) of the Leo Disclosure Letter sets forth, as of the date hereof, each material Leo Benefit Plan. The Leo Benefit Plans are and have been established and administered in all material respects in compliance with their terms and with ERISA, the Code and all other applicable Legal Requirements.

(h)    With respect to each material Leo Benefit Plan, Leo has made available accurate and complete copies of the following documents, to the extent applicable, (a) all plan documents (or a written summary of the material terms, if no such plan document exists), including all related trust agreements, insurance contracts and funding agreements, and all amendments thereto, (b) copies of the three most recently filed Form 5500 Annual Reports and all schedules thereto, (c) the most recent determination letter (or opinion letter) received from the Internal Revenue Service, (d) the most recent audited financial statements, (e) the most recent summary plan descriptions and other material communications to Leo Employees regarding the Leo Benefit Plans, and (f) any non-routine correspondence with any Governmental Agency regarding any of the Leo Benefit Plans during since January 1, 2019.

(i)    Since January 1, 2019, all contributions (including all employer contributions and employee salary reduction contributions), premiums or other payments that are due and owing prior to the date hereof have been timely paid to each Leo Benefit Plan (or related trust or held in the general assets of the members of the Leo Group and accrued, as appropriate) and all contributions for any period ending on or before the Closing that are not yet due have been accrued in accordance with GAAP or other local law accounting requirements.

(j)    Each Leo Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter or can rely on an opinion letter as to its qualification and, to the Knowledge of Leo, nothing has occurred, whether by action or failure to act, that would reasonably be expected to cause the loss of such qualification.

(k)    Except as set forth on Section 4.13(k)(i) of the Leo Disclosure Letter, none of the members of the Leo Group nor any of their ERISA Affiliates has at any time during the six years immediately preceding the date hereof sponsored or been obligated to contribute to, or had any Liability in respect of, (i) an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA, including a “multiemployer plan” (as defined in Section 3(37) of ERISA), (ii) a “multiple employer plan” (as defined in Section 413(c) of the Code), or (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). No member of the Leo Group has incurred, or would reasonably be expected to incur, any Liability under Title IV of ERISA on account of a plan termination that has not been satisfied in full. Except as set forth on Section 4.13(k)(ii) of the Leo Disclosure Letter, none of the Leo Benefit Plans provide for, and none of the members of the Leo Group or any of their respective ERISA Affiliates has any Liability in respect of, any post-employment or post-retiree health, welfare or life insurance benefits or coverage for any participant or any beneficiary of a participant, except as may be required under Section 4980B of the Code or any other similar state statute of a state of the United States, and at the sole expense of such individual.

(l)    With respect to each Leo Benefit Plan, to the Knowledge of Leo:

(i)            during the six years immediately preceding the date hereof, there have been no “prohibited transactions” with respect to any such Leo Benefit Plan that would subject any member of the Leo Group to a material tax or penalty imposed pursuant to Section 4975 of the Code or Section 502(c), (i) or (l) of ERISA;

(ii)           no member of the Leo Group (by way of indemnification, directly or otherwise) has any material Liability for breach of fiduciary duty or any failure to act or comply in connection with the administration or investment of the assets of such Leo Benefit Plan; and

(iii)          there are no material Proceedings asserting claims with respect to the Leo Benefit Plans, the assets of any trusts under such plans or the plan sponsor or the plan administrator of the Leo Benefit Plans with respect to the operation of such plans (other than routine benefit claims).

(m)   With respect to each Leo Benefit Plan that is subject to Title IV of ERISA (a “Leo Title IV Plan”) (i) such Leo Title IV Plan satisfies the minimum funding standard applicable to such Leo Title IV Plan within the meaning of Code Section 412, (ii) the Pension Benefit Guaranty Corporation has not instituted Proceedings to terminate any Leo Title IV Plan, (iii) to the Knowledge of Leo, no event has occurred, excluding changes in actuarial assumptions, that is reasonably likely to have resulted in a material increase in the unfunded liabilities of any Leo Title IV Plan from the unfunded liabilities contained in such Leo Title IV Plan’s most recent actuarial valuation report, (iv) no “reportable event,” within the meaning of Section 4043 of ERISA (other than an event for which the 30-day notice period has been waived), and no event described in Section 4062 or 4063 of ERISA, has occurred in the six years immediately preceding the date hereof that has resulted in or could reasonably be expected to result in material liability to Leo or its Subsidiaries; (v) no such Leo Benefit Plan is, as of the date hereof, in “at risk” status within the meaning of Section 430 of the Code or Section 303 of ERISA; (vi) there has been no cessation of operations at a facility within the last six years that has resulted in or could reasonably be expected to result in material liability to Leo or its Subsidiaries under Section 4062(e) of ERISA that remains unsatisfied, and (vii) there are no liens on the assets of Leo or its Subsidiaries under ERISA or the Code as a result of actions or inactions by Leo or its Subsidiaries and, to the Knowledge of Leo, no facts or circumstances exist as of the date hereof which would reasonably be expected to result in the imposition of any such lien. No member of the Leo Group has incurred any Liability in respect of any complete or partial withdrawal from any multiemployer plan (as defined in Section 3(37) of ERISA) that remains unsatisfied.

(n)    No Leo Benefit Plan that is qualified under the Code is funded with or allows for payments, investments or distributions in any employer security of any member of the Leo Group, including employer securities as defined in Section 407(d)(1) of ERISA, or employer real property as defined in Section 407(d)(2) or ERISA.

(o)    Each Leo Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) that is subject to Section 409A of the Code is in compliance in all respects with Section 409A of the Code.

(p)    Except as set forth on Section 4.13(p) of the Leo Disclosure Letter or as specifically contemplated by this Agreement, neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions (either alone or together with a subsequent event) would reasonably be expected to result in: (i) an increase in any amount of compensation or benefits otherwise payable to any Leo Employee or under any Leo Benefit Plan; (ii) the acceleration of the time of payment or vesting, or the triggering of any payment or funding, of any compensation or benefits or any other obligation under any Leo Benefit Plan, (iii) a limitation on the right to merge, amend or terminate any Leo Benefit Plan (except any limitations imposed by any applicable Legal Requirements), or (iv) the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (but, specifically excluding, payments pursuant to any Leo Benefit Plan or other agreement entered into between a Leo Employee and Topco, Canadian LP, Merger Sub, Transit Group and their respective Affiliates, any Leo Benefit Plan entered into by the Leo Group at the written request of Topco, Canadian LP, Merger Sub, Transit Group or any of their respective Affiliates, or any amounts paid at the written direction of Topco, Canadian LP, Merger Sub, Transit Group or any of their respective Affiliates).

Section 4.14.          Related Party Transactions. Except as set forth in Section 4.14 of the Leo Disclosure Letter, there are no Contracts, material business relationships or other transactions or arrangements (in each case, other than those that have expired or have been terminated) entered into between any member of the Leo Group, on the one hand, and any (a) present or former officers, director, employees, Affiliates, equityholders, including Meteor and its Affiliates, or associates or any member of the Leo Group or any of their immediate family members (including their spouses), other than the employment arrangements with officers in the ordinary course of business, (b) record or beneficial owner of five percent (5%) or more of the voting securities of any member of the Leo Group or (c) Affiliate of any such officer, director, family member or beneficial owner, on the other hand, except, in the case of each of clauses (a), (b) and (c), for Leo Benefit Plans or for any Contract with any XTAR Employee who will be terminated at or prior to the Closing pursuant to Section 9.5 (each, a “Related Person”).

Section 4.15.          Real Property.

(a)    No member of the Leo Group owns any real property.

(b)    Section 4.15(b) of the Leo Disclosure Letter contains a true, correct and complete list of all real property leased, subleased, occupied or licensed by any member of the Leo Group (the “Leo Leased Property”) as of the date of this Agreement. Section 4.15(b) of the Leo Disclosure Letter sets forth a list of all leases, subleases, licenses and occupancy agreements, together with all amendments, extensions and guaranties related thereto, through which any member of the Leo Group has rights in and to the Leo Leased Property (each, as may have been amended or supplemented or otherwise modified, a “Leo Lease”) as of the date of this Agreement. A member of the Leo Group has good and valid leasehold interest in the Leo Leased Property, free and clear of Liens (other than Permitted Liens). Each Leo Lease is valid and in full force and effect, and no member of the Leo Group is in breach or default under the terms of any Leo Lease where such breach or default would reasonably be expected to be material to the Leo Group, taken as a whole. No notice of termination under any such Leo Lease is outstanding, no termination event exists under any Leo Lease and no event has occurred and no condition exists which, with the giving of notice or lapse of time or both, would constitute such a termination event or condition, in each case except as would not have or reasonably be expected to be material to the Leo Group, taken as a whole. To the Knowledge of Leo, no other party to any Leo Lease is in breach of or default under the terms of any Leo Lease where such breach or default would reasonably be expected to be material to the Leo Group, taken as a whole. Leo has made available to Polaris true, correct and complete copies of each Leo Lease, and all amendments, extensions and guaranties related thereto, listed on Section 4.15(b) of the Leo Disclosure Letter. The Leo Leased Property constitutes all of the real property used or otherwise occupied by the Leo Group. No member of the Leo Group has subleased, licensed or otherwise granted to any person the right to use or occupy all or any material portion of the Leo Leased Property. As of the date hereof, there is no pending or threatened in writing appropriation, condemnation or like action materially affecting the Leo Leased Property or any part thereof or of any sale or other disposition of the Leo Leased Property or any part thereof in lieu of condemnation.

Section 4.16.          Intellectual Property.

(a)    Section 4.16 of the Leo Disclosure Letter sets forth a complete and accurate list of all material patents, material patent applications, material registered and material unregistered trademarks, material service marks, material Internet domain names and material registered and material unregistered copyrights owned or purported to be owned by a Leo Group member (including all pending applications for registration relating thereto). A Leo Group member is the sole and exclusive owner of all such intellectual property rights, and all rights to such intellectual property rights are subsisting and, to Leo’s Knowledge, valid and enforceable.

(b)    Except as set forth on Section 4.16 of the Leo Disclosure Letter or for any nonconformance with clauses (i), (ii) and (iii) below that would not be material to the Leo Group, taken as a whole:

(i)            each member of the Leo Group owns or, to the Knowledge of Leo, has the right to use, all Intellectual Property used in the operation of and material to the business of the Leo Group;

(ii)           during the two year period prior to the date of this Agreement, no member of the Leo Group has received any written notices of material infringement or misappropriation from any third party with respect to any third party Intellectual Property or otherwise contesting the use of ownership of Intellectual Property by the Leo Group; and

(iii)          to the Knowledge of Leo, the conduct of the respective business of each member of the Leo Group as currently conducted does not materially infringe or misappropriate the Intellectual Property of any other Person.

(c)    The Leo Group owns or has a valid right to access and use all computer systems, networks, hardware, software, databases, websites, and equipment used to process, store, maintain and operate data, information and functions, except where the failure to hold such right would not reasonably be expected to be material to Leo’s business as currently conducted.

Section 4.17.          Taxes. Except as set forth on Section 4.17 of the Leo Disclosure Letter or as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Leo Group, taken as a whole:

(a)    Each member of the Leo Group has timely filed or joined in the filing of (taking into account extensions) all Tax Returns required to have been filed by it and all such Tax Returns are true, correct and complete. Each member of the Leo Group has timely paid all Taxes owed by it and, with respect to any period for which Tax Returns have not yet been filed or for which Taxes of the Leo Group are not yet due or owing, adequate accruals for such Taxes on the most recent consolidated financial statements, as disclosed in the Leo Reports, as required by GAAP have been made.

(b)    There are no pending actions or actions threatened in writing for the assessment or collection of Taxes with respect to any member of the Leo Group and all deficiencies for Taxes asserted or assessed in writing against any member of the Leo Group have been fully and timely paid, settled or properly reflected in the most recent consolidated financial statements.

(c)    There are no Liens for Taxes against any of the assets of any member of the Leo Group, other than Permitted Liens.

(d)    No member of the Leo Group has executed or filed with any Taxing Authority any waiver or agreement extending the period for assessment or collection of any Taxes which waiver or agreement is still in effect.

(e)    Since January 1, 2015, no written claim has been received by a member of the Leo Group from a Taxing Authority in a jurisdiction where such member of the Leo Group does not currently file Tax Returns asserting that Leo or any of the other members of the Leo Group is or may be subject to taxation by, or required to file a Tax Return in, that jurisdiction.

(f)    Since January 1, 2015, each member of the Leo Group has complied with all applicable Tax laws relating to the payment and withholding of Taxes and has duly and timely withheld and remitted to the appropriate Taxing Authority all amounts required to be so withheld and remitted under all applicable Tax laws.

(g)    No member of the Leo Group is a party to any agreement or arrangement relating to the apportionment, sharing, assignment or allocation of any Taxes (other than (i) a Contract among the Leo Group or (ii) any agreement or arrangement pertaining to the sale or lease of assets of the Leo Group or pursuant to any commercial financing arrangement or any other agreement or arrangement where the inclusion of a Tax allocation or indemnification provision is customary or incidental to an agreement or arrangement the primary nature of which is not Tax sharing or indemnification).

(h)    Since November 22, 2005, no member of the Leo Group has been a member of an affiliated, consolidated, combined or unitary group for Tax purposes (other than the group the common parent of which is Leo).

(i)    Since January 1, 2015, no member of the Leo Group has ever had a permanent establishment (or other taxable presence) in any country other than the country of its organization, or, with the exception of withholding tax, has ever been subject to Tax in a jurisdiction outside the country of its organization.

(j)    No member of the Leo Group will be required to include in a taxable period ending after the Closing Date taxable income attributable to: (i) income that accrued in a taxable period prior to the Closing Date but was not recognized for Tax purposes in such prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or comparable provisions of state, local or foreign Tax law; (ii) any “intercompany transaction” as described in Treasury Regulations Section 1.1502-13(b)(1) occurring at or prior to the Closing or any “excess loss account” as described in Treasury Regulations Section 1.1502-19 in existence at Closing; or (iii) an election under Section 108(i).

(k)    Since January 1, 2015, no member of the Leo Group has (i) entered into any transaction that constitutes a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) or a “confidential corporate tax shelter” within the meaning of Treasury Regulations Section 301.6111-2(a)(2), or (ii) made an election under Section 965(h) of the Code.

(l)    Leo and each of the other members of the Leo Group have given or otherwise made available to Polaris true, correct and complete copies of all material Tax Returns, examination reports and statements of deficiencies for taxable periods, or transactions consummated, for which the applicable statutory periods of limitations have not expired.

(m)    Since January 1, 2015, no member of the Leo Group has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign Tax law, and no member of the Leo Group is subject to any private letter ruling of the Internal Revenue Service or comparable ruling of any other Governmental Agency.

(n)    For purposes of this Section 4.17, any reference to Leo or any other member of the Leo Group shall be deemed to include any Person that was merged with or was liquidated or converted into such member of the Leo Group.

Section 4.18.          Information Supplied.

(a)    At the time of its filing, the Leo Proxy Statement will comply in all material respects with the requirements of the Exchange Act, except that no representation or warranty is made by Leo with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of any Person other than Leo for inclusion or incorporation by reference therein.

(b)    None of the information in the Leo Proxy Statement or information supplied or to be supplied by any member of the Leo Group specifically for inclusion or incorporation by reference in the Form F-4 or the Canadian Prospectus will, in the case of the Leo Proxy Statement at the time the Leo Proxy Statement is first mailed to Leo’s stockholders and at the time of the Leo Stockholder Meeting, in the case of the Form F-4 and the Canadian Prospectus at the Closing, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Leo with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of any Person other than Leo for inclusion or incorporation by reference therein. In addition, Leo will co-operate with and reasonably assist the other Parties as may be required or as may reasonably be requested in connection with the timely preparation of the Canadian Prospectus, including by using its commercially reasonable efforts to (a) provide prospectus-level financial and other disclosure concerning the Leo Group and its businesses, including all applicable audited and unaudited financial statements and pro forma financial information; (b) coordinate the participation of the senior management of the Leo Group and the auditors of its businesses in customary due diligence sessions, and (c) obtain required and customary consent and comfort letters of its auditors.

Section 4.19.          Insurance. Section 4.19 of the Leo Disclosure Letter sets forth a list as of the date hereof of all material insurance policies or other material insurance service contracts, including all launch and in-orbit satellite insurance policies (the “Leo Insurance Policies”), providing coverage for the properties or operations of the Leo Group, the type and amount of coverage and the expiration dates of the Leo Insurance Policies. Except as would not reasonably be expected to be material to the Leo Group, taken as a whole, (a) the Leo Group maintains insurance policies in such amounts and against such risks as are customary in the industries in which the Leo Group operates and (b) each Leo Insurance Policy is legal, valid, binding and enforceable. As of the date of this Agreement, there is no material claim by any member of the Leo Group pending under any Leo Insurance Policy as to which coverage has been questioned, denied or disputed in writing by the underwriters of such policies. All premiums due as of the date hereof under all Leo Insurance Policies have been paid in full, and Leo has otherwise complied in all material respects with the terms and conditions of all Leo Insurance Policies. As of the date of this Agreement, except as forth on Section 4.19 of the Leo Disclosure Letter, Leo has not received written notice from any insurance carrier: (i) threatening a suspension, revocation, termination, cancellation or modification of any Leo Insurance Policies or a material increase in any premium in connection therewith, or (ii) informing Leo that any coverage listed on Section 4.19 of the Leo Disclosure Letter will not or may not be available in the future on substantially the same terms as now in effect, in each case except as would not reasonably be expected to be material to the Leo Group, taken as a whole.

Section 4.20.          Interim Operations; Absence of Certain Changes.

(a)    From the Audit Date to the date of this Agreement, the Leo Group has conducted its business in the ordinary course of business in all material respects, and has not taken any action that would have been prohibited by Section 8.1, if Section 8.1 had been applicable to the Leo Group during such period.

(b)    From the Audit Date to the date of this Agreement, there has not been any Occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Leo Material Adverse Effect.

Section 4.21.          Anti-Corruption, Economic Sanctions, Import and Export Controls.

(a)    (i) No member of the Leo Group, nor any director or officer of any member of the Leo Group, nor, to the Knowledge of Leo, any shareholder, employee, vendor, sub-contractor or Representative acting on behalf of any member of the Leo Group, has violated any Anti-Corruption Law or Economic Sanctions Law; (ii) Leo has established and maintains procedures and controls that are reasonably designed to ensure that the Leo Group is in compliance with applicable Anti-Corruption Laws and Economic Sanctions Laws; and (iii) no member of the Leo Group has found material violations of any Anti-Corruption Law or Economic Sanctions Law in an internal investigation, made a voluntary or other disclosure to a Governmental Agency or Governmental Related Party related to any violation of Anti-Corruption Law or Economic Sanctions Law or received any written, official notice, citation, complaint or report related to alleged violations of any Anti-Corruption Law or Economic Sanctions Law and either filed with a court, tribunal or other Governmental Agency or Governmental Related Party or transmitted by a Governmental Agency or Governmental Related Party.

(b)    No member of the Leo Group, no director or officer of any member of the Leo Group, and, to the Knowledge of Leo, no employee or agent of any member of the Leo Group is (i) a blocked person or denied party under any Economic Sanctions Law (including, for greater certainty, a Canadian Designated Person) or (ii) a Person with whom dealing or engaging in transactions is prohibited or sanctioned under any Legal Requirement of the United States or Canada.

(c)    No member of the Leo Group is acting as agent or nominee in connection with the transactions contemplated by this Agreement, is a country, territory, Person, organization or entity that is a Canadian Designated Person or named on an OFAC List or similar list under any Economic Sanctions Law, or is a prohibited country, territory, Person, organization or entity under any economic sanctions program administered or maintained by OFAC or other U.S. Governmental Agency or the Government of Canada.

(d)    As of the date hereof, other than as set forth in Section 4.21(d) of the Leo Disclosure Letter, (i) there are no unresolved allegations of fraud by any Governmental Agency or Governmental Related Party and (ii) to the Knowledge of Leo, since January 1, 2015 there have been no allegations of fraud by any Governmental Agency or Governmental Related Party, in each case, with respect to the Leo Group.

(e)    All members of the Leo Group are and for the past five years have been in material compliance with and in possession of any and all licenses, registrations, and permits that may be required for the lawful conduct of their business under applicable import and export control laws, including without limitation the Export Administration Regulations and the ITAR. Within the past five years, no member of the Leo Group, has made any voluntary disclosures to any U.S. Government or Canadian Governmental Agencies under any of the foregoing import or export control laws; been the subject of any governmental investigation or inquiry regarding compliance with such laws; or been assessed any fine or penalty under such laws.

Section 4.22.          Brokers’ Fees. Other than Credit Suisse Securities (USA) LLC, no Person is entitled to any brokerage, finder’s or other similar fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of any member of the Leo Group.

Section 4.23.     Merger Sub.

(a)     Authority. Merger Sub has all necessary power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Contemplated Transactions. Except for the approval described in the next sentence, the execution, delivery and performance by Merger Sub of this Agreement and the other Transaction Documents and the consummation of the Contemplated Transactions have been duly and validly authorized by all necessary action on behalf of Merger Sub. No other actions or proceedings on the part of Merger Sub are necessary to authorize this Agreement or to consummate the Contemplated Transactions, other than the adoption of this Agreement by Leo in its capacity as the sole stockholder of Merger Sub. This Agreement has been duly and validly executed and delivered by Merger Sub, and, assuming the due authorization, execution and delivery of this Agreement by each of the other Parties, constitutes a legal, valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, except as may be limited by the Enforceability Exceptions. Each other agreement or document contemplated by this Agreement to be entered into or executed or delivered by Merger Sub at or prior to Closing to which Merger Sub is or will be a party will be duly and validly executed and delivered by Merger Sub, and will constitute a legal, valid and binding obligation of Merger Sub enforceable against Merger Sub in accordance with its terms, except as may be limited by the Enforceability Exceptions.

(b)     Ownership of Merger Sub; No Prior Activities. Merger Sub was formed solely for the purpose of engaging in the Contemplated Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Contemplated Transactions. All of the issued and outstanding shares of capital stock of Merger Sub are owned of record by Leo.

Section 4.24.     Opinion of Financial Advisor. Prior to the execution of this Agreement, LionTree Advisors LLC has delivered to the Leo Board its opinion as to the fairness, from a financial point of view, as of the date of such opinion, to the holders of Leo Common Shares (other than Meteor, Polaris and their respective affiliates) of the Merger Consideration, taken in the aggregate (without giving effect to any impact on the transactions contemplated hereby on any particular holder of Leo Common Shares other than in such holder’s capacity as a holder of Leo Common Shares), based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by LionTree Advisors LLC in preparing such opinion.

Section 4.25.     Other Entities.

(a)     XTAR. Leo owns 56% of the issued and outstanding common equity interests in XTAR. Leo has made available to Polaris true, complete and correct copies of the articles of incorporation and bylaws, or equivalent organizational documents (including any operating or equivalent agreements) of XTAR, as amended, modified or supplemented through the date of this Agreement (the “XTAR Documents”). The Leo Group is in material compliance with the terms of the XTAR Documents applicable to the Leo Group, except for any failure so to comply that would not reasonably be expected to be material to the Leo Group, taken as a whole. Other than under the XTAR Documents or as set forth Section 4.25(a) of the Leo Disclosure Letter, no member of the Leo Group has (i) any material Liabilities or material obligation to XTAR or any other Person in respect of XTAR, including any obligation to make any loan, advance, or capital contribution, or other material payment to, or investments in, XTAR or any of its Subsidiaries or (ii) any direct or indirect material Liability or material obligation to assume, guarantee or endorse any obligations or Liabilities of XTAR or its Subsidiaries, including, without limitation, with respect to any XTAR Employees or employees of XTAR’s Subsidiaries. Notwithstanding any other provision in this Agreement to the contrary, Leo does not make, and hereby expressly disclaims, any representation or warranty (express or implied) with respect to XTAR or any of its Subsidiaries, except for the representations and warranties contained in this Section 4.25(a).

(b)     GdM. Leo owns 49% of the issued and outstanding common voting equity interests in GdM. Leo has made available to Polaris true, complete and correct copies of the articles of incorporation and bylaws, or equivalent organizational documents (including any operating or equivalent agreements) of GdM, as amended, modified or supplemented through the date of this Agreement (the “GdM Documents”). The Leo Group is in material compliance with the terms of the GdM Documents applicable to the Leo Group, except for any failure so to comply that would not reasonably be expected to be material to the Leo Group, taken as a whole. Other than under the GdM Documents or as set forth in Section 4.25(b) of the Leo Disclosure Letter, no member of the Leo Group has (i) any material obligation to make any loan, advance, capital contribution, or other material payment to, or investments in, GdM or any of its Subsidiaries or (ii) any direct or indirect material obligation to assume, guarantee or endorse any obligations or Liabilities of GdM or its Subsidiaries, including, without limitation, with respect to any employees of GdM or its Subsidiaries. Notwithstanding any other provision in this Agreement to the contrary, Leo does not make, and hereby expressly disclaims, any representation or warranty (express or implied) with respect to GdM or any of its Subsidiaries, except for the representations and warranties contained in this Section 4.25(b).

(c)     To the actual knowledge (without investigation) of (x) the individuals listed on Section 1.1 of the Leo Disclosure Letter, (y) with respect to XTAR, the Leo designees on the XTAR board of managers (or similar governing body) and (z) with respect to GdM, the Leo designees on the GdM board of directors (or similar governing body):

(i)          Since January 1, 2018, each of GdM and XTAR is and has been in compliance in all material respects with all Legal Requirements applicable to such Person and its respective businesses or by which any property or asset of such Person is bound. Since January 1, 2018, each of GdM and XTAR has not received any written notice from any Governmental Agency or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, except for such non-compliance as would not reasonably be expected to be material to such Person.

(ii)         Neither GdM nor XTAR, nor any director or officer, shareholder, employee, vendor, sub-contractor or Representative acting on behalf of any such Person, has violated any Anti-Corruption Law or Economic Sanctions Law.

(iii)        Neither XTAR nor GdM has found material violations of any Anti-Corruption Law or Economic Sanctions Law in an internal investigation, made a voluntary or other disclosure to a Governmental Agency or Governmental Related Party related to any violation of Anti-Corruption Law or Economic Sanctions Law or received any written, official notice, citation, complaint or report related to alleged violations of any Anti-Corruption Law or Economic Sanctions Law either filed with a court, tribunal or other Governmental Agency or Governmental Related Party or transmitted by a Governmental Agency or Governmental Related Party.

(iv)        Neither GdM nor XTAR and no director or officer, employee or agent of any member of such Person is (i) a blocked person or denied party under any Economic Sanctions Law (including, for greater certainty, a Canadian Designated Person) or (ii) a Person with whom dealing or engaging in transactions is prohibited or sanctioned under any Legal Requirement of the United States or Canada.

(v)         Neither GdM nor XTAR is acting as agent or nominee in connection with the transactions contemplated by this Agreement, is a country, territory, Person, organization or entity that is a Canadian Designated Person or named on an OFAC List or similar list under any Economic Sanctions Law, or is a prohibited country, territory, Person, organization or entity under any economic sanctions program administered or maintained by OFAC or other U.S. Governmental Agency or the Government of Canada.

(vi)        As of the date hereof, with respect to GdM or XTAR there are no unresolved allegations of fraud.

(vii)       Each of GdM and XTAR is and for the past five years has been in material compliance with and in possession of any and all licenses, registrations, and permits that may be required for the lawful conduct of their business under applicable import and export control laws, including without limitation the Export Administration Regulations and the ITAR. Within the past five years, neither XTAR nor GdM has made any voluntary disclosures to any U.S. Government or Canadian Governmental Agencies under any of the foregoing import or export control laws; been the subject of any governmental investigation or inquiry regarding compliance with such laws; or been assessed any fine or penalty under such laws.

Section 4.26.     Environmental Matters. The Leo Group and all of its assets are in material compliance with any applicable Legal Requirements which relate to or otherwise impose liability or a standard of conduct concerning pollution (including noise), protection of the environment or health and safety or the manufacture, processing, transport, generation, labeling, distribution, use, treatment, storage, release or disposal of Hazardous Substances (“Environmental Laws”), and, to the Knowledge of Leo, there are no events, conditions or circumstances that have resulted in or are reasonably likely to result in material Liability to the Leo Group pursuant to any applicable Environmental Laws. Leo has not received any written notice from any Governmental Agency or any other Person regarding material Liability to the Leo Group under, or violations of, any Environmental Law. Leo is not a party to any Contract pursuant to which it has assumed material Liability pursuant to Environmental Laws.

Section 4.27.     Anti-Takeover Provisions. Assuming the accuracy of the representations and warranties in Section 6.9, Section 6.12 and Section 7.13, Leo has taken all actions necessary to render inapplicable to this Agreement, the Voting Support Agreement and the Contemplated Transactions (including the Merger), and inapplicable to Topco, Merger Sub and Leo’s capital stock in connection with this Agreement and the Contemplated Transactions (including the Merger), any and all “fair price,” “moratorium,” “control share acquisition,” “business combination” and other similar restrictions set forth in statutes or regulations of any state or jurisdiction (collectively, “Takeover Laws”), and no Takeover Law applies or will apply to Leo, Topco, Merger Sub, the Subsidiaries of Topco or Merger Sub, the other members of the Leo Group, this Agreement, the Voting Support Agreement or the Contemplated Transactions. Without limiting the foregoing, assuming the accuracy of the representations and warranties in Section 6.12 and Section 7.13, the Leo Board has taken all actions necessary so that the restrictions on “business combinations” as defined, and contained, in Section 203 of the DGCL will not apply with respect to, or as a result of, the execution of this Agreement, the Voting Support Agreement or the consummation of the Contemplated Transactions, without any further action on the part of the stockholders of Leo or of the Leo Board.

Section 4.28.     Investment Company Act. No member of the Leo Group is an “investment company” as such term is defined under the Investment Company Act of 1940, as amended.

Section 4.29.     No Other Representations and Warranties. Except for the representations and warranties contained in this Article IV, no member of the Leo Group makes any express or implied representation or warranty, and the Leo Group hereby disclaims any such representation or warranty, with respect to the execution and delivery of this Agreement or the other Transaction Documents or the consummation of the Contemplated Transactions.

Article V.

REPRESENTATIONS AND WARRANTIES OF TRANSIT

Except as and to the extent disclosed in the Transit Disclosure Letter, Transit hereby represents and warrants to the other Parties as follows:

Section 5.1.       Organization, Existence and Good Standing. Transit (a) is a corporation duly organized, validly existing and in good standing under the laws of Canada, (b) is duly qualified or licensed to do business as a foreign corporation and in good standing to conduct business in any other jurisdiction in which its ownership, leasing or operation of property or assets, or the conduct of its business as now conducted, requires such qualification or licensing and (c) has all requisite corporate power and authority to own, lease and operate its properties and assets it currently owns, leases and operates and to carry on its business as such business is currently conducted, except, in the case of clauses (b) and (c), as would not reasonably be expected to have, individually or in the aggregate, a Transit Material Adverse Effect.

Section 5.2.       Authority. Transit has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance by Transit of this Agreement have been duly and validly authorized by all necessary corporate action on behalf of Transit. No other corporate actions or proceedings on the part of Transit are necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by Transit and assuming the due authorization, execution and delivery of this Agreement by each of the other Parties, constitutes a binding obligation of Transit, enforceable against Transit in accordance with its terms, except as may be limited by the Enforceability Exceptions. Each other agreement or document contemplated by this Agreement to be entered into or executed or delivered by it at or prior to Closing to which Transit is or will be a party will be duly and validly executed and delivered by Transit and will constitute a binding obligation of Transit, enforceable against Transit in accordance with its terms, except as may be limited by the Enforceability Exceptions. The board of directors of Transit, by resolutions adopted at a meeting duly called and held, has authorized and approved the execution, delivery and performance of this Agreement by Transit.

Section 5.3.       No Conflict or Violation. The execution, delivery and performance by Transit of this Agreement and the consummation of the Contemplated Transactions in accordance with (and without waiver of) the terms hereof will not (with notice or lapse of time, or both) (a) conflict with or violate any provision of (i) the Transit Articles or bylaws of Transit or (ii) any equivalent organizational or governing document of any member of the Transit Group that is a Subsidiary of Transit (that is material to the business of Transit), (b) require any consent or approval under, violate, conflict with or result in any breach of or any loss of any benefit under, or constitute a default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien upon any of the respective properties, rights or assets of any member of the Transit Group pursuant to any contract that is material to the Transit Group to which any member of the Transit Group is a party or by which any property or assets of any member of the Transit Group is bound or any Permits held by Transit, (c) conflict with or violate any Order binding upon any member of the Transit Group, or (d) assuming that all Permits and other actions described in Section 5.4 have been obtained and all filings and other obligations described in Section 5.4 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Legal Requirement applicable to any member of the Transit Group or any of their respective properties or assets or result in a breach or violation of any of the terms or conditions of, constitute a default under (with notice or lapse of time, or both), or otherwise cause an impairment or revocation of, any Permit of any member of the Transit Group, except in the case of each of the foregoing clauses (b), (c) and (d), for such violations, conflicts, breaches, defaults, impairments or revocations that would not reasonably be expected to have, individually or in the aggregate, a Transit Material Adverse Effect.

Section 5.4.       Governmental Consents and Approvals. The execution, delivery and performance by Transit of this Agreement and the consummation of the Contemplated Transactions in accordance with (and without waiver of) the terms hereof will not require (with or without notice or lapse of time, or both) any Permit or filing or registration with or notification to any Governmental Agency with respect to any member of the Transit Group or any of their respective properties or assets, except for (a) the Agreed Governmental Filings, (b) any filings required under the rules and regulations of the NASDAQ Stock Market and the Toronto Stock Exchange (if the Parties determine to seek a listing on the Toronto Stock Exchange at Closing), (c) the filing of the Certificate of Merger pursuant to the DGCL, (d) compliance with applicable requirements of the Exchange Act, (e) any registration, filing or notification required pursuant to state securities or “blue sky” laws and (f) such Permits, filings with or notifications to any Governmental Agency where the failure to obtain such Permits, or to make such filings, registrations or notifications would not reasonably be expected to have, individually or in the aggregate, a Transit Material Adverse Effect.

Section 5.5.       Capitalization.

(a)     The total authorized capital stock of Transit consists of (i) an unlimited number of Transit Common Shares, (ii) an unlimited number of Transit Voting Participating Preferred Shares, (iii) an unlimited number of Transit Non-Voting Participating Preferred Shares, (iv) an unlimited number of Transit Redeemable Common Shares, (v) an unlimited number of Transit Redeemable Non-Voting Participating Preferred Shares, (vi) 1,000 Transit Director Voting Preferred Shares, and (vii) 325,000 Transit Senior Preferred Shares. As of November 20,2020, the total issued and outstanding capital stock of Transit is as follows: (i) 74,252,460 Transit Common Shares are issued and outstanding, all of which are duly authorized, validly issued, fully paid, nonassessable, and free of preemptive rights, (ii) 7,034,444 Transit Voting Participating Preferred Shares are issued and outstanding, all of which are validly issued, fully paid, nonassessable, and free of preemptive rights, (iii) 38,477,137 Transit Non-Voting Participating Preferred Shares are issued and outstanding, all of which are validly issued, fully paid, nonassessable, and free of preemptive rights, and (iv) 1,000 Transit Director Voting Preferred Shares are issued and outstanding, all of which are validly issued, fully paid, nonassessable, and free of preemptive rights. There are no outstanding Transit Senior Preferred Shares issued by Transit.

(b)     Section 5.5(b) of the Transit Disclosure Letter sets forth, as of the date of this Agreement, the following information with respect to outstanding Transit Options and Transit Tandem SARs and Transit RSUs, to the extent applicable: (i) the name of the holder of such Transit Option and Transit Tandem SARs and Transit RSUs; (ii) the number of Transit Non-Voting Participating Preferred Shares subject to such Transit Option and Transit Tandem SARs; (iii) the exercise price of such Transit Option, Transit Tandem SARs and Transit RSUs; and (iv) the vesting schedule of such Transit Option, Transit Tandem SARs and Transit RSUs. As of November 22, 2020, there were outstanding options (“Transit Options”) to purchase 8,354,830 Transit Non-Voting Participating Preferred Shares, of which 6,076,126 were issued with an accompanying tandem SAR (“Transit Tandem SARs”) and restricted stock units (“Transit RSUs”) that represent the right to receive 133,333 Transit Non-Voting Participating Preferred Shares.

(c)     All outstanding Transit Options, Transit Tandem SARs and Transit RSUs have been issued, granted or exercised (if applicable) in material compliance with all applicable securities laws. No Transit Option, Transit Tandem SAR or Transit RSUs provides for a deferral of compensation within the meaning of Section 409A of the Code.

(d)     Except as set forth in Section 5.5(a) and (b) of the Transit Disclosure Letter, there are no (i) shares of capital stock or other equity or voting interests of any member of the Transit Group issued, reserved for issuance or outstanding, (ii) securities convertible into or exchangeable or exercisable for, at any time, one or more shares of capital stock of, or other equity or voting interests of any member of the Transit Group, in each case issued, reserved for issuance or outstanding, (iii) options, warrants, preemptive rights, “phantom” stock rights, profits interests, stock appreciation rights, redemption rights, repurchase rights, or other rights to acquire from any member of the Transit Group, or obligations of any member of the Transit Group to issue or sell, any shares of capital stock, equity or voting securities or securities convertible into or exchangeable or exercisable for shares of capital stock or equity or voting securities of any member of the Transit Group or (iv) bonds, debentures, notes or other indebtedness of the Transit Group that entitle the holder thereof to vote (or are convertible into, or exchangeable or exercisable for, securities having the right to vote) with the stockholders of, or any Person in the Transit Group or other equityholders on any matter.

(e)     (i) Except for this Agreement and the other Transaction Documents, there are no outstanding contractual obligations, commitments or arrangements of any character (contingent or otherwise) that are binding on any member of the Transit Group to (A) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in any member of the Transit Group, (B) to provide any funds to or make any investment in respect of any unsatisfied subscription obligation or capital contribution or capital account funding obligation in any Person, or (C) to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any shares or other equity interests, (ii) no member of the Transit Group is under any obligation, contingent or otherwise, by reason of any agreement to register the offer and sale or resale of any of its capital stock or other equity or voting securities under the Securities Act, and (iii) other than the Transit Shareholders Agreement, there are no agreements, commitments, arrangements or understandings to which any member of the Transit Group is a party with respect to the voting of any shares of capital stock or other equity or voting interests of any member of the Transit Group or which restrict, or grant any rights, preference or privilege with respect to, the transfer of any such shares or other equity or voting interests, nor does Transit have Knowledge of any third party agreements, commitments, arrangements or understandings with respect to the voting of any such shares or other equity or voting interests or which restrict the transfer of any such shares or other equity or voting interests.

Section 5.6.       Information Supplied. None of the information supplied or to be supplied by any member of the Transit Group specifically for inclusion or incorporation by reference in the Leo Proxy Statement, the Form F-4 or the Canadian Prospectus will, in the case of the Leo Proxy Statement at the time the Leo Proxy Statement is first mailed to Leo’s stockholders and at the time of the Leo Stockholder Meeting, in the case of the Form F-4 and the Canadian Prospectus at the Closing, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Transit with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of any Person other than Transit for inclusion or incorporation by reference therein. In addition, Transit will co-operate with and reasonably assist the other Parties as may be required or as may reasonably be requested in connection with the timely preparation of the Leo Proxy Statement and the Canadian Prospectus, including by using its commercially reasonable efforts to (a) provide prospectus-level financial and other disclosure concerning the Transit Group and its businesses, including all applicable audited and unaudited financial statements and pro forma financial information; (b) coordinate the participation of the senior management of the Transit Group and the auditors of its businesses in customary due diligence sessions, and (c) obtain required and customary consent and comfort letters of its auditors.

Section 5.7.       Brokers’ Fees. No Person is entitled to any brokerage, finder’s or other similar fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Transit.

Section 5.8.       Trade. Neither Transit nor any of its Subsidiaries is acting as agent or nominee in connection with the transactions contemplated by this Agreement, is a country, territory, Person, organization or entity that is a Canadian Designated Person or named on an OFAC List, or is a prohibited country, territory, Person, organization or entity under any economic sanctions program administered or maintained by OFAC or the Government of Canada.

Section 5.9.       No Other Representations and Warranties. Except for the representations and warranties contained in this Article V, as qualified by the Transit Disclosure Letter, Transit does not make any express or implied representation or warranty, and Transit hereby disclaims any such representation or warranty, with respect to the execution and delivery of this Agreement or the other Transaction Documents or the consummation of the Contemplated Transactions.

Article VI.

REPRESENTATIONS AND WARRANTIES OF Topco, CANADIAN LP AND CANHOLDCO

Except as and to the extent disclosed in the Topco Disclosure Letter, Topco, Canadian LP and CanHoldco, jointly and severally, represent and warrant to the other Parties as follows:

Section 6.1.       Organization, Existence and Good Standing. Each of Topco, Canadian LP and CanHoldco (a) is a legal entity duly organized, validly existing and in good standing under the laws of its respective jurisdiction of, as applicable, formation or incorporation and (b) has all requisite power and authority to own, lease and operate its properties and assets it currently owns, leases and operates and to carry on its business as such business is currently conducted, except, in the case of clause (b), as would not reasonably be expected to have, individually or in the aggregate, a Topco Material Adverse Effect.

Section 6.2.       Authority. Each of Topco, Canadian LP and CanHoldco has all necessary power and authority to execute, deliver and perform its respective obligations under this Agreement and to consummate the Contemplated Transactions. The execution, delivery and performance by each of Topco, Canadian LP and CanHoldco of this Agreement and the other Transaction Documents and the consummation of the Contemplated Transactions have been duly and validly authorized by all necessary action on behalf of each of Topco, Canadian LP and CanHoldco. No other actions or proceedings on the part of any of Topco, Canadian LP and CanHoldco are necessary to authorize this Agreement or to consummate the Contemplated Transactions. This Agreement has been duly and validly executed and delivered by each of Topco, Canadian LP and CanHoldco, and, assuming the due authorization, execution and delivery of this Agreement by each of the other Parties, constitutes a binding obligation of each of Topco, Canadian LP and CanHoldco, enforceable against such Person in accordance with its terms, except as may be limited by the Enforceability Exceptions. Each other agreement or document contemplated by this Agreement to be entered into or executed or delivered by Topco, Canadian LP and CanHoldco at or prior to Closing to which Topco, Canadian LP and CanHoldco, as applicable, is or will be a party will be duly and validly executed and delivered by Topco, Canadian LP and CanHoldco, as applicable, and will constitute a binding obligation of Topco, Canadian LP and CanHoldco, as applicable, enforceable against Topco, Canadian LP and CanHoldco, as applicable, in accordance with its terms, except as may be limited by the Enforceability Exceptions.

Section 6.3.       No Conflict or Violation. The execution, delivery and performance by each of Topco, Canadian LP and CanHoldco of this Agreement and the consummation by each of Topco, Canadian LP and CanHoldco of the Contemplated Transactions in accordance with the terms hereof will not (with notice or lapse of time, or both) (a) conflict with or violate any provision of the articles of incorporation, limited partnership agreement, bylaws or other equivalent organizational or governing documents of Topco, Canadian LP and CanHoldco, (b) require any consent or approval under, violate, conflict with or result in any breach of or any loss of benefits under, or constitute a default under or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien upon any of the respective properties, rights or assets of Topco, Canadian LP and CanHoldco pursuant to any Contract to which Topco, Canadian LP and CanHoldco is a party or by which any property or assets of Topco, Canadian LP and CanHoldco is bound, (c) conflict with or violate any Order binding upon Topco, Canadian LP and CanHoldco, and (d) assuming that all Permits and other actions described in Section 6.4 of this Agreement have been obtained and all filings and other obligations described in Section 6.4 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Legal Requirement applicable to Topco, Canadian LP and CanHoldco or any of their respective properties or assets or result in a breach or violation of any of the terms or conditions of, constitute a default under (with notice or lapse of time, or both), or otherwise cause an impairment or revocation of, any Permit of Topco, Canadian LP and CanHoldco, except in the case of each of the foregoing clauses (b), (c), and (d) for such violations, conflicts, breaches, defaults, impairments or revocations that would not reasonably be expected to have, individually or in the aggregate, a Topco Material Adverse Effect.

Section 6.4.       Governmental Consents and Approvals. The execution, delivery and performance by each of Topco, Canadian LP and CanHoldco of this Agreement and the consummation by each of Topco, Canadian LP and CanHoldco of the Contemplated Transactions, each in accordance with the terms hereof and thereof, will not require (with or without notice or lapse of time, or both) any Permit or filing or registration with, or notification to, any Governmental Agency with respect to Topco, Canadian LP and CanHoldco or any of their respective properties or assets, except (a) for (i) the Agreed Governmental Filings, (ii) the filing of the Certificate of Merger pursuant to the DGCL, (iii) compliance with applicable requirements of the Exchange Act and applicable Canadian securities law, (iv) filings required under the rules and regulations of the NASDAQ Stock Market and the Toronto Stock Exchange (if the Parties determine to seek a listing on the Toronto Stock Exchange at Closing) and (v) such Permits, filings with or notifications to any Governmental Agency set forth on Section 6.4 of the Topco Disclosure Letter and (b) where the failure to obtain such Permits, or to make such filings, registrations or notifications would not reasonably be expected to have, individually or in the aggregate, a Topco Material Adverse Effect.

Section 6.5.       Actions and Proceedings. There are no outstanding Orders to which Topco, Canadian LP and CanHoldco are subject or bound that would reasonably be expected to have, individually or in the aggregate, a Topco Material Adverse Effect. There are no Proceedings pending or, to the Knowledge of Topco, threatened in writing against Topco, Canadian LP and CanHoldco, which would reasonably be expected to have, individually or in the aggregate, a Topco Material Adverse Effect.

Section 6.6.       Capitalization.

(a)     As of the date hereof, the equity capitalization of Topco consists of a maximum of 50 Topco Super Voting Shares, of which 50 are issued and outstanding;

(b)     As of the date hereof, the equity capitalization of Canadian LP consists of:

(i)          an unlimited number of GP Units, of which 50 are issued and outstanding; and

(ii)         an unlimited number of X LP Units, of which 10 are issued and outstanding.

(c)     After giving effect to the Contemplated Transactions, the equity capitalization of Topco will consist of:

(i)          an unlimited number of Class A common shares, of which only the shares issued in the Contemplated Transactions are issued and outstanding;

(ii)         an unlimited number of Class B common shares, of which only the shares issued in the Contemplated Transactions are issued and outstanding;

(iii)        an unlimited number of Class C limited voting common shares, of which only the shares issued in the Contemplated Transactions are issued and outstanding;

(iv)        an unlimited number of Class C fully voting common shares, of which only the shares issued in the Contemplated Transactions are issued and outstanding;

(v)         one Class A Special Voting Share, of which one is issued and outstanding;

(vi)        one Class B Special Voting Share, of which one is issued and outstanding;

(vii)       one Class C Special Voting Share, of which one is issued and outstanding;

(viii)      an unlimited number of Topco Super Voting Shares, of which none are issued and outstanding;

(ix)        one Golden Share, of which one is issued and outstanding;

(x)         an unlimited number of Class A preferred shares, issuable in series, of which none are issued and outstanding; and

(xi)        3,510,675 Topco Common Shares will be issuable upon exercise of Transit Options or settlement of Topco Incentive Securities (in each case as adjusted for any exercise or settlement of Transit Options, Transit Tandem SARs or Transit RSUs prior to the conversion into Topco Incentive Securities on the Closing Date).

(d)     After giving effect to the Contemplated Transactions, the equity capitalization of Canadian LP will consist of:

(i)          an unlimited number of GP Units, of which only the Units issued in the Contemplated Transactions are issued and outstanding;

(ii)         an unlimited number of Class A exchangeable limited partner units, of which only the Units issued in the Contemplated Transactions are issued and outstanding;

(iii)        an unlimited number of Class B exchangeable limited partner units, of which only the Units issued in the Contemplated Transactions are issued and outstanding;

(iv)        an unlimited number of Class C exchangeable limited partner units, of which only the Units issued in the Contemplated Transactions are issued and outstanding; and

(v)         an unlimited number of Class D limited partner units, of which none are issued and outstanding.

(e)     There are no outstanding options granted by Topco to purchase Topco Common Shares. Except as set forth in Section 6.6(a) or Section 6.6(c), there are no (i) Topco Common Shares or other equity or voting interests in Topco issued, reserved for issuance or outstanding, (ii) securities convertible into or exchangeable or exercisable for, at any time, one or more Topco Common Shares of, or other equity or voting interests in Topco issued, reserved for issuance or outstanding, (iii) options, warrants, preemptive rights, “phantom” stock rights, profits interests, stock appreciation rights, redemption rights, repurchase rights, or other rights to acquire from Topco, or obligations of Topco to issue or sell, any Topco Common Shares, equity or voting securities or securities convertible into or exchangeable or exercisable for units or equity or voting securities of Topco or (iv) bonds, debentures, notes or other indebtedness of Topco that entitle the holder thereof to vote (or are convertible into, or exchangeable or exercisable for, securities having the right to vote) with the stockholders of Topco on any matter. There are no outstanding contractual obligations, commitments or arrangements of any character (contingent or otherwise) that are binding on Topco to (A) repurchase, redeem or otherwise acquire any Topco Common Shares, or other equity or voting interests in Topco, or (B) to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any Topco Common Shares or other equity interests in Topco. Topco is not under any obligation, contingent or otherwise, by reason of any agreement other than this Agreement to register the offer and sale or resale of any Topco Common Shares or other equity or voting securities under the Securities Act. There are no, and as of Closing there will not be (except for Amended and Restated Topco Organizational Documents, the Trust Agreement, the Voting Trust Agreement and the Topco Post-Closing Investor Rights Agreements) any agreements, commitments, arrangements or understandings to which Topco is a party with respect to the voting of any Topco Common Shares or other equity or voting interests of Topco or which restrict, or grant any rights, preference or privilege with respect to, the transfer of any Topco Common Shares or other equity or voting interests in Topco, nor does Topco have Knowledge of any third party agreements, commitments, arrangements or understandings with respect to the voting of any Topco Common Shares or other equity or voting interests or which restrict the transfer of any Topco Common Shares or other equity or voting interests in Topco.

(f)      There are no outstanding options granted by Canadian LP to purchase Units. Except as set forth in Section 6.6(b) or Section 6.6(d), there are no (i) Units or other equity or voting interests in Canadian LP issued, reserved for issuance or outstanding, (ii) securities convertible into or exchangeable or exercisable for, at any time, one or more Units of, or other equity or voting interests in Canadian LP issued, reserved for issuance or outstanding, (iii) options, warrants, preemptive rights, “phantom” stock rights, profits interests, stock appreciation rights, redemption rights, repurchase rights, or other rights to acquire from Canadian LP, or obligations of Canadian LP to issue or sell, any Units, equity or voting securities or securities convertible into or exchangeable or exercisable for units or equity or voting securities of Canadian LP or (iv) bonds, debentures, notes or other indebtedness of Canadian LP that entitle the holder thereof to vote (or are convertible into, or exchangeable or exercisable for, securities having the right to vote) with the equityholders of Canadian LP on any matter. There are no outstanding contractual obligations, commitments or arrangements of any character (contingent or otherwise) that are binding on Canadian LP to (A) repurchase, redeem or otherwise acquire any Units of, or other equity or voting interests in Canadian LP, or (B) to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any Units or other equity interests in Canadian LP. Canadian LP is not under any obligation, contingent or otherwise, by reason of any agreement other than this Agreement to register the offer and sale or resale of any of its Units or other equity or voting securities under the Securities Act. There are no, and as of Closing there will not be (except for the Amended and Restated Topco Organizational Documents, the Trust Agreement, the Voting Trust Agreement and the Topco Post-Closing Investor Rights Agreements) any agreements, commitments, arrangements or understandings to which Canadian LP is a party with respect to the voting of any Units or other equity or voting interests of Canadian LP or which restrict, or grant any rights, preference or privilege with respect to, the transfer of any such Units or other equity or voting interests in Canadian LP, nor does Canadian LP have Knowledge of any third party agreements, commitments, arrangements or understandings with respect to the voting of any such Units or other equity or voting interests or which restrict the transfer of any such Units or other equity or voting interests in Canadian LP.

Section 6.7.       Compliance with Legal Requirements. Except for those violations, if any, which would not reasonably be expected to have, individually or in the aggregate, a Topco Material Adverse Effect, none of Topco, Canadian LP or CanHoldco is in violation of any Legal Requirement. None of Topco, Canadian LP or CanHoldco has received any written notice from any Governmental Agency alleging any violation of any Legal Requirement, except for such non-compliance as would not reasonably be expected to have, individually or in the aggregate, a Topco Material Adverse Effect.

Section 6.8.       Brokers’ Fees. No Person is entitled to any brokerage, finder’s or other fee or commission in connection with the Contemplated Transactions by this Agreement based upon arrangements made by or on behalf of Topco, Canadian LP or CanHoldco.

Section 6.9.       Other Agreements or Understandings. Topco has made available to Polaris and Leo all Contracts (and, with respect to those that are written, Topco has furnished to Polaris and Leo correct and complete copies thereof) between or among Topco, Canadian LP, CanHoldco or any of their respective Affiliates on the one hand, and (a) any member of the board of directors or senior executive of Leo, Transit or Polaris, (b) Polaris, Leo or any Person that beneficially owns five percent (5%) or more of the shares of the outstanding capital stock of Leo (other than as contemplated by this Agreement) or (c) Transit or any Subsidiary of Transit, on the other hand.

Section 6.10.     Operations of Topco, Canadian LP and CanHoldco. Each of Topco, Canadian LP and CanHoldco was formed solely for the purpose of engaging in the Contemplated Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Contemplated Transactions. As of the date hereof, the respective record owners of the issued and outstanding equity interests of Topco, Canadian LP and CanHoldco are set forth on Section 6.10 of the Topco Disclosure Letter.

Section 6.11.     Information Supplied. None of the information supplied or to be supplied by either Topco, Canadian LP or CanHoldco specifically for inclusion or incorporation by reference in the Leo Proxy Statement, the Form S-4 or the Canadian Prospectus will, in the case of the Leo Proxy Statement at the time the Leo Proxy Statement is first mailed to Leo’s stockholders and at the time of the Leo Stockholder Meeting, in the case of the Form F-4 and the Canadian Prospectus at the Closing, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Topco, Canadian LP or CanHoldco with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of any Person other than Topco, Canadian LP or CanHoldco for inclusion or incorporation by reference therein.

Section 6.12.     Ownership of Leo Shares.

(a)     None of Topco, Canadian LP or CanHoldco, nor any of their respective Affiliates, own any Leo Common Shares or any option, warrant or other right to acquire any Leo Common Shares. Canadian LP owns the Preferred Stock.

(b)     None of Topco, Canadian LP or CanHoldco, nor any of their “affiliates” or “associates”, is, and at no time during the last three years has been, an “interested stockholder” of Leo, as such quoted terms are defined in Section 203 of the DGCL.

Section 6.13.     Investigation. In entering into this Agreement, Topco, Canadian LP and CanHoldco have relied upon their own investigation and analysis, and Topco, Canadian LP and CanHoldco (a) acknowledge that, except for the specific representations and warranties of Leo contained in Article IV (including the related disclosure in the Leo Disclosure Letter), none of the Leo Group makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information (including any projections, estimates or other forward-looking information) provided (including in any management presentations, supplemental information, information contained in any “data room” or other materials or information with respect to any of the above) or otherwise made available to either Topco, Canadian LP, CanHoldco or any of their Representatives and (b) agrees, to the fullest extent permitted by Legal Requirements, that none of Leo, its Subsidiaries or its Representatives shall have any Liability whatsoever to Topco, Canadian LP, CanHoldco or any of their respective Representatives on any basis (including, in contract or tort, under federal or state securities laws or otherwise) based upon any information provided or made available, or statements made, to either Topco, Canadian LP, CanHoldco or any of their respective Representatives (or any omissions therefrom), including, in respect of the specific representations and warranties of Leo set forth in Article IV, except as and only to the extent expressly set forth herein with respect to such representations and warranties and subject to the limitations and restrictions contained herein.

Section 6.14.     U.S. Tax Classification. Canadian LP is classified as a partnership for U.S. federal income tax purposes.

Section 6.15.     No Other Representations and Warranties. Except for the representations and warranties contained in this Article VI, as qualified by the Topco Disclosure Letter, none of Topco, Canadian LP or CanHoldco makes any express or implied representation or warranty, and each of Topco, Canadian LP and CanHoldco and their respective Affiliates hereby disclaims any such representation or warranty, with respect to the execution and delivery of this Agreement or the other Transaction Documents or the consummation of the Contemplated Transactions.

Article VII.

REPRESENTATIONS AND WARRANTIES OF Polaris AND ROVER

Except as and to the extent disclosed in the Polaris Disclosure Letter, each of Polaris and Rover hereby represents and warrants to the other Parties as follows:

Section 7.1.       Organization, Existence and Good Standing. Each of Polaris and Rover (a) is a legal entity duly organized, validly existing and in good standing under the laws of its respective jurisdiction of formation and (b) has all requisite power and authority to own, lease and operate its properties and assets it currently owns, leases and operates and to carry on its business as such business is currently conducted, except, in the case of clause (b), as would not reasonably be expected to have a Polaris Material Adverse Effect.

Section 7.2.       Authority. Each of Polaris and Rover has all necessary power and authority to execute, deliver and perform its respective obligations under this Agreement and to consummate the Contemplated Transactions. The execution, delivery and performance by each of Polaris and Rover of this Agreement and the consummation of the Contemplated Transactions have been duly and validly authorized by all necessary action on behalf of each of Polaris and Rover. No other actions or proceedings on the part of any of Polaris or Rover are necessary to authorize this Agreement or to consummate the Contemplated Transactions. This Agreement has been duly and validly executed and delivered by each of Polaris and Rover, and, assuming the due authorization, execution and delivery of this Agreement by each of the other Parties, constitutes a binding obligation of each of Polaris and Rover, enforceable against such Person in accordance with its terms, except as may be limited by the Enforceability Exceptions. Each other agreement or document contemplated by this Agreement to be entered into or executed or delivered by Polaris or Rover at or prior to Closing to which such Polaris or Rover, as applicable, is or will be a party will be duly and validly executed and delivered by Polaris or Rover, as applicable, and will constitute a binding obligation of Polaris or Rover, as applicable, enforceable against Polaris or Rover, as applicable, in accordance with its terms, except as may be limited by the Enforceability Exceptions.

Section 7.3.       No Conflict or Violation. The execution, delivery and performance by each of Polaris and Rover of this Agreement and the consummation by each of Polaris and Rover of the Contemplated Transactions in accordance with the terms hereof will not (with notice or lapse of time, or both), (a) conflict with or violate any provision of the articles of incorporation, bylaws or other equivalent organizational or governing documents of Polaris or Rover, (b) conflict with or violate any Contract to which Polaris or Rover is a party or by which any property or assets of Polaris or Rover is bound, (c) conflict with or violate any Order binding upon Polaris or Rover and (d) assuming that all Permits and other actions described in Section 7.4 of this Agreement have been obtained and all filings and other obligations described in Section 7.4 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Legal Requirement applicable to Polaris or Rover or any of their respective properties or assets, except in the case of the foregoing clauses (b),(c) and (d) for such violations or conflicts that would not reasonably be expected to have, individually or in the aggregate, a Polaris Material Adverse Effect.

Section 7.4.       Governmental Consents and Approvals. The execution, delivery and performance by each of Polaris and Rover of their respective obligations under this Agreement and the consummation by each of Polaris and Rover of their respective obligations in respect of the Contemplated Transactions, each in accordance with the terms hereof and thereof, will not require filing with, or notification to, any Governmental Agency by Polaris or Rover with respect to Polaris or Rover or any of their respective properties or assets, except (a) for (i) the Agreed Governmental Filings, (ii) the filing of the Certificate of Merger pursuant to the DGCL, and (iii) such Permits, filings with or notifications to any Governmental Agency set forth on Section 7.4 of the Polaris Disclosure Letter and (b) where the failure to obtain such Permits, or to make such filings, registrations or notifications would not reasonably be expected to have, individually or in the aggregate, a Polaris Material Adverse Effect.

Section 7.5.       Actions and Proceedings. There are no outstanding Orders to which Polaris, Rover or any of their respective Subsidiaries are subject or bound that would reasonably be expected to have, individually or in the aggregate, a Polaris Material Adverse Effect. There are no Proceedings pending or, to the Knowledge of Polaris, threatened in writing against Polaris or Rover, which would reasonably be expected to have, individually or in the aggregate, a Polaris Material Adverse Effect.

Section 7.6.       Ownership of Transit Securities. Polaris is the indirect beneficial owner, and Rover is the record and direct beneficial owner, of 35,172,218 Transit Common Shares, 1,714,855 Transit Non-Voting Participating Preferred Shares and 7,034,444 Transit Voting Participating Preferred Shares, free and clear of all Liens, other than restrictions on transfer imposed by applicable Legal Requirements and by the Transit Shareholders Agreement.

Section 7.7.       Polaris’ Status. Each of Polaris and Rover is a Qualified Canadian.

Section 7.8.       Brokers’ Fees. No Person other than Morgan Stanley & Co. LLC is entitled to any brokerage, finder’s or other similar fee or commission in connection with the Contemplated Transactions by this Agreement based upon arrangements made by or on behalf of Polaris or Rover.

Section 7.9.       Other Agreements or Understandings. Except as set forth on Section 7.9 of the Polaris Disclosure Letter, there are no Contracts between or among Polaris, Rover or any Affiliate of Polaris, on the one hand, and (a) any member of the board of directors or senior executive of Leo or Transit, (b) Leo or the Meteor Holders (other than as contemplated by the Transaction Agreements) or (c) Transit or any Subsidiary of Transit.

Section 7.10.     Investment Representation. Each of Polaris and Rover is an “accredited investor” as such term is defined in Section 1.1 of National Instrument 45-106 – Prospectus Exemptions.

Section 7.11.     Ownership of Rover. All of the issued and outstanding shares of capital stock of Rover are owned beneficially and of record by Polaris.

Section 7.12.     Information Supplied. None of the information supplied or to be supplied by either Polaris or Rover concerning Polaris or Rover in writing, specifically and expressly for inclusion or incorporation by reference in the Leo Proxy Statement, the Form F-4 or the Canadian Prospectus will, in the case of the Leo Proxy Statement at the time the Leo Proxy Statement is first mailed to Leo’s stockholders and at the time of the Leo Stockholder Meeting, in the case of the Form F-4 and the Canadian Prospectus at the Closing, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Polaris or Rover with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of any Person other than Polaris or Rover for inclusion or incorporation by reference therein.

Section 7.13.     Ownership of Leo Common Shares.

(a)     Except as set forth on Section 7.13 of the Polaris Disclosure Letter, neither Polaris nor Rover, nor any of their respective Affiliates, own any Leo Common Shares or any option, warrant or other right to acquire any Leo Common Shares.

(b)     Neither Polaris nor Rover nor any of their “affiliates” or “associates” is, and at no time during the last three years has been an “interested stockholder” of Leo, as such quoted terms are defined in Section 203 of the DGCL.

Section 7.14.     Investigation. In entering into this Agreement, Polaris and Rover have relied upon their own investigation and analysis, and each of Polaris and Rover (a) acknowledges that, except for the specific representations and warranties of Leo contained in Article IV (including the related disclosure in the Leo Disclosure Letter), none of the Leo Group makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information (including any projections, estimates or other forward-looking information) provided (including, in any management presentations, supplemental information, information contained in the Data Room or other materials or information with respect to any of the above) or otherwise made available to either Polaris, Rover or any of their Representatives and (b) agrees, to the fullest extent permitted by Legal Requirements that none of Leo, its Subsidiaries or its Representatives shall have any Liability whatsoever to Polaris, Rover or any of their respective Representatives on any basis (including, in contract or tort, under federal or state securities laws or otherwise) based upon any information provided or made available, or statements made, to either Polaris, Rover or any of their respective Representatives (or any omissions therefrom), including, in respect of the specific representations and warranties of Leo set forth in Article IV, except as and only to the extent expressly set forth in Section 9.9 and Section 9.10 hereof, with respect to such representations and warranties and subject to the limitations and restrictions contained herein.

Section 7.15.     No Other Representations and Warranties. Except for the representations and warranties contained in this Article VII, as qualified by the Polaris Disclosure Letter, neither Polaris nor Rover makes any express or implied representation or warranty, and each of Polaris and Rover and their respective Affiliates hereby disclaims any such representation or warranty, with respect to the execution and delivery of this Agreement or the other Transaction Documents or the consummation of the Contemplated Transactions.

Article VIII.

CERTAIN COVENANTS OF THE PARTIES

Section 8.1.       Conduct of the Leo Business Pending the Closing. Except (i) as expressly provided or required by this Agreement or the Contemplated Transactions, (ii) as set forth in Section 8.1 of the Leo Disclosure Letter, or (iii) with the prior written consent of Polaris (which consent shall not be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the Closing:

(a)     Leo shall, and shall cause each other member of the Leo Group to:

(i)          subject to the covenants and agreements contained herein, conduct its business in the ordinary course of business (except for any COVID-19 Measures); and

(ii)         use commercially reasonable efforts to (x) preserve substantially intact its business organization, keep available the services of and maintain good relationship with its current officers and employees and preserve its relationships with Governmental Agencies, customers, suppliers, licensors, licensees and lessors, except as a result of or in connection with any COVID-19 Measures, (y) maintain in effect all of its material Permits, and (z) maintain in full force and effect all material Leo Insurance Policies currently in effect until the end of their term and consult in good faith with Polaris regarding any decision to replace any such insurance policy prior to the end of its term.

(b)     Leo shall not, and shall cause the other members of the Leo Group not to (in each case, whether by Contract, merger, consolidation or otherwise), except (x) to the extent expressly required to take any such action by applicable Legal Requirement or (y) as otherwise necessary or advisable to facilitate a business transaction or objective of Transit for which Leo’s cooperation has been expressly requested in writing and which request has been approved by the board of directors of Transit (such approval to include the designees of Polaris or its Affiliates to such board):

(i)          other than transactions solely within the Leo Group that would not reasonably be expected to have a material adverse impact on the tax Liability of the Leo Group (“Permitted Internal Leo Transactions”), issue, sell or pledge or authorize or propose the issuance, sale or pledge of shares of capital stock of any class (including any shares of treasury stock; it being acknowledged and agreed that all Leo Common Shares held in the treasury of Leo shall be cancelled for no consideration at the Effective Time in accordance with Section 3.7(b)) or other equity interests, or securities convertible into or exchangeable for any such shares or equity interests, or any rights, warrants or options to acquire any such shares or equity interests, or other convertible securities of any member of the Leo Group, except in connection with the settlement of any Leo RSUs (and related dividends thereon) outstanding as of the date hereof in accordance with their terms;

(ii)         repurchase, redeem or otherwise acquire or split, combine, reclassify or amend the terms of any securities or equity equivalents of Leo;

(iii)        except for Permitted Internal Leo Transactions, declare, set aside, make or pay any dividends or other distributions with respect to shares of their respective capital stock or sell, assign or transfer any Transit securities beneficially owned by Leo;

(iv)        sell, assign or transfer any of the equity interests of any member of the Leo Group, other than to another wholly-owned member of the Leo Group pursuant to a Permitted Internal Leo Transaction;

(v)         adopt a plan of complete or partial liquidation of any member of the Leo Group, or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any member of the Leo Group, other than any such action with respect to a member of the Leo Group other than Leo pursuant to a Permitted Internal Leo Transaction;

(vi)        propose or adopt any amendment to its certificate of incorporation, articles of association, bylaws or other organizational documents;

(vii)       issue any debt securities or incur any indebtedness for borrowed money in excess of $3,000,000 except for (1) intercompany transactions or arrangements among members of the Leo Group that are eliminated under GAAP consolidation principles, (2) agreements, arrangements or borrowings in the ordinary course of business under existing credit facilities to the extent the aggregate amount outstanding under such existing credit facilities would not exceed $3,000,000, (3) short-term indebtedness that is prepayable at any time without penalty or premium and incurred in the ordinary course of business and (4) issuances or incurrences in connection with any COVID-19 Measures; provided that, in each case, any such indebtedness will be reflected in the Leo NAV to the extent not repaid prior to the Reference Time;

(viii)      assume, guarantee or endorse the obligations of any other Person, other than the endorsement of instruments for collection in the ordinary course of business and guarantees in respect of indebtedness or debt securities permitted under the immediately preceding sub-paragraph (vii);

(ix)        create any Liens (other than Permitted Liens) on equity interests of any member of the Leo Group or the Transit securities beneficially owned by Leo;

(x)         other than transactions solely among wholly-owned members of the Leo Group or investments in cash and short term instruments, make any loans (or forgive any loan), advances or capital contributions to, or investments in, any other Person in excess of $1,000,000 individually or in the aggregate; provided that any such loans, advances or capital contributions to a Person that is not a member of the Leo Group will not be reflected as assets in the Leo NAV;

(xi)        except for any COVID-19 Measure, make or incur any capital expenditures with respect to the Leo Group in excess of $750,000 individually or in the aggregate; provided that any outstanding obligation to make capital expenditures will be reflected in the Leo NAV to the extent not paid prior to the Reference Time;

(xii)       acquire (including by merger, consolidation or acquisition of stock or assets) any interest in any Person or any division or material amount of assets thereof, except for (1) the purchase of assets from suppliers or vendors in the ordinary course of business, and (2) investments in money market funds and money market instruments;

(xiii)      except (x) for any COVID-19 Measure and (y) as set forth on Section 8.1(b)(xiii) of the Leo Disclosure Letter, (A) materially amend or modify, materially accelerate, terminate, grant any material waiver or release under, assign any material rights or claims with respect to, or renew (other than renewals in the ordinary course of business), renegotiate or terminate, any Leo Material Contract, or (B) enter into any new Contract that would be a “Leo Material Contract” if it was in effect as of the date hereof;

(xiv)      except as provided in Section 8.3(b) and the Transit Shareholders Agreement, other than in the ordinary course of business, sell, assign, transfer, pledge, lease, exclusively license, incur a Lien (other than a Permitted Lien) on, or dispose of, any properties, capital stock or assets, tangible or intangible (including Intellectual Property) or properties with a fair market value or cancellation of any debts or entitlements, with respect to the Leo Group in excess of $1,000,000 individually or in the aggregate;

(xv)       other than (x) in the ordinary course of business, or as required by applicable Legal Requirement, this Agreement or the terms of any Leo Benefit Plan and (y) for the incurrence of Liabilities that will be paid prior to Closing or that constitute Closing Leo Transaction Expenses or that will be reflected in the Leo NAV, (A) increase compensation of any current or former Leo Employee, officer, director, contractor or individual consultant of the Leo Group, including wages, salary, bonuses, commissions, or any other compensation (including equity or equity-based compensation, whether payable in cash or otherwise); (B) grant, increase, pay or provide any severance, retention, change in control or termination payments or benefits or equity or equity-based award or loan to any current or former Leo Employee, officer, director, contractor or individual consultant of the Leo Group; (C) increase the benefits under any Leo Benefit Plan; (D) hire any Leo Employee except to the extent necessary to replace any departing Leo Employee; (E) approve, establish, adopt, terminate or amend any Leo Benefit Plan or adopt any new arrangement for the benefit or welfare of any Leo Employee that would be a Leo Benefit Plan if it were in existence as of the date hereof; or (F) approve, establish, adopt, terminate or amend any collective bargaining agreement;

(xvi)      release, assign, compromise, settle or dismiss any Proceeding affecting, relating to or involving any member of the Leo Group or any material asset thereof other than the release, assignment, compromise, settlement or dismissal of a Proceeding that does not create material obligations of the Leo Group other than in respect of the settlement of claims, liabilities or payment of monetary obligations that will be fully satisfied at or prior to Closing;

(xvii)     fail to maintain insurance consistent with past practices to the extent available on commercially reasonable terms;

(xviii)    make any material change in financial accounting policies or procedures, other than as required by GAAP (or any interpretation or enforcement thereof), Regulation S-X of the Exchange Act or a Governmental Agency (including the Financial Accounting Standards Board or any similar organization) or applicable Legal Requirement;

(xix)       other than in response to a change in Legal Requirements or GAAP, make or change any material Tax election, change any annual tax accounting period, adopt or change any material method of tax accounting, file any material amended Tax Returns, enter into any material closing agreement with any taxing authority, surrender any claim, audit or assessment for a material amount of Taxes in excess of the amount reserved therefor on Leo’s financial statements or surrender any right to claim a material Tax refund;

(xx)        (A) directly or indirectly assume, guarantee or endorse any Liabilities or obligations of XTAR or GdM or any of their respective Subsidiaries or (B) enter into or amend in any material respect any agreement or commitment to make any loan, advance, or capital contribution to, or investment in, XTAR or GdM or any of their respective Subsidiaries;

(xxi)       (A) materially amend or modify, or grant any material waiver or release under, assign any material rights or claims with respect to, or renew or terminate, any material Leo Lease or (B) enter into any new real property lease, provided that if Leo amends or modifies the Leo Lease or enters into a new lease, Leo will use commercially reasonable efforts to do so on terms consistent in all material respects with the terms of the Leo Lease as of the date hereof, in light of then-current real estate market conditions, material economic differences, including rent abatements, constructions costs, reimbursements and other concessions and the cost of moving and other overhead and ancillary costs;

(xxii)      enter into any transaction, arrangement or understanding that would be subject to disclosure pursuant to Item 404 of Regulation S-K;

(xxiii)     enter into a new line of business; or

(xxiv)    authorize, or agree or publicly announce any intention to take, any of the foregoing actions.

(c)     Leo shall provide Polaris with notice of any written inquiries, audits, examinations or proposed adjustments by the Internal Revenue Service or any other taxing authority with respect to any member of the Leo Group, as the case may be, that relate to a material amount of Taxes (each a “Tax Claim”) within 20 days of the receipt of such notice by Leo. Leo shall keep Polaris reasonably informed of the status of such Tax Claim (including providing Polaris with copies of all material written correspondence regarding such Tax Claim).

(d)     The Parties acknowledge that nothing set forth in Section 8.1(b) shall prevent or interfere with, and Leo may take action in furtherance of, (i) the adoption by Leo of the Leo Rights Plan and the actions contemplated thereby, including the issuance of rights pursuant to the terms thereof on the record date therefor and redemption, conversion or exchange of the rights issued thereunder as contemplated thereby, and (ii) the cash dividend of approximately $1.50 per Leo Common Share declared on or about the date hereof, including the payment of such dividend in accordance therewith.

Section 8.2.       Conduct of Transit Business Pending the Closing. Except as expressly provided or required by this Agreement, the Transaction Documents, the Transit Shareholders Agreement, or as set forth in Section 8.2 of the Transit Disclosure Letter or with the prior written consent of Leo and Polaris (which consent shall not be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the Closing, Transit shall not, and shall cause the other members of the Transit Group not to (in each case, whether by Contract, merger, consolidation or otherwise), except to the extent required to take any such action by applicable Legal Requirement or as otherwise expressly contemplated by this Agreement:

(a)     issue, sell or pledge or authorize or propose the issuance, sale or pledge of shares of capital stock of any class (including any shares of treasury stock) or other equity interests, or securities convertible into or exchangeable for any such shares or equity interests, or any rights, warrants or options to acquire any such shares or equity interests, or other convertible securities of Transit, except in connection with the exercise of any Transit Options, Transit RSUs or the conversion of any Transit Tandem SARs, in each case, outstanding as of the date hereof or as are issued after the date of this Agreement as permitted under this Agreement, in accordance with their terms;

(b)     repurchase, redeem or otherwise acquire or split, combine, reclassify or amend the terms of any securities or equity equivalents of Transit (other than in connection with the exercise, vesting or settlement of Transit Options, Transit Tandem SARs and Transit RSUs in accordance with their terms, including in connection with any required tax withholding);

(c)     other than (i) transactions solely within the Transit Group and (ii) distributions resulting from the exercise of Transit Options, Transit Tandem SARs or Transit RSUs in accordance with their terms, declare, set aside, make or pay any dividends (other than pro rata stock dividends) or other distributions with respect to shares of their respective capital stock without the prior written consent of Leo and Polaris;

(d)     sell, assign or transfer any of the equity interests of Transit, other than to another wholly-owned member of the Transit Group;

(e)     adopt a plan of complete or partial liquidation of Transit, or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any member of the Transit Group;

(f)      propose or adopt any amendment to its certificate of incorporation, articles of association, bylaws or other organizational documents of Transit, the Transit Shareholders Agreement (except to the extent necessary to authorize or permit any actions contemplated by this Agreement or the other Transaction Documents), as applicable;

(g)     propose or adopt any amendment to any material indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other Contract providing for or securing indebtedness for borrowed money or deferred payment (in each case, whether incurred, assumed, guaranteed or secured by any asset) (collectively, the “Material Transit Debt”) to the extent such action would (x) restrict or materially impede or delay the consummation of the Contemplated Transactions, or (y) impose restrictions on the ability of Transit to distribute funds to Topco to enable Topco to make the payments due hereunder that are materially greater than those restrictions set forth in the Material Transit Debt in effect on the date hereof (it being understood that provisions in any documents relating to Material Transit Debt requiring investment by Topco or any of its Subsidiaries in the business of the Transit Group shall be deemed not to impose any such restrictions); or

(h)     authorize, or agree or announce any intention to take, any of the foregoing actions.

Section 8.3.       Certain Covenants of Polaris and the Transit Stockholders.

(a)     Polaris shall (i) maintain 100% voting and economic ownership of Rover and (ii) cause Rover to perform all of its obligations under this Agreement.

(b)     Each of Leo and Polaris shall not transfer (including (x) by operation of law, such as by amalgamation, liquidation, merger or other similar transaction, or (y) by way of a dividend or distribution) any of its equity in Transit, except for a transfer in compliance with the terms of the Transit Shareholders Agreement and to a transferee that agrees in writing to be bound by this Agreement to the same extent as its transferor.

Section 8.4.       Investigations; Pre Closing Access.

(a)     Prior to the Closing Date, Leo shall, and shall cause the other members of the Leo Group to: (i) provide to Polaris and its Representatives reasonable access to their respective Representatives, properties, offices, facilities and books and records, as applicable, and (ii) permit Polaris and its Representatives to conduct such further examination or investigation of their respective assets, Liabilities, business, operations, properties, offices and books and records, as Polaris may reasonably request. Any investigation, examination or interview by Polaris of employees or access pursuant to this Section 8.4(a) shall be conducted or occur at reasonable times during regular business hours upon reasonable prior notice. Leo shall reasonably cooperate with Polaris’s Representatives in connection with such review and examination. Any such investigation, examination or interview undertaken pursuant to this Section 8.4(a) shall be subject to this Section 8.4(a) and the terms and conditions of the Non-Disclosure Agreements. Notwithstanding the foregoing, no member of the Leo Group shall be required to afford such access or information if it would constitute a violation of any applicable Legal Requirement, would cause a violation of an obligation of confidentiality to a third Person to which such member of the Leo Group is bound, or would cause a risk of a loss of privilege to such Person; provided that the Leo Group shall use its commercially reasonable efforts to find an alternative way to provide such access and information. The term of the Leo-Polaris NDA is hereby extended until the earlier of (A) the Closing or (B) the termination of this Agreement pursuant to Article XI; provided, however, that Section 5 of the Leo-Polaris NDA and Polaris’ obligations thereunder shall survive notwithstanding such Closing or termination of this Agreement, as applicable.

(b)     Notwithstanding any other provisions of this Section 8.4, Polaris and Leo shall cooperate in implementing the provisions of this Section 8.4 so as not to prevent or interfere with Leo’s compliance with Section 8.1 hereof.

Section 8.5.       Certain Filings; Efforts.

(a)     In furtherance and not in limitation of the covenants of the Parties contained in this Agreement, each of Leo, Transit, Topco, Canadian LP, CanHoldco, Merger Sub and, with respect to any filings requested by a Governmental Agency or required by applicable Legal Requirement to be made by Polaris or Rover in connection with the Contemplated Transactions or as otherwise expressly set forth herein, Polaris (each, a “Filing Party”, and collectively, the “Filing Parties”) shall, and shall cause its controlled Affiliates and use reasonable best efforts to cause its other Affiliates to: (i) use reasonable best efforts to cooperate with each other in timely making the Agreed Governmental Filings and all other filings listed on Section 10.1(b) of each of the Disclosure Letters and to obtain all consents, permits, authorizations or approvals from Governmental Agencies with respect thereto, and (ii) use reasonable best efforts to cooperate with each other in timely making all other filings with, and timely seeking all other consents, permits, authorizations or approvals from, Governmental Agencies as necessary or appropriate to consummate the Contemplated Transactions, it being understood that, as of the date hereof, the Parties do not believe that Polaris is required to make any such filing other than as contemplated by Section 8.5(d) and that Polaris’ obligations with respect to that filing will be governed by that Section.

(b)     HSR Act; Competition Act. Each of the Filing Parties (in each case, as necessary to comply with applicable Legal Requirements) shall, and shall cause its controlled Affiliates and use reasonable best efforts to cause its other Affiliates to:

(i)          as promptly as practicable following the date hereof and in any event no later than 15 Business Days after the date hereof, file, or cause to be filed (and not withdraw without the other Filing Parties’ consents),

(A)     a Notification and Report Form under the HSR Act with the U.S. Federal Trade Commission (the “FTC”) and the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) in connection with the Contemplated Transactions (and request early termination of the HSR Act waiting period),

(B)     submissions to the Commissioner of Competition including an application for an Advance Ruling Certificate, and, if requested by Topco, the notifications required under Section 114 of the Competition Act with respect to the Contemplated Transactions, and

(ii)         use its reasonable best efforts to

(A)     respond as promptly as practicable to all inquiries received from the FTC, the Antitrust Division or the Commissioner of Competition for additional information or documentation, including to any “Second Request” made pursuant to 15 U.S.C. § 18a(e)(1)(A), and furnish to the other Filing Parties such necessary information and reasonable assistance as the other Filing Parties may request in connection with the preparation of any required applications, notices, registrations and requests as may be required or advisable to be filed with the FTC, the Antitrust Division or the Commissioner of Competition; provided, however, that disclosure of any such information may be limited to inside counsel or outside legal advisors and consultants,

(B)     cause the waiting period under the HSR Act to terminate or expire at the earliest possible date and obtain Competition Act Approval at the earliest possible date, and

(C)     avoid each and every impediment under the HSR Act and the Competition Act with respect to the Contemplated Transactions so as to enable the Closing to occur as soon as reasonably possible.

(c)     Radiocommunication Act; Communications Act. Each of the Filing Parties shall, and shall cause its controlled Affiliates and use reasonable best efforts to cause its other Affiliates to:

(i)          as promptly as practicable following the date hereof and in any event no later than 15 Business Days after the date hereof, file, or cause to be filed, any applications to or notifications of ISED required or advisable under the Radiocommunication Act and related regulations and policies in respect of the earth station licenses issued to Transit (and disclosed in writing by Transit to Topco prior to the date hereof) and the space station and spectrum authorizations in connection with the change in control of Transit on the consummation of the Contemplated Transactions, including for any required approvals thereof;

(ii)         subject to receipt of the necessary information required to make such filings, as promptly as practicable following the date hereof and in any event no later than 15 Business Days after the date hereof, file, or cause to be filed, all applicable filings required by or advisable under the Communications Act; and

(iii)        use its reasonable best efforts to respond as promptly as practicable to all inquiries received from ISED or the FCC (including the Team Telecom Agencies) for additional information or documentation and to cause all necessary or desirable approvals under the Communications Act and the Radiocommunication Act to be received, at the earliest possible date.

(d)     CFIUS. Each of the Filing Parties (which shall, for purposes of this Section 8.5(d), include Polaris) agrees to use, and to cause its Affiliates to use, reasonable best efforts to obtain CFIUS Approval.

(i)          Such reasonable best efforts shall include, as soon as practicable following the date hereof (and in no event later than 15 Business Days following the date hereof), agreeing on parties to submit, and submitting or causing to be submitted to CFIUS, a draft CFIUS Notice in accordance with 31 C.F.R. Part 800 and the DPA, and after prompt resolution of all questions and comments received from CFIUS on such draft, preparing and submitting to CFIUS the final CFIUS Notice, which shall in any event be submitted promptly after the date all questions and comments received from CFIUS on such draft have been resolved or after CFIUS staff shall have indicated to the Filing Parties that CFIUS has no questions or comments.

(ii)         Such reasonable best efforts shall also include providing any information requested by CFIUS or any other agency or branch of the U.S. government in connection with the CFIUS review or investigation of the Contemplated Transactions, within the time period specified by 31 C.F.R. §800.504(a)(3), or otherwise specified by the CFIUS staff.

(iii)        The Filing Parties shall, in connection with such reasonable best efforts to obtain the CFIUS Approval, (x) cooperate in all respects and consult with each other in connection with the CFIUS Notice, including by allowing the other Parties to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions; (y) promptly inform the other Parties of any communication received by such Filing Party from, or given by such Party to, CFIUS, by promptly providing copies to the other Parties of any such written communications, except for any exhibits to such communications providing the personal identifying information required by 31 C.F.R. §800.502(c)(5)(vi); and (z) permit the other Parties to review in advance any communication that it gives to, and consult with each other in advance of any meeting, telephone call or conference with CFIUS, and to the extent not prohibited by CFIUS, give the other Filing Parties the opportunity to attend and participate in any telephonic conferences or in-person meetings with CFIUS, in each of clauses “(x),” “(y)” and “(z)”, subject to confidentiality considerations contemplated by the DPA or required by CFIUS.

(iv)        Notwithstanding anything to the contrary contained in this Agreement, in the event of a CFIUS Turndown, no Filing Party shall have any further obligation to seek CFIUS Approval.

(e)     DDTC. Promptly after the date hereof, Leo shall submit to DDTC a notice of intended sale or transfer to a foreign person of ownership or control of an ITAR registrant as required by 22 C.F.R. § 122.4(b). Leo also shall submit to DDTC any additional information it requests in connection with this notice promptly and, in any event, not later than the applicable deadline set by DDTC.

(f)      DCSA. Promptly after the date hereof, Leo shall initiate communications with DCSA and any other Cognizant Security Agency (“CSA”) under the NISPOM with a view to concluding a commitment letter on the mitigation of foreign ownership, control, or influence with respect to any entity of the Leo Group that possesses a facility security clearance. Leo shall submit to DCSA or the CSA any additional information required in connection with the negotiation of a commitment letter promptly and, in any event, not later than the applicable deadline set by DCSA or the CSA.

(g)     Team Telecom. Each of the Filing Parties agrees to take, or cause to take, or to approve or cause to approve to the extent required or advisable the steps described in this Section 8.5(g), and to use its reasonable best efforts to obtain FCC approval, including by prosecuting any concomitant national security review by the Team Telecom Agencies and seeking FCC approval of the Contemplated Transactions. In furtherance and not in limitation of the above, each of the Filing Parties shall, and shall cause its controlled Affiliates and use reasonable best efforts to cause its other Affiliates to, use reasonable best efforts to respond as promptly as practicable to all inquiries received from the FCC (including the Team Telecom Agencies) for additional information or documentation and to cause all necessary or desirable approvals under the Communications Act with respect thereto to be received at the earliest possible date.

(h)     Further Actions. In furtherance and not in limitation of the covenants of the Parties contained in this Agreement:

(i)          Each of the Filing Parties (including, in respect of Section 8.5(d), Polaris) shall, and shall cause its controlled Affiliates and use reasonable best efforts to cause its other Affiliates to, use reasonable best efforts to,

(A)     respond as promptly as practicable to all inquiries received from Governmental Agencies for additional information or documentation and supply to any Governmental Agency as promptly as practicable any additional information or documents that may be requested pursuant to any Legal Requirement or by such Governmental Agency (including, for the avoidance of doubt, to any “Second Request” made pursuant to 15 U.S.C. § 18a(e)(1)(A)),

(B)     cooperate in all respects with each other, and consider in good faith the views of the other Parties with respect to obtaining all consents, approvals, licenses, permits, waivers, orders and authorizations contemplated by this Section 8.5 that are necessary to consummate the Contemplated Transactions,

(C)     allow the other Parties hereto to have a reasonable opportunity to review in advance and reasonably comment on drafts of filings and submissions in respect of any Agreed Governmental Filings, and the Filing Parties shall consider any such reasonable comments in good faith;

(D)     promptly inform the other Parties of any material communication received by any of the Filing Parties, or given by any of the Filing Parties in connection with any Agreed Governmental Filings by promptly providing copies to the other Parties of any such written communications; and

(E)     permit the other Parties to review in advance any material communication that it gives to, and consult with the other Parties in advance of any meeting, material telephone call or conference in connection with any Agreed Governmental Filings, and to the extent not prohibited by Legal Requirements or the applicable Governmental Agency, give the other Parties the opportunity to attend any material telephonic conferences or in-person meetings with the such Governmental Agency, in each of clauses “(C)”, “(D)” and “(E)”, subject to reasonable confidentiality and privilege considerations, or contemplated by or required by Legal Requirements or the applicable Governmental Agency.

(ii)         Polaris shall supply information and documents that are in Polaris’ control, or in the control of its controlled Affiliates, to the Filing Parties (or, in the case of information that is within the control of Polaris’ (x) portfolio companies and (y) Affiliates other than its controlled Affiliates, Polaris shall request such information) as promptly as practicable, any necessary information or documents that may be reasonably required in connection with the Agreed Governmental Filings or to respond to all inquiries received from Governmental Agencies; provided, however, that disclosure of any personal or confidential information may be limited to inside counsel, outside legal advisors, consultants and the applicable Governmental Agencies (it being understood that disclosure to the applicable Governmental Agencies may, in some circumstances, result in the public disclosure of such information); provided, further, that, where disclosure to a Governmental Agency could reasonably be expected to result in public disclosure, at the request of Polaris, the Filing Parties shall request confidential treatment for any personal or confidential information (it being understood that the denial of confidential treatment by any Governmental Agency shall not prevent any filing from being made).

(iii)        Each of the Filing Parties shall, and shall cause its Subsidiaries to (and Polaris shall, subject to Section 8.5(k), consent to the taking of any action by Transit or Topco to), avoid each and every impediment (including any CFIUS objection or review or order under Part IV.1 of the Investment Canada Act) under applicable Legal Requirements with respect to the Contemplated Transactions so as to enable the Closing to occur as soon as reasonably practicable, including by (A) proposing, negotiating, committing to and effecting, by consent agreement or decree, hold separate order or otherwise, the sale, divestiture or disposition of any material assets or businesses of the Leo Group or the Transit Group; (B) otherwise taking, or undertaking or committing to take, any actions that would limit the freedom of action of the Leo Group or the Transit Group with respect to, or would impose obligations with respect to its future conduct or would limit its ability to retain, one or more of its or its subsidiaries’ (including, in the case of Leo, XTAR) businesses or assets, in each case as may be required in order to obtain approval from a Governmental Agency or other Person pursuant to a Legal Requirement or to avoid the entry of or to effect the dissolution of, any injunction, temporary restraining order or other Order in any Proceeding or decision which would otherwise have the effect of preventing the consummation of the Contemplated Transactions or unduly delaying the Closing; and (C) agreeing to (1) any action, restriction or condition proposed by CFIUS or any other U.S. Governmental Agency as a condition to obtaining any necessary approval of the FCC or Team Telecom Agencies or CFIUS Approval, including the establishment of a proxy board (or equivalent) to manage any assets of the Leo Group or the Transit Group and (2) any action, restriction or condition proposed by DSS with respect to any Contracts of the Leo Group or the Transit Group with any U.S. Governmental Agency requiring access to classified or proscribed information; provided that none of the Filing Parties or their respective Subsidiaries or Affiliates shall be required to take any of the actions set forth in this Section 8.5(h)(iii) unless such action is binding on such Filing Party, Subsidiary or Affiliate only in the event that the Closing occurs.

(iv)        Subject to applicable Legal Requirements and the instructions of any Governmental Agency, each of the Parties shall keep the other Parties apprised of the status of matters relating to the completion of the Contemplated Transactions, including, to the extent permitted by Legal Requirements, promptly furnishing each other with copies of notices or other communications sent or received by it or any of its controlled Affiliates, to or from any Governmental Agency with respect to such transactions (subject to sharing on an outside counsel basis or redacting to address reasonable privilege, confidential or competition-sensitive concerns). Each of the Parties shall permit each of the other Parties to review in advance any proposed communication to any Governmental Agency (subject to sharing on an outside counsel basis or redacting to address reasonable privilege, confidential or competition-sensitive concerns), and shall consider in good faith their comments thereon. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Agency in connection with the Contemplated Transactions unless it consults with the other Parties in advance and, to the extent not prohibited by Legal Requirements or the relevant Governmental Agency, gives the other Parties (or their external legal counsel) the opportunity to attend and participate. Notwithstanding anything to the contrary in this Section 8.5, no Party shall be required to provide the other with personal identifying information required under the DPA, any information that is to be provided directly to CFIUS in accordance with the DPA, or any information prohibited from disclosure under NISPOM or the ITAR.

(v)         Each of Transit and Leo shall, and shall cause its Subsidiaries to, use reasonable best efforts to take, or cause to be taken, or cause to be done, all other things necessary, proper or advisable to obtain all consents and provide all notices required in connection with the Contemplated Transactions under any Contracts to which such Party is a party or by which its assets or properties are bound.

(i)      If any Proceeding or other Order, including any Proceeding by a private party, is instituted or made (or threatened to be instituted or made) challenging any of the Contemplated Transactions, Transit shall, and shall cause its Subsidiaries to, use reasonable best efforts to take promptly any and all steps reasonably necessary to contest and resist any such action or Proceeding and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Contemplated Transactions, and each Party shall reasonably cooperate with Transit in connection with all such steps.

(j)      Nothing contained in this Agreement shall give any Party, directly or indirectly, the right to control, supervise or direct, or attempt to control, supervise or direct, the operations of any other Party prior to the Closing Date, including any facility that is subject to a Permit that is held or controlled by Leo or Transit. Prior to the Closing Date, each of the Parties shall exercise, subject to the terms and conditions of this Agreement, complete control and supervision over its and its respective Subsidiaries’ operations.

(k)     Notwithstanding anything to the contrary contained in this Section 8.5, in no event shall Polaris be required to take or not take any action that would, directly or indirectly, modify or limit any of Polaris’ rights and interests under the Polaris Topco Post-Closing Investor Rights Agreement or the Amended and Restated Topco Organizational Documents; provided that, to the extent Polaris is entitled to information under such documents that relates to XTAR, the applicable portion of such information that relates to XTAR need not be provided to Polaris if and to the extent required to obtain any approval with respect to an Agreed Governmental Filing or prohibited by applicable Legal Requirements; provided, further, that nothing herein shall be deemed to excuse Polaris from taking or not taking any action, or being subject to any requirement, that is substantially similar to, or no more constraining than, any Legal Requirements to which Transit or any of its Affiliates is already subject.

Section 8.6.       Stock Exchange Listing. Topco shall take all necessary action to cause the Class A Topco Common Shares and the Class B Topco Common Shares to be issued pursuant to the Contemplated Transactions (whether as Topco Consideration at the Effective Time or upon the exchange of the LP Units) to be approved for listing on a U.S. Securities Exchange, subject to official notice of issuance, prior to the Closing Date. If the Parties determine to seek a listing on the Toronto Stock Exchange in connection with Closing, Topco shall take all necessary action to cause the Class A Topco Common Shares and the Class B Topco Common Shares to be issued pursuant to the Contemplated Transactions (whether as Topco Consideration at the Effective Time or upon the exchange of LP Units) to be approved for listing on the Toronto Stock Exchange, subject to official notice of issuance, prior to the Closing Date. Each of the Parties shall cooperate with Topco in connection with the foregoing, including (a) the provision of information reasonably requested by Topco in connection therewith and (b) to the extent that the Parties determine to seek a listing on the Toronto Stock Exchange, whether in connection with Closing or thereafter, the reasonable cooperation of the Parties to finalize the designation of the name of the Class A Topco Common Shares or Class B Topco Common Shares to a name agreed to between the Parties and acceptable to the Toronto Stock Exchange, and in connection therewith, the amendment and/or modification of any agreement, document or filing or form thereof (for the avoidance of doubt, including the Schedules and Exhibits attached hereto) to the extent necessary to reflect such name change.

Section 8.7.       Agreements To Be Terminated at Closing. Prior to the Closing, all Contracts and transactions set forth on Section 8.7 of the Leo Disclosure Letter shall be terminated, and all financial obligations thereunder shall be satisfied in full with no further obligation or liability of the Leo Group following the Closing.

Section 8.8.       Topco Equity Issuances.

(a)     Prior to the Closing, Transit shall not, and none of the parties hereto shall cause Topco or any of its Subsidiaries to, take any action (including, without limitation, the selection of underwriters, amount and structure of securities, and rights to be granted to securityholders upon consummation of such Topco Primary Offering) to effect a Topco Primary Offering without the prior written consent of Polaris and Leo.

(b)     Prior to the Closing, Topco shall not, and shall cause its Subsidiaries not to, issue, sell or pledge or authorize or propose the issuance, sale or pledge of shares of capital stock of any class (including any shares of treasury stock) or other equity interests, or securities convertible into or exchangeable for any such shares or equity interests, or any rights, warrants or options to acquire any such shares or equity interests, or other convertible securities or phantom equity (including stock appreciation rights and restricted stock units) of Topco or any of its Subsidiaries other than pursuant to Article II, Article III or agreements in the form of Exhibit B or Exhibit C hereto or with the prior written consent of Polaris and Leo.

Section 8.9.       Individual Transit Equityholders. Topco shall use commercially reasonable efforts to enter into Stockholders Contribution Agreements with the Individual Transit Stockholders and into Optionholder Exchange Agreements with holders of Transit Tandem SARs, Transit Options and Transit RSUs. The Parties will negotiate in good faith with respect to optionholder arrangements designed to replace the outstanding Transit Tandem SARs, Transit Options and Transit RSUs with Topco equivalent equity awards and to revise the form of the Optionholder Exchange Agreement accordingly.

Article IX.

CERTAIN OTHER COVENANTS

Section 9.1.       Proxy Statement; Stockholders’ Meeting; Certain Financial Statements.

(a)     Leo shall (i) take all action necessary to duly call, give notice of, convene and hold a meeting of its stockholders (the “Leo Stockholder Meeting”) and mail the Leo Proxy Statement as promptly as reasonably practicable following the date hereof for the purpose of obtaining the approval and adoption of this Agreement by the Leo stockholders in accordance with applicable Legal Requirements; and (ii) unless the Leo Board shall have withdrawn or modified its Recommendation in accordance with, and subject to the terms and conditions of, Section 9.3(d), (A) include in the Leo Proxy Statement the Recommendation and (B) use its reasonable best efforts to solicit from its stockholders proxies in favor of the approval of this Agreement and take all other action reasonably necessary or advisable to secure the Requisite Stockholder Vote for the Integration Transaction as set forth in this Agreement. The activities and actions required of Leo in the immediately preceding sentence are referred to as the “Meeting Activities”. Leo shall not submit any proposals for approval at the Leo Stockholder Meeting without the prior written consent of Topco and Polaris (not to be unreasonably withheld), other than (A) the Integration Transaction and this Agreement, (B) those matters required to be conducted at the annual meeting of Leo stockholders, including the election of the class of directors whose term expires at such meeting, the ratification of the selection of Leo’s auditor, and stockholder “say on pay”, (C) any adjournment or postponement of the Leo Stockholder Meeting in compliance with this Section 9.1(a) and (D) any other matters that are required by applicable Legal Requirements. Leo shall keep Topco and Polaris reasonably updated with respect to proxy solicitation results as requested in writing (email sufficient) by Topco and Polaris. Notwithstanding any other provision herein to the contrary, Leo may, following consultation with legal counsel and Polaris and Transit, adjourn, recess, reschedule or postpone (and may change any record date in respect of) the Leo Stockholder Meeting; provided that the Leo Stockholder Meeting shall not be adjourned, recessed, rescheduled or postponed to a date that is later than a number of days following the date on which the Leo Proxy Statement is first mailed to Leo stockholders equal to 120 plus the number of days, if any, following such mailing in which there is in effect any Order or other Legal Requirement (a “Meeting Activity Injunction”), enjoining or prohibiting Leo from engaging in some or all of the Meeting Activities (the “Leo Stockholder Meeting Deadline”); provided, further, however, that, if in the five (5) Business Days preceding the Leo Stockholder Meeting Deadline, either (x) a Meeting Activity Injunction was in effect, or (y) Leo reasonably determines, after consultation with outside legal counsel and Polaris and Transit, that it is reasonably necessary under applicable Legal Requirements for a supplemental or amended disclosure to be disseminated to stockholders of Leo, then the Leo Stockholder Meeting Deadline shall be further extended until five (5) Business Days after such Meeting Activity Injunction is no longer in effect or such supplemental or amended disclosure has been disseminated to stockholders of Leo, as applicable. If the Leo Board makes a Change of Recommendation, it will not alter the obligation of Leo to submit the adoption of this Agreement and the approval of the Merger to the stockholders of Leo at the Leo Stockholder Meeting to consider and vote upon, unless this Agreement shall have been terminated in accordance with its terms prior to the Leo Stockholder Meeting.

(b)     As promptly as practicable following the date of this Agreement, (i) Leo shall prepare and cause to be filed with the SEC the Leo Proxy Statement, (ii) Topco and Canadian LP shall prepare and cause to be filed with the SEC the Form F-4, in which the Leo Proxy Statement will be included as a prospectus, and with the Canadian Securities Authorities the Canadian Prospectus, (iii) Topco and Canadian LP shall take all necessary action to have the Form F-4 declared effective under the Securities Act and for the issuance (or deemed issuance) by the Canadian Securities Authorities of a receipt for the Canadian Prospectus qualifying the distribution of the Topco Common Shares and Units to the public as promptly as practicable after such filing and (iv) Leo shall take all necessary action to have the Leo Proxy Statement in definitive form cleared by the SEC and mailed to Leo’s stockholders as promptly as reasonably practicable following filing with the SEC. Leo shall use its reasonable best efforts to cause the Leo Proxy Statement at the date that it (and any amendment or supplement thereto) is first published, sent, or given to the stockholders of Leo and at the time of the Leo Stockholder Meeting, to comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Each of the Parties shall furnish all information concerning such Person and its Affiliates to Leo, or Canadian LP and Topco, as applicable, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Leo Proxy Statement, Form F-4 and the Canadian Prospectus (collectively, the “Securities Disclosure Documents”), and the Securities Disclosure Documents shall include all information reasonably requested by such other Party to be included therein. Each of Leo, Topco and Canadian LP shall promptly notify the other Parties upon the receipt of any comments from the SEC or the Canadian Securities Authorities or any request from the SEC or the Canadian Securities Authorities for amendments or supplements to the Securities Disclosure Documents and shall provide the other Parties with copies of all correspondence between it and its Representatives, on the one hand, and the SEC or the Canadian Securities Authorities, on the other hand. Each of Leo, Topco and Canadian LP shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC or the Canadian Securities Authorities with respect to the Securities Disclosure Documents. Notwithstanding the foregoing, prior to filing the Securities Disclosure Documents (or any amendment or supplement thereto) or mailing the Leo Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC or the Canadian Securities Authorities with respect thereto, each of Leo, Topco and Canadian LP (i) shall provide the other Parties a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response) and (ii) shall consider in good faith all comments reasonably proposed by any of such Parties. Each of Leo, Topco and Canadian LP shall advise the Parties, promptly after receipt of notice thereof, of the time of effectiveness of the Securities Disclosure Documents (and, in the case of the Canadian Prospectus, the issuance (or deemed issuance) by the Canadian Securities Authorities of a receipt for the Canadian Prospectus qualifying the distribution of Topco Common Shares and LP Units to the public), the issuance of any stop or cease-trade order relating thereto or the suspension of the qualification of the Merger Consideration for offering or sale in any jurisdiction, and each of the Parties shall use its reasonable best efforts to have any such stop or cease-trade order or suspension lifted, reversed or otherwise terminated. Leo, Topco and Canadian LP shall each also take any other action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, Applicable Canadian Securities Laws and any applicable foreign or state securities or “blue sky” laws and the rules, regulations and instruments thereunder in connection with the Merger and the issuance of the Merger Consideration.

(c)     If at any time prior to the Effective Time, a Party should discover any information relating to the Leo Group, the Transit Group, Topco, Canadian LP or Polaris or any their respective Affiliates, directors or officers which should be set forth in a Securities Disclosure Document or in an amendment or supplement thereto, so that such document would not include any misstatement or untrue statement of a material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be promptly discussed with and/or filed with the SEC and/or the Canadian Securities Authorities and, to the extent required by any Legal Requirement, disseminated to the Leo stockholders.

(d)     If prior to the Effective Time, any event occurs with respect to any Party, or any change occurs with respect to other information supplied by such Party for inclusion in the Securities Disclosure Documents, which is required to be described in an amendment of, or a supplement to, the Securities Disclosure Documents, the Party subject to such change shall promptly notify Leo and Topco of such event, and the Parties shall cooperate in the prompt filing with the SEC and the Canadian Securities Authorities of any necessary amendment or supplement to the Securities Disclosure Documents and, as required by Legal Requirements, in disseminating the information contained in such amendment or supplement to Leo’s stockholders (including in respect of setting a new record date for determining the Leo stockholders entitled to vote at the Leo Stockholder Meeting in the event of any adjournment or postponement thereof in accordance with, and to the extent permitted by, Section 9.1(a)). Nothing in this Section 9.1(d) shall limit the obligations of any Party under Section 9.1(b).

(e)     Immediately following the execution and delivery of this Agreement, Leo, as sole stockholder of Merger Sub, shall adopt this Agreement and approve the Merger, in accordance with the DGCL.

(f)      To the extent that the Canadian Securities Authorities require a change in the designation of the name of the Class A Topco Common Shares or the Class B Topco Common Shares to be qualified in the Canadian Prospectus, the Parties shall reasonably cooperate to revise and finalize the designation of the name of the Topco Common Shares to a name agreed to between the Parties and acceptable to the Canadian Securities Authorities, and in connection therewith, to amend and/or modify any agreement, document or filing or form thereof (for the avoidance of doubt, including the Schedules and Exhibits attached hereto) to the extent necessary to reflect such name change. The Parties shall cooperate to minimize the amendments and/or modifications required pursuant to Section 8.6(b) and this Section 9.1(f), including by using the same changed names.

Section 9.2.       Section 16 Matters. Prior to the Effective Time, the Leo Board, or an appropriate committee of non-employee directors thereof, shall adopt resolutions consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of Leo and by Meteor (by virtue of its status as a director by deputization) who is a “covered person” of Leo for purposes of Section 16 of the Exchange Act (“Section 16”) of Leo Common Shares or Leo RSUs in connection with the transactions contemplated by this Agreement and the Merger shall be an exempt transaction for purposes of Section 16.

Section 9.3.       Exclusivity; Alternative Proposals. Except as otherwise agreed in writing by Leo and Polaris:

(a)     Except as expressly permitted by this Section 9.3, from the date hereof until the Effective Time (or, if earlier, the termination and abandonment of this Agreement in accordance with Article XI), each of Leo (with respect to the Leo Group), Polaris (with respect to Polaris and Rover) and Transit (with respect to the Transit Group) shall not, and shall instruct and use its reasonable best efforts to cause its respective Representatives, as applicable, not to, directly or indirectly,

(i)          initiate, solicit, assist, seek or knowingly encourage, facilitate or promote (including by way of substantive discussion, negotiation, furnishing information or entering into any agreement, arrangement or understanding) any inquiry regarding, or the making of any submission or announcement of a proposal or offer that constitutes, or would reasonably be expected to result in, an Alternative Proposal;

(ii)         engage in, continue or otherwise participate in any substantive discussions or negotiations with any Person with respect to, or provide any information or data concerning the Leo Group or the Transit Group to any Person in connection with, relating to, or for the purpose of encouraging, facilitating or responding to, any proposal or offer that constitutes, or would reasonably be expected to result in, an Alternative Proposal (other than to state that Leo or Transit, as applicable, is not permitted to have discussions);

(iii)        approve, endorse or recommend, or participate in any substantive discussions or negotiations with any Person regarding an Alternative Proposal or otherwise knowingly facilitate any effort or attempt to make an Alternative Proposal;

(iv)        accept or enter into, or publicly propose to accept or enter into, any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, undertaking or any other agreement (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 9.3(b)) relating to an Alternative Proposal (an “Alternative Acquisition Agreement”);

(v)         waive or release any other Person from, forebear in the enforcement of, or amend any standstill agreement (or any standstill provisions or any other contract or agreement with respect to Leo Common Shares or other equity interests of Leo); or

(vi)        publicly propose to do any of the actions prohibited by any of clauses (i), (ii), (iii), (iv) or (v).

Subject to Section 9.3(b), each of Leo (with respect to the Leo Group), Polaris (with respect to Polaris and Rover) and Transit (with respect to the Transit Group) shall, and shall instruct and use its reasonable best efforts to cause its respective Representatives, as applicable, to immediately cease and cause to be terminated any solicitations, discussions, negotiations or activities with any Person that may be ongoing with respect to any Alternative Proposal, or any inquiry or proposal that would reasonably be expected to lead to an Alternative Proposal, and immediately terminate all physical and electronic data room access previously granted to any such Person or its Representatives. The Leo Group, Polaris (with respect to itself and Rover) and the Transit Group, as applicable, shall promptly inform each such Person that the Leo Group, Polaris (with respect to itself and Rover) or the Transit Group, as applicable, is ending all discussions and negotiations with such Person and request that each such Person promptly return or destroy all confidential information concerning the Leo Group or the Transit Group, as applicable.

(b)     Notwithstanding anything to the contrary in this Section 9.3:

(i)          prior to the time, but not after, the Requisite Stockholder Vote is obtained, if Leo or Transit receives an unsolicited, bona fide written Alternative Proposal from any Person which did not arise or result from any material breach of this Section 9.3, Leo, the members of the Leo Group and their Representatives, and if authorized in writing by Leo, Transit, members of the Transit Group and their Representatives may, in all cases subject to compliance with this Section 9.3:

(A)     communicate with such Person solely to clarify the terms and conditions thereof so as to determine whether such Alternative Proposal constitutes or would reasonably be expected to lead to a Superior Proposal;

(B)     provide information (including non-public information and data) regarding, and afford access to the business, properties, assets, books, records and personnel of, Leo, Transit and their respective Subsidiaries to such Person and its Representatives if Leo receives from such Person (or has received from such Person) an executed Acceptable Confidentiality Agreement; provided that Leo or Transit, as the case may be, shall promptly (and in any event within 24 hours) make available to Polaris any information concerning the Leo Group or the Transit Group, as applicable, that is provided to any Person given such access that was not previously made available to Polaris; it being agreed that (x) such provision of information shall be subject to the limitations, if any, of the Transit Shareholders Agreement as modified by this Section 9.3(b)(i)(B)(y), (y) such provision of information to a party that is not a competitor or Affiliate of a competitor of Transit (a “Competitor”) shall be deemed to be a Permitted Disclosure pursuant to Section 2.4(3) of the Transit Shareholders Agreement, and (z) provision of any information to a Competitor shall be subject to the prior written approval of a majority of the directors of Transit excluding directors designated by Leo and Polaris; and

(C)     engage in, enter into or otherwise participate in any discussions or negotiations with such Person with respect to such Alternative Proposal,

in each case, if and only if prior to taking any action described in clauses (A), (B) or (C) above, the Leo Board determines in good faith (after consultation with outside counsel and its financial advisors) that such Alternative Proposal constitutes, or is reasonably likely to lead to, a Superior Proposal (it being agreed solely for purposes of such determination that the Leo Board may assume that Polaris would consent to the Alternative Proposal) and that the failure to take the actions set forth in clauses (A), (B) or (C) above would reasonably be expected to be inconsistent with its fiduciary duties under applicable Legal Requirements.

(ii)         In the event that Leo exercises its rights pursuant to Section 9.3(b)(i) to take any action described in clause (A), (B) or (C) thereof:

(A)     Transit and Polaris shall each be released from their respective obligations under Section 9.3(a) in respect of (and only in respect of) the Person making such Alternative Proposal until the first to occur of: (1) the receipt of the Requisite Stockholder Vote or (2) written notice from Leo that Leo is no longer pursuing such Alternative Proposal (the “Discussion End Date”); and

(B)     Polaris may, by written notice to Leo, elect to suspend the restrictions of Section 9.3(a) as applied to all (but not less than all) of the Parties from the date of such notice to the Discussion End Date or such earlier date as Polaris may designate in writing.

For the avoidance of doubt, as of the Discussion End Date, the provisions of Section 9.3(a) shall once again apply to all of the Parties.

(iii)        Leo agrees that the Leo Group will not enter into any Contract with any Person subsequent to the date hereof which prohibits the Leo Group or the Transit Group from complying with the terms and conditions of, or providing any information to Polaris in accordance with, this Section 9.3(b). Transit agrees that the Transit Group will not enter into any Contract with any Person subsequent to the date hereof which prohibits the Transit Group from complying with the terms and conditions of, or providing any information to Polaris in accordance with, this Section 9.3(b) or the Transit Shareholders Agreement. Each of Leo with respect to the Leo Group and Transit with respect to the Transit Group represents and warrant to Polaris that it is not party to any agreement with any Person that prohibits the Leo Group or the Transit Group, as applicable, from complying with the terms and conditions of, or providing any information to Polaris in accordance with, this Section 9.3(b).

(c)     Leo and Transit, respectively, shall promptly (and in any event within 24 hours) after it has Knowledge of such event, notify Polaris (and in the case of Transit, also notify Leo) of (i) any inquiries, offers, proposals or request for discussions or negotiations by any Person in connection with an Alternative Proposal or proposal that would reasonably be expected to lead to an Alternative Proposal; or (ii) any request for information relating to the Leo Group or the Transit Group in connection with an Alternative Proposal or proposal that would reasonably be expected to lead to an Alternative Proposal. Such notice shall specify the material terms and conditions and the identity of the Person making such inquiry, offer, proposal or request (including, if applicable, an unredacted copy of any Alternative Proposal made in writing, including any financing commitments or other documents containing any material terms and conditions of such Alternative Proposal), and thereafter Leo and Transit shall keep Polaris reasonably informed of any significant developments, discussions or negotiations regarding any Alternative Proposal on a reasonably prompt basis (and in any event within 24 hours of the occurrence of any change in any price term or any other material term thereof), and shall respond as promptly as practicable to all inquiries by Polaris with respect thereto. Leo shall provide Polaris with at least 48 hours prior notice of any meeting of the Leo Board (or such lesser notice as is provided to the members of the Leo Board) at which the Leo Board is reasonably expected to consider any Alternative Proposal.

(d)     Except as expressly permitted in Section 9.3(e), neither the Leo Board nor any committee thereof shall:

(i)          change, withhold, withdraw, qualify or modify, in a manner adverse to the Integration Transaction (or publicly propose or resolve to change, withhold, withdraw, qualify or modify), the Recommendation;

(ii)         making any public statement inconsistent with the Recommendation;

(iii)        fail to include the Recommendation in the Leo Proxy Statement that is mailed to Leo stockholders;

(iv)        if a tender offer or exchange offer for shares of capital stock of Leo that constitutes an Alternative Proposal is commenced, fail to recommend against acceptance of such tender offer or exchange offer by the Leo stockholders (including, for these purposes, by disclosing that it is taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer, and provided that a customary “stop, look and listen” communication by the Leo Board pursuant to Rule 14d-9(f) of the Exchange Act shall not be prohibited), within ten Business Days after commencement of such tender offer or exchange offer (but in any event not less than one Business Day prior to the Leo Stockholder Meeting);

(v)         within three Business Days (but in any event not less than one Business Day prior to the Leo Stockholder Meeting) following the date any Alternative Proposal or any material modification thereto is first published or sent or given to Leo’s stockholders, fail to, or fail to cause Leo to, issue a press release that reaffirms the Recommendation (which request may only be made once with respect to any Alternative Proposal and each material modification thereof);

(vi)        resolve or agree to do any of the foregoing (any action set forth in the foregoing clauses (i) through (v), a “Change of Recommendation”);

(vii)       authorize, adopt, recommend or approve or publicly propose to authorize, adopt, recommend or approve, an Alternative Proposal; or

(viii)      (1) cause or permit any member of the Leo Group to enter into any Alternative Acquisition Agreement or (2) cause or permit Leo to consent to any member of the Transit Group entering into any Alternative Acquisition Agreement.

(e)     Notwithstanding anything to the contrary set forth in this Agreement but without limitation of the rights of Polaris pursuant to Section 11.3 and Section 11.4, prior to the time the Requisite Stockholder Vote is obtained, but not after, the Leo Board may

(i)          effect a Change of Recommendation upon the occurrence of an Intervening Event if the Leo Board determines in good faith (after consultation with its financial advisors and outside counsel) that the failure to effect a Change of Recommendation would be inconsistent with the directors’ fiduciary duties under applicable Legal Requirements; or

(ii)         if Leo or Transit receives an Alternative Proposal that the Leo Board determines in good faith (after consultation with its outside counsel and its financial advisors) constitutes a Superior Proposal, authorize, adopt, or approve such Superior Proposal and cause or permit Leo to terminate this Agreement pursuant to Section 11.1(b)(iii) in order to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal;

provided, however, that the Leo Board may take the actions described in clauses (i) or (ii) only if:

(A)     prior to taking such action, Leo shall have provided prior written notice to Polaris of the Leo Board’s intention to take such actions described in clauses (i) or (ii) above at least three Business Days in advance of taking such action (it being understood and agreed that any material change with respect to such Intervening Event or the financial or other terms and conditions of such Superior Proposal shall require a separate, prior written notice to Polaris at least one Business Day in advance of taking such action), which notice shall specify, as applicable, a reasonably detailed description of such Intervening Event or the material terms and conditions of the Alternative Proposal received by Leo that constitutes a Superior Proposal, including an unredacted copy of the Alternative Acquisition Agreement and any other relevant proposed transaction agreements with, and the identity of, the party making such Alternative Proposal;

(B)     after providing such notice and prior to taking such actions, Leo shall have, in consultation with its financial advisor and outside counsel, negotiated, and shall have caused its Representatives to negotiate, with Polaris and its Representatives in good faith (to the extent Polaris desires to negotiate), during such three Business Day period or one Business Day period, as the case may be, to make such adjustments in the terms and conditions of this Agreement as would permit the Leo Board not to take such actions; and

(C)     the Leo Board shall have considered in good faith any changes to this Agreement and the Contemplated Transactions that may be offered in writing by Polaris by 5:00 p.m. on the last Business Day of the period described in the immediately preceding sub-paragraph (B) and shall have determined in good faith

(1)     with respect to the actions described in clause (i), after consultation with its outside counsel and its financial advisors, that it would continue to be inconsistent with the Leo Board’s fiduciary duties under applicable Legal Requirements not to effect the Change of Recommendation, and

(2)     with respect to the actions described in clause (ii), after consultation with outside counsel and its financial advisors, that the Alternative Proposal received by Leo would continue to constitute a Superior Proposal, if any changes offered in writing by Polaris pursuant to sub-paragraph (B) were given effect.

(f)      Nothing contained in this Section 9.3 shall be deemed to prohibit Leo, the Leo Board or any committee of the Leo Board, after consultation with its outside legal counsel, from (i) complying with its disclosure obligations under applicable Legal Requirements with regard to an Alternative Proposal, including taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act (or any similar communication to shareholders in connection with the making or amendment of a tender offer or exchange offer), or (ii) making any “stop, look and listen” communication to the shareholders of Leo pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to the shareholders of Leo); provided that (A) neither the Leo Board nor any committee thereof shall effect a Change of Recommendation unless the applicable requirements of Section 9.3(d) shall have been satisfied, and (B) if such disclosure has the effect or substantive effect of withholding, withdrawing, qualifying or modifying the Recommendation, such disclosure shall be deemed to be a Change of Recommendation and Polaris shall be the right to terminate this Agreement as set forth in Section 11.1(b)(iv).

(g)     Nothing contained in this Section 9.3 shall prohibit Leo from furnishing information to or participating in discussions regarding any Alternative Proposal with the Meteor Holders, Transit or their respective Representatives, including keeping the Meteor Holders, Transit and their respective Representatives apprised as to the status and any material developments with respect thereto.

(h)     Each of Leo, Polaris and Transit acknowledges and agrees that any violation of the restrictions set forth in this Section 9.3 by any Representatives of Leo, Polaris or Transit, respectively, shall be deemed to be a breach by Leo, Polaris or Transit, respectively, of this Section 9.3; provided that, notwithstanding anything to the contrary contained in this Section 9.3, any communications or disclosures made by Leo, Polaris or Transit or any of their respective Representatives in connection with a Topco Primary Offering will not constitute a breach of this Section 9.3.

(i)      Notwithstanding anything set forth in this Section 9.3, each of Leo, Polaris and Transit will retain and will be entitled to exercise any or all of its rights, and be subject to its obligations, under the Transit Shareholders Agreement as modified by Section 9.3(b)(i)(B)(y) hereof.

Section 9.4.     Certain Director and Officer Matters.

(a)     Until, and for a period of six years after, the Closing Date, the organizational documents of the Surviving Corporation shall contain provisions no less favorable with respect to exculpation, indemnification and expense advance and reimbursement than are set forth in the Certificate of Incorporation and bylaws of Leo in effect as of the date of this Agreement, which shall not be amended, repealed or otherwise modified for a period of six years from the Closing Date in any manner that would affect adversely the rights thereunder of the present and former officers and directors of Leo and its Subsidiaries or the present and former fiduciaries under Leo Benefit Plans (collectively, solely in their capacity as such, the “D&O Indemnified Parties”), unless such modification shall be required, based on written advice from outside legal counsel, by applicable Legal Requirements and then only to the minimum extent so required by such applicable Legal Requirements. Without limiting any additional rights that any D&O Indemnified Party may have under any employment or indemnification agreement or under the Certificate of Incorporation or bylaws of Leo or this Agreement or, if applicable, similar organizational documents or agreements of any Subsidiary of Leo, from and after the Effective Time, the Surviving Corporation and Topco shall to the fullest extent permitted by applicable Legal Requirements: (i) indemnify, defend and hold harmless the D&O Indemnified Parties, from and against, and pay or reimburse the D&O Indemnified Parties for, all Losses (whether or not resulting from third-party claims and including interest, penalties, reasonable out-of-pocket expenses and attorneys’ fees incurred in the investigation or defense of any of the same or in asserting any of their rights hereunder) resulting from, arising out of, relating to or in connection with any action or omission of such D&O Indemnified Parties arising out of or relating to their services as directors, officers or employees of Leo, its Subsidiaries or another Person, if such D&O Indemnified Party is or was serving as a director or officer or in another capacity of such other Person at the request of Leo, occurring, or alleged to have occurred, on or prior to the Effective Time (including, the Contemplated Transactions) to the fullest extent permitted under (A) applicable Legal Requirements, (B) the Certificate of Incorporation or bylaws of Leo or a Subsidiary of Leo in effect on the date of this Agreement, including provisions relating to advancement of expenses incurred in the defense of any action or suit and (C) any indemnification agreement between the D&O Indemnified Party and Leo or any Subsidiary of Leo in effect on the date of this Agreement and made available to Polaris (each, an “Existing Indemnification Obligation”) and (ii) advance to any D&O Indemnified Parties expenses as incurred in defending any action or suit with respect to such matters, subject to receipt of an undertaking by or on behalf of such D&O Indemnified Party, if required by applicable Legal Requirements, to repay such expenses if it is ultimately determined under applicable Legal Requirement that such D&O Indemnified Party is not entitled to be indemnified. In the event of any such Proceeding, the Surviving Corporation and Topco shall use their reasonable best efforts to cooperate with the D&O Indemnified Parties in defense of any such Proceeding.

(b)     This Section 9.4 is intended for the benefit of, and to grant third party rights to, persons entitled to indemnification under this Section 9.4 and the benefits of the exculpation, indemnification and expense advance and reimbursement provisions contained in the Certificate of Incorporation and bylaws of Leo, whether or not they are Parties, and each of such persons shall be entitled to enforce the covenants contained herein.

(c)     The rights of indemnification and to receive advancement of expenses as provided by this Agreement or the Existing Indemnification Obligations shall not be deemed exclusive of any other rights to which a D&O Indemnified Party may at any time be entitled. No right or remedy herein conferred by this Agreement is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent or subsequent assertion or employment of any other right or remedy. Topco and Merger Sub hereby acknowledge that the D&O Indemnified Parties have or may, in the future, have certain rights to indemnification, advancement of expenses and/or insurance provided by other entities and/or organizations (collectively, the “Other Indemnitors” and, individually, an “Other Indemnitor”). Topco, Merger Sub and Leo hereby agree that, with respect to any advancement or indemnification obligation owed, at any time, to a D&O Indemnified Party by Leo or any Other Indemnitor, whether pursuant to an Existing Indemnification Obligation or this Agreement, each of the Surviving Corporation and Topco:

(i)          shall at all times be the indemnitor of first resort, and the Surviving Corporation and Topco’s insurers’ obligations to indemnify or provide advancement of expenses to the D&O Indemnified Party, subject to prohibitions on or requirements in respect of indemnification or advancement set out in applicable Legal Requirements, are primary to any obligation of the applicable Other Indemnitors or their respective insurers to provide indemnification or advancement for the same expenses or liabilities incurred by any of the D&O Indemnified Parties; and

(ii)         shall, to the fullest extent permitted by applicable Legal Requirements, advance the full amount of expenses incurred by each D&O Indemnified Party and shall be liable for the full amount of all losses of each D&O Indemnified Party or on his or her behalf to the extent legally permitted and as required hereby or otherwise, without regard to any rights such D&O Indemnified Parties may have against the Other Indemnitors or their respective insurers.

(d)     In furtherance and not in limitation of the foregoing, in the event that any Other Indemnitor or its insurer advances any expenses or makes any payment to any D&O Indemnified Party for matters subject to advancement or indemnification by the Surviving Corporation and Topco pursuant to this Agreement or otherwise, the Surviving Corporation and Topco shall promptly, subject to any prohibitions or requirements set out in applicable Legal Requirements and to the extent such advancement or indemnification is required hereby or otherwise, and upon request by such Other Indemnitor, reimburse such Other Indemnitor or its insurer, as applicable, for such advance or payment, and such Other Indemnitor or insurer shall be subrogated to all of the claims or rights of such D&O Indemnified Party hereunder or otherwise, including to the payment of expenses in an action to collect.

(e)     Without limiting the foregoing, Topco and Merger Sub agree that all rights to indemnification, advancement and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of any D&O Indemnified Party as provided in any Existing Indemnification Obligations shall, to the fullest extent permitted by applicable Legal Requirement, be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(f)      At or prior to the Closing, Leo shall purchase, from an insurer chosen by Leo, single payment, run-off “tail” policies of directors’ and officers’ liability insurance and fiduciary liability insurance covering the D&O Indemnified Parties, the material terms of which, including coverage and amount, are no less favorable in any material respect to the D&O Indemnified Parties than the policies in effect as of the date hereof, such policies to become effective at the Closing and remain in effect for a period of six years after the Closing (the “Tail Policies”). Neither Topco nor Merger Sub shall take, or allow to be taken, any action to terminate, or which could reasonably be expected to result in the termination of, the Tail Policies during the six year period after the Closing.

(g)     If following the Closing, Topco or the Surviving Corporation, as the case may be, or any of their respective successors or assigns, (i) reorganizes or consolidates with or merges into any other Person and is not the resulting, continuing or surviving corporation or entity of such reorganization, consolidation or merger or (ii) liquidates, dissolves or transfers all or substantially all of its properties and assets to any Person or Persons, then, and in such case, proper provision will be made so that the successors and assigns of Topco or the Surviving Corporation (or the acquirer of such assets, as the case may be), expressly assume all of the obligations of Topco or the Surviving Corporation, as the case may be, as set forth in this Section 9.4.

(h)     The Surviving Corporation and Topco shall, to the fullest extent permitted by applicable Legal Requirements, pay all reasonable and documented out-of-pocket expenses, including reasonable attorneys’ fees, that may be incurred by any D&O Indemnified Party in enforcing the indemnity or other obligations in this Section 9.4.

(i)      Each of Topco and Transit, jointly and severally, guarantee to the D&O Indemnified Parties the payment of all of the monetary obligations of the Surviving Corporation pursuant to this Section 9.4.

Section 9.5.       Employee Matters.

(a)     Prior to the Effective Time, Leo shall take any and all actions reasonably necessary to terminate, effective at the Effective Time, the employment of each Leo Employee who is employed by Leo immediately prior to the Effective Time (each such Leo Employee terminated pursuant to this sentence being a “Terminated Employee”). Leo or the Joint Obligors, as applicable and in accordance with Section 2.1(a)(vi)(B)(1), shall, or shall cause one of their Affiliates to, (i) provide each Terminated Employee with severance payments and benefits in accordance with the Leo Severance Policies, with any cash severance payments being paid on the Closing Date and (ii) pay each Terminated Employee, on the Closing Date, a lump sum cash bonus or contribution to benefit plans, as applicable, in an amount equal to the Prorated Bonus Amount; provided that, to the extent any of the foregoing payments constitute Unpaid Leo Transaction Expenses, such payments shall be made by the Joint Obligors no later than 35 trading days following the Merger, by wire transfer from the Joint Obligors of immediately available funds in accordance with Section 2.1(a)(vi)(B)(1).

(b)     Following the date hereof and prior to the Closing Date, Leo shall use commercially reasonable efforts to take such steps as are required to transfer the employment of each XTAR Employee to XTAR, and to the extent that the employment of any XTAR Employees cannot be transferred to XTAR prior to the Closing Date, Leo shall cause the employment of such XTAR Employees to be terminated prior to the Closing Date. Any XTAR Employee so terminated shall be treated the same as a Terminated Employee. Following the Closing, Topco shall use its commercially reasonable efforts to obtain reimbursement from XTAR for any severance or similar payment for any such terminated XTAR Employee.

(c)     The provisions contained in this Section 9.5 are included for the sole benefit of the Parties and will not create any rights or remedies (i) in any Person, including any Leo Employee, Terminated Employee, or XTAR Employee, former employee, or any participant or any beneficiary thereof in any Leo Benefit Plan or any Topco Plan or (ii) to continued employment with Topco or any of its Affiliates. After the Effective Time, nothing contained in this Section 9.5 is intended to be or will be considered an amendment to or adoption of any plan, program, agreement, arrangement, or policy of Topco or any of its Affiliates (each, a “Topco Plan”) nor will it interfere with Topco’s or any of its Affiliates’ rights to amend, modify, or terminate any Leo Benefit Plan or any Topco Plan or to terminate the employment of any employee of Topco or any of its Affiliates for any reason, subject, in each case, to Topco’s and its Affiliates’ compliance with this Section 9.5.

Section 9.6.       State Takeover Laws. If any Takeover Laws or any other “fair price,” “moratorium,” “business combination” or “control share acquisition” statute or other similar statute or regulation is or may become applicable to the Merger or the Contemplated Transactions, Leo and the Leo Board shall (a) grant such approvals and take such actions as are necessary so that the Merger and the Contemplated Transactions may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on the Contemplated Transactions.

Section 9.7.       Transaction Litigation. Leo shall promptly advise Polaris and Transit of any Proceeding commenced or, to the Knowledge of Leo, threatened in writing by a stockholder of Leo against Leo or its officers or directors relating to any of the Contemplated Transactions (“Leo Transaction Litigation”) and shall keep Polaris and Transit promptly and reasonably informed regarding any such Proceeding and shall consider in good faith Polaris’ and Transit’s views with respect thereto; provided that in no event shall Leo be required to provide Polaris or Transit with any information subject to attorney-client or similar privilege. Leo shall give each of Polaris and Transit the opportunity to participate in the defense or settlement of any such Proceeding and shall consider in good faith Polaris’ and Transit’s views with respect thereto. Without the consent of Polaris (such consent not to be unreasonably withheld, delayed or conditioned), neither Leo nor any of its Representatives shall compromise, settle, come to an arrangement regarding, or offer or agree to compromise, settle or come to an arrangement regarding any such Proceeding or consent to the same, if such arrangement, agreement or settlement provides for (a) an admission of fault or liability, (b) equitable relief (other than disclosure to be made to the Leo stockholders prior to the stockholders meeting) or (c) uninsured monetary payments in excess of the amount set forth on Section 9.7 of the Leo Disclosure Letter.

Section 9.8.       Directors of Topco.

The Parties shall take all steps to ensure that the directors of Topco, as of immediately following the Closing, shall be:

(a)     Mr. Jason A. Caloras, Dr. Mark H. Rachesky and Mr. Michael B. Targoff, or if any such persons are unable or unwilling to serve as such, a replacement designated pursuant to the Meteor Topco Post-Closing Investor Rights Agreement;

(b)     Mélanie Bernier, Michael Boychuk and Guthrie Stewart, or if any such persons are unable or unwilling to serve as such, a replacement designated pursuant to the Polaris Topco Post-Closing Investor Rights Agreement;

(c)     Henry Intven, Dick Fadden and a third individual who will (i) qualify as a Specially Designated Director under the Amended and Restated Topco Organizational Documents and (ii) be mutually agreed by Polaris and Leo (including the Special Committee) (the “Independent Directors”); and

(d)     The Chief Executive Officer of Transit.

Section 9.9.       Indemnification of Polaris and Polaris Designees for Transaction Claims.

(a)     From and after the Closing, the Joint Obligors shall indemnify and hold harmless Polaris and Rover and, solely in the case of clause (i) of this Section 9.9(a), each of the Polaris Designees (together with Polaris and Rover, the “Polaris Indemnified Parties”) from and against:

(i)          all Losses resulting from Leo Transaction Litigation to which the Polaris Indemnified Parties are a party and that are directly incurred by the Polaris Indemnified Parties;

(ii)         Polaris’ Pro Rata Share of all Losses resulting from Leo Transaction Litigation that are incurred by Topco or its Subsidiaries (including Leo and Transit);

(iii)        Polaris’ Pro Rata Share of any Losses resulting from any Existing Indemnification Obligation or otherwise paid pursuant to Section 9.4 in respect of any D&O Indemnified Parties; and

(iv)        Polaris’ Pro Rata Share of all Losses resulting from any Proceeding in which it is alleged that the information contained in the Canadian Prospectus, the Form F-4 or the Leo Proxy Statement furnished by or on behalf of Leo with respect to the Leo Group contained (A) in respect of a Proceeding in respect of U.S. law, a material misstatement of fact or omitted to state a material fact the absence of which resulted in such document being materially misleading, or (B) in respect of a Proceeding in respect of Canadian law, an untrue statement of material fact or omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made; except in any such case to the extent that it is determined by a court of competent jurisdiction that such a misstatement, untrue statement or omission of fact existed as a result of a misstatement, untrue statement or omission by a Polaris Indemnified Party;

(b)     From and after the Closing until the Survival Date, the Joint Obligors shall indemnify and hold harmless the Polaris Indemnified Parties from and against Polaris’ Pro Rata Share:

(i)          any Losses paid by Topco or its Subsidiaries with regards to or in connection with any Liability of the Leo Group that relates to the period ending on or prior to the Reference Time (whether or not known as of the Reference Time) or pursuant to a Contract of the Leo Group in effect at or prior to the Reference Time (other than a Liability arising under a Transaction Document) not reflected in the Final Leo NAV; provided that indemnification pursuant to this Section 9.9(b)(i) shall not apply with respect to matters subject to Section 9.9(a) (which shall be governed exclusively by such Section) or relating to Taxes (which shall be governed exclusively by Section 9.10); provided, further, however, that, if, as of the Survival Date, a Shut-down Liability accrued in the Final Leo NAV has not been paid by or on behalf of the Leo Group and Canadian LP provides written notice (a “Shut-down Liability Notice”) to Polaris of such accrued and unpaid Shut-down Liability within 10 Business Days following the Survival Date, then Polaris shall pay or cause to be paid to Canadian LP an amount in cash equal to the portion of such accrued and unpaid Shut-down Liability that was reflected in the Adjustment Amount; provided that failure to deliver a Shut-down Liability Notice in a timely manner as so specified above shall not be deemed a waiver of Canadian LP’s right to payment for such accrued and unpaid Shut-down Liability except to the extent that, and solely to the extent that, Polaris is materially prejudiced by such failure, so long as such Shut-down Liability Notice is delivered within 30 days following the Survival Date; and

(ii)         any Unpaid Leo Transaction Expenses paid by Topco or its Subsidiaries that were not included in the calculation of Non-Leo Paid Leo Transaction Expenses as finally determined pursuant to Section 2.3.

The “Survival Date” means the third anniversary of the Closing Date; provided that any notice given in accordance with this Agreement claiming indemnification pursuant to this Section 9.9(b) with respect to specific Liabilities or payments shall without further action extend the Survival Date for such Liabilities or payments as applied to the specific circumstances set forth in such notice until immediately after the final resolution of the matter.

(c)     The Joint Obligors shall promptly notify Rover in writing upon the receipt by the Joint Obligors or any of their Subsidiaries of any notice or information that may affect a Liability that would give rise to a claim pursuant to Section 9.9(a) or Section 9.9(b), which notice shall specify the facts constituting the basis for, and the amount (if known), of such potential claim. In the event that a Polaris Indemnified Party wishes to assert a claim for indemnification pursuant to Section 9.9(a) or Section 9.9(b), such Polaris Indemnified Party shall deliver written notice (a “Claims Notice”) to the Joint Obligors no later than ten Business Days after such notice is delivered to Polaris or, in the case of Section 9.9(a)(ii), after such claim becomes known to the Polaris Indemnified Parties, specifying the facts constituting the basis for, and the amount (if known) of the claim asserted (the “Asserted Liability”). Failure to deliver a Claims Notice with respect to a claim in a timely manner as specified in the preceding sentence shall not be deemed a waiver of the Polaris Indemnified Party’s right to indemnification hereunder for Losses in connection with such claim except to the extent, and only to the extent that, the Joint Obligors are materially prejudiced by such failure. The Polaris Indemnified Parties may deliver a Claims Notice in respect of any Asserted Liability with or without delivery of written notice by the Joint Obligors.

(d)     Topco shall have the exclusive right, upon written notice to the Polaris Indemnified Party, to investigate, control, contest, defend or settle any Asserted Liability that may result in a Loss with respect to which the Polaris Indemnified Party is entitled to indemnification pursuant to Section 9.9(a) or Section 9.9(b) subject to a reservation of rights; provided that the Polaris Indemnified Party may, at its option and at its own expense, participate in the investigation, contesting, defense or settlement of any such Asserted Liability through representatives and counsel of its own choosing; provided, further, that Topco shall not settle any Asserted Liability unless (i) such settlement is on exclusively monetary terms or (ii) the Polaris Indemnified Party shall have consented to the terms of such settlement, which consent shall not unreasonably be withheld. If requested by Topco, the Polaris Indemnified Party will cooperate with Topco and their counsel in contesting any Asserted Liability or in making any counterclaim against the claimant, or any cross complaint against any Person (other than the Polaris Indemnified Party or its Affiliates); provided that the Joint Obligors shall reimburse the Polaris Indemnified Party for its reasonable out-of-pocket expenses in connection with such counterclaim. Unless and until Topco elects to defend the Asserted Liability, the Polaris Indemnified Party shall have the right, at its option and at the Joint Obligors’ expense, to do so in such manner as it deems appropriate; provided, however, that the Polaris Indemnified Party shall not settle, compromise or pay any Asserted Liability for which it seeks indemnification hereunder without the prior written consent of Topco (which shall not be unreasonably withheld).

(e)     As a condition to the indemnification pursuant to Section 9.9(a) or Section 9.9(b), the Polaris Indemnified Party shall (a) make available to the Joint Obligors all relevant information in its possession relating to any Asserted Liability and shall cooperate with the Joint Obligors in the defense thereof, and (b) execute a written undertaking in form and substance reasonably satisfactory to the Joint Obligors agreeing to repay to the Joint Obligors any indemnification payments received to the extent that it is ultimately determined that such Polaris Indemnified Party is not entitled to indemnification hereunder.

(f)      If any amounts are due to the Polaris Indemnified Parties pursuant to Section 9.9(a) through (e), the amount payable shall be equal to the amount due pursuant to Section 9.9(a) through (e) multiplied by the Gross-Up Factor. As so increased, such amount shall be paid in the form of cash; provided that, if the board of directors of Topco (after consulting with the management of Topco and its Subsidiaries) determines that such payment (if settled wholly in cash and taking into account any dividends or distributions to be made by Transit or any of its Subsidiaries to fund such payment) would result in a Liquidity Constraint, then such additional indemnification payment (or any portion thereof) may be satisfied in the form of newly issued Topco Common Shares valued at the 30-Day VWAP as of the incurrence of the applicable Losses for which the Polaris Indemnified Parties are entitled to indemnification pursuant to this Section 9.9. Any amounts required to be paid under this Section 9.9(f) shall be due and payable as promptly as practicable and, in any event, within 10 Business Days from determination of such amount.

(g)     Any determination to be made by Topco pursuant to this Section 9.9 shall be made by the TSR Directors.

Section 9.10.     Certain Tax Payments.

(a)     For purposes of this Section 9.10, the following terms shall have the following meanings:

(i)          “Applicable Return” shall mean a Tax Return (including an amended Tax Return) that (A) is filed (1) by any member of the Leo Group prior to the Closing, (2) with the written approval of the Topco Shareholder Representative, or (3) by Topco or any of its Subsidiaries (which, for the avoidance of doubt, includes Leo and its Subsidiaries following the Closing), and such Tax Return (including an amended Tax Return) is subsequently ratified or approved by the Topco Shareholder Representative, and (B) reflects any Repatriation/Inversion Liabilities, Withholding Liabilities or Pre-Closing Taxes.

(ii)         “Final Determination” shall mean (A) a “determination” as defined in Section 1313(a) of the Code (including, for the avoidance of doubt, an executed IRS Form 906); (B) the execution of an IRS Form 870-AD (or any successor form thereto), as a final resolution of Tax liability for any taxable period, except that a Form 870-AD (or successor form thereto) that reserves the right of the taxpayer to file a claim for refund or the right of the IRS to assert a further deficiency shall not constitute a Final Determination with respect to the item or items so reserved; (C) any final determination of liability in respect of a Tax that, under applicable Tax law, is not subject to further appeal, review or modification through proceedings or otherwise; or (D) any final disposition of liability for a Tax by reason of the expiration of the applicable statute of limitations (giving effect to any extension, waiver or mitigation thereof).

(iii)        “IRS” shall mean the U.S. Internal Revenue Service (or any successor Governmental Agency that may replace it).

(iv)        “Pre-Closing Taxes” shall mean any Tax imposed on the Leo Group or any member thereof other than a Tax taken into account in determining Final Leo NAV (x) for any taxable period ending on or before the Closing or (y) for the portion of any Straddle Period ending on the date of the Closing. In the case of any Tax imposed for a Straddle Period, the amount of such Tax allocated to the portion of the Straddle Period ending on the date of the Closing shall be determined as follows:

(A)     Taxes based on or measured by income or receipts of the Leo Group or any member thereof shall be determined based on an interim closing of the books as of the close of business on the date of the Closing as if the applicable taxable period ended on such date.

(B)     The amount of any Taxes that is not susceptible to allocation based on the methodology described in the preceding sentence shall be determined by multiplying the amount of such Tax for the entire taxable period by a fraction, the numerator of which is the number of days in such Straddle Period from its commencement to the date of the Closing and the denominator of which is the number of days in such Straddle Period.

(v)         “Repatriation/Inversion Liabilities” shall mean any Tax liabilities that are paid by Topco or its Subsidiaries, which, for the avoidance of doubt, includes Leo and its Subsidiaries following the Closing (without regard to any Make-Whole Amounts or Gross Make-Whole Payments) arising as a result of the failure of the Contemplated Transactions to have Unrestricted Inversion Status.

(vi)        “Straddle Period” shall mean any taxable period beginning before and ending after the Closing.

(vii)       “Tax Liability Defense Costs” shall mean any out-of-pocket defense costs incurred by Topco or any of its Subsidiaries (which, for the avoidance of doubt, includes Leo and its Subsidiaries following the Closing) in connection with a Tax Proceeding.

(viii)      “Tax Proceeding” shall mean, with respect to Topco or any of their Subsidiaries (which, for the avoidance of doubt, includes Leo and its Subsidiaries following the Closing), any Tax audit, dispute, examination, contest, litigation, arbitration, action, suit, claim, cause of action, review, inquiry, assessment, hearing, complaint, demand, investigation or proceeding (whether administrative, judicial or contractual) involving the assertion by a Taxing Authority of a claim that Topco, Leo, or any of their Subsidiaries has any Repatriation/Inversion Liabilities or Withholding Liabilities.

(ix)        “Tax Related Indemnifiable Costs” shall mean (A) any Tax Liability Defense Costs, (B) any Repatriation/Inversion Liabilities and any Pre-Closing Taxes that in either case have been (1) determined pursuant to a Final Determination or (2) reflected on an Applicable Return, and (C) Withholding Liabilities; in each case, without regard to any Make-Whole Amounts or Gross Make-Whole Payments.

(x)         “Topco Shareholder Representative” shall mean the Topco directors other than those directors designated pursuant to Section 9.8(b) or designated for nomination by Polaris or its Affiliates or assignees (such directors not nominated by Polaris or its Affiliates or assignees, the “TSR Directors”). Any action under this Section 9.10 shall be taken by the TSR Directors. A committee established by the Topco board of directors consisting of two Meteor designees, the Topco chief executive officer, two Independent Directors and the Topco tax director shall investigate and present to the TSR Directors a report setting forth facts and relevant materials and information in respect of any actions to be taken under this Section 9.10. The TSR Directors shall make any determination contemplated by this Section 9.10 by majority vote of all such directors then in office and will not be bound by any recommendation of such committee. For the avoidance of doubt, the TSR Directors shall be permitted to make any determination contemplated by this Section 9.10 only by written consent or by resolution at a meeting of those directors (which meeting could be a portion of a Topco board meeting so long as the directors other than the TSR Directors excuse themselves from that portion of the meeting) as certified by the Secretary of Topco.

(xi)        “Unrestricted Inversion Status” shall mean that subsection (a) of Section 7874 of the Code does not apply to Leo as a result of the Contemplated Transactions.

(xii)       “Withholding Liabilities” shall mean any withholding tax with respect to distributions or payments from Can ULC to Leo Holdings if made within five years of Closing.

(b)     From and after the Closing, in the event of a Tax Related Indemnifiable Cost, Rover shall be entitled to an economic adjustment equal to its Pro Rata Share of the Tax Related Indemnifiable Cost paid out-of-pocket by Topco or its Subsidiaries (which, for the avoidance of doubt, includes Leo and its Subsidiaries following the Closing) (such Pro Rata Share, the “Make-Whole Amount”). In the case of any required Make-Whole Amount, the payment to Rover shall be equal to product of (x) the amount of the Make-Whole Amount multiplied by (y) the Gross-Up Factor. As so increased, the Make-Whole Amount shall be referred to as a “Gross Make-Whole Payment.” Any required Gross Make-Whole Payment shall be paid to Rover by the Joint Obligors within 35 days after the underlying Tax liability or liabilities is paid by or on behalf of Topco or any of its Subsidiaries (which, for the avoidance of doubt, includes Leo and its Subsidiaries following the Closing) to the relevant Taxing Authority.

(c)     The Gross Make-Whole Payments shall be paid in the form of cash; provided that, if the TSR Directors (after consulting with the management of Topco and its Subsidiaries) determine that such payment (if settled wholly in cash and taking into account any dividends or distributions to be made by Transit or any of its Subsidiaries to fund such payment) would result in a Liquidity Constraint, then such additional Gross Make-Whole Payment (or any portion thereof) may be satisfied in the form of newly issued Topco Common Shares valued at the 30-Day VWAP as of the incurrence of the applicable Tax Related Indemnifiable Cost.

(d)     Notwithstanding anything to the contrary contained herein, at such time as, and to the extent that, the unpaid Make-Whole Amount (excluding Tax Liability Defense Costs) equals or exceeds the Remaining Cap, then the Joint Obligors shall pay the Gross Make-Whole Payment corresponding to the Remaining Cap and this Section 9.10 shall terminate and Rover shall not be entitled to any additional such payments. The “Remaining Cap” is equal to (i) $50 million, less (ii) all previously indemnified Make-Whole Amounts paid to Rover as of such date of determination (excluding any amounts indemnified and paid in respect of (A) Tax Liability Defense Costs, or (B) the Gross-Up Factor in respect of such Make-Whole Amounts).

(e)     Topco or Leo, as applicable, shall promptly notify Rover in writing upon the receipt by Topco, Leo, or any of their Subsidiaries of any notice of Tax Proceeding from a relevant Taxing Authority that may affect a liability that would give rise to a Make-Whole Amount.

(f)      Except as otherwise provided in this Section 9.10(f), each Party shall have the right to control all matters relating to its Tax Returns and any Tax Proceedings affecting such Party and shall have absolute discretion with respect to any decisions to be made, or the nature of any action to be taken, with respect to any Tax matter. Except to the extent (i) otherwise required by a Final Determination, or (ii) a Party has received prior written consent of the Topco Shareholder Representative, each Party covenants and agrees that it will not take, and will cause its respective Affiliates to refrain from taking, any position on any Tax Return that is inconsistent with the Unrestricted Inversion Status of the Contemplated Transactions; provided that the Parties’ obligations under this Section 9.10(f) shall not extend to any later transaction that may constitute an inversion at a later time, or where a change in applicable Legal Requirements makes the position regarding the Contemplated Transactions no longer tenable.

(g)     To the extent that any Tax Proceeding is reasonably likely to give rise to a Make-Whole Amount under Section 9.10(b):

(i)          the Party involved in the Tax Proceeding shall give written notice of such Tax Proceeding to Rover and the Topco Shareholder Representative within five Business Days of receipt of notice of the commencement of the Tax Proceeding by the relevant Taxing Authority;

(ii)         Topco shall keep Rover and the Topco Shareholder Representative informed of all material developments and events relating to any such Tax Proceeding and shall provide Rover with copies of any material written correspondence with the applicable Taxing Authority in connection with any such Tax Proceeding; and

(iii)        the Topco Shareholder Representative shall have the exclusive right to control the defense of any such Tax Proceeding (including the exclusive right to compromise and settle such Tax Proceeding in its absolute discretion) at Topco’s cost and expense; provided that the Topco Shareholder Representative shall keep the Audit Committee of Topco informed of all material developments and events relating to any such Tax Proceeding.

(h)     The provisions of this Section 9.10 shall survive until the earlier of (i) except in the case of Tax Liability Defense Costs, the termination of this Section 9.10 pursuant to Section 9.10(d) or (ii) 60 days following the expiration of the applicable statute of limitations (taking into account all extensions thereof) on assessment and collection of the Tax that gave rise to any Tax Related Indemnifiable Costs. For purposes of clause (ii) of the preceding sentence, in the event that written notice of a claim, which notice shall be made in good faith and shall specify the facts constituting the basis for, and the amount (if known) of, such potential claim, has been given by Rover to the Topco Shareholder Representative within the survival period specified in such clause (ii), such claim shall survive until such time as it is finally resolved.

(i)      In any case in which (i) a Gross Make-Whole Payment is made in respect of Repatriation/Inversion Liabilities, Withholding Liabilities or Pre-Closing Taxes, and (ii) the amount of such Liabilities is adjusted subsequently pursuant to a Final Determination or, in the case of Repatriation/Inversion Liabilities, on an amended Applicable Return, the amount of the Gross Make-Whole Payment shall be adjusted to reflect the subsequent adjustment and the difference, if any, between the initial Gross Make-Whole Payment and the Gross Make-Whole Payment, as so adjusted, shall be refunded by Polaris to Topco or paid by Topco to Polaris, as appropriate. Any amounts required to be paid under this Section 9.10(i) shall be due and payable within 35 days after the related payment to or from the relevant Taxing Authority.

(j)      The provisions of this Section 9.10 shall constitute the sole agreement between Topco and its Subsidiaries on the one hand, and Rover, on the other hand, relating to Tax liabilities arising from the Contemplated Transactions.

Section 9.11.     Knowledge of Underlying Matters. The obligations of the Joint Obligors pursuant to Section 9.9 and Section 9.10, and the Polaris Indemnified Parties’ right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Polaris Indemnified Parties or by reason of the fact that the Polaris Indemnified Parties knew or should have known of any matters, facts or circumstances subject to the indemnification obligations of the Joint Obligors pursuant to Section 9.9 and Section 9.10.

Section 9.12.     Voting Leo Common Stock. Prior to the Effective Time, Polaris, Rover, Topco, Canadian LP and CanHoldco shall not, and shall cause their respective controlled Affiliates not to, acquire, by purchase or otherwise, any shares of Voting Leo Common Stock; provided, however, that nothing in this Section 9.12 shall prohibit the acquisition of any securities of Leo other than the Voting Leo Common Stock or any securities contained in any index, exchange traded fund, benchmark, other industry-related basket of at least ten securities or investment pool over which such Party does not have investment discretion.

Section 9.13.     Reimbursement for Leo Transaction Expenses. Topco shall, following the Closing, use its commercially reasonable efforts to obtain reimbursement from XTAR or GdM, as applicable, to the extent Leo is entitled to any such reimbursement from XTAR or GdM, as applicable, in respect of the Closing Leo Transaction Expenses or the Leo Transaction Expenses.

Article X.

CONDITIONS PRECEDENT TO THE OBLIGATIONS TO CLOSE

Section 10.1.     Conditions Precedent. The obligations of each of Leo and Polaris to effect the Contemplated Transactions pursuant to this Agreement are subject to the satisfaction on or prior to the Closing of the following conditions, any one or more of which may be waived by it, except to the extent prohibited by applicable law:

(a)     Stockholder Vote. The Requisite Stockholder Vote shall have been obtained; provided that, notwithstanding any other provision in this Agreement to the contrary, the requirement to obtain the Disinterested Stockholder Vote may not be waived.

(b)     Governmental and Regulatory Consents and Approvals. The Governmental Agency approvals, notifications, waiting periods and conditions set forth on Section 10.1(b) of each of the Disclosure Letters shall have been obtained, complied with and/or satisfied.

(c)     No Injunction. There shall not be in effect any Order or other Legal Requirement enjoining or prohibiting the consummation of the Contemplated Transactions (a “Legal Restraint”).

(d)     Stock Exchange Listing. Topco shall have obtained approval of the listing for trading of the Class A Topco Common Shares and the Class B Topco Common Shares on a U.S. Securities Exchange, to be effective no later than the Effective Time.

(e)     No Material Adverse Effect. There shall not have occurred any Material Adverse Effect.

(f)      Effectiveness of Securities Disclosure Documents. The Form F-4 shall have become effective under the Securities Act, the Canadian Securities Authorities shall have issued (or be deemed to issue) a receipt for the Canadian Prospectus and no stop order suspending the effectiveness of either the Form F-4 or Canadian Prospectus shall have been issued and no proceedings for that purpose shall have been initiated or threatened in writing by the SEC or Canadian Securities Authorities, as applicable.

(g)     Transit Matters.

(i)          (A) The representations and warranties of Transit contained in Section 5.5 shall be true and correct in all respects (other than de minimis inaccuracies) as of the Closing with the same force and effect as though made on and as of Closing (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), and (B) the Transit Fundamental Representations shall be true and correct in all respects as of the Closing with the same force and effect as though made on and as of Closing (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date);

(ii)         The covenants contained in this Agreement required to be complied with or performed by Transit on or before the Closing shall have been complied with or performed In All Material Respects;

(iii)        Transit and its Subsidiaries are not in material breach or material violation of any of the terms or conditions of, or default under, the Material Transit Debt; and

(iv)        Each of the payments to be made by Transit or any of its Subsidiaries pursuant to Section 2.1(a)(vi), whether at or following the Closing, are or will be permitted to be made pursuant to the Material Transit Debt as in effect on the Closing Date, and will not result in any material breach or material violation of any of the terms or conditions of, or default under, the Material Transit Debt.

(h)     Transit Compliance Certificate. Transit shall have delivered to Polaris and Leo a certificate dated as of the Closing Date, certifying the satisfaction of the conditions set forth in (i) Section 10.1(g)(iii) and Section 10.1(g)(iv) and executed by the Chief Financial Officer of Transit, and (ii) Section 10.1(g)(i) and Section 10.1(g)(ii) and executed by a duly authorized officer of Transit.

(i)      Topco Matters.

(i)          (A) The representations and warranties of each of Topco, Canadian LP and CanHoldco contained in Section 6.6(c) and Section 6.6(d) shall be true and correct in all respects (other than de minimis inaccuracies) as of the Closing with the same force and effect as though made on and as of Closing (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), and (B) the Topco Fundamental Representations shall be true and correct in all respects as of the Closing with the same force and effect as though made on and as of Closing (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date).

(ii)         The covenants contained in this Agreement required to be complied with or performed by Topco, Canadian LP, or CanHoldco on or before the Closing shall have been complied with or performed In All Material Respects.

(iii)        Topco shall have delivered (or caused to be delivered) to Polaris and Leo the items required under Section 2.2(c).

Section 10.2.     Additional Polaris Condition. The obligations of Polaris to effect the Contemplated Transactions pursuant to this Agreement are subject to the satisfaction on or prior to the Closing of the following conditions, any one or more of which may be waived by it, except to the extent prohibited by applicable law:

(a)     Representations and Warranties of Leo. (i) The representations and warranties of the Leo Group contained in Section 4.6(a) and Section 4.6(b) shall be true and correct in all respects (other than de minimis inaccuracies) as of the Closing with the same force and effect as though made on and as of Closing (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), and (ii) the Leo Fundamental Representations shall be true and correct in all respects as of the Closing with the same force and effect as though made on and as of Closing (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date).

(b)     Performance of Covenants. The covenants contained in this Agreement required to be complied with or performed by Leo on or before the Closing shall have been complied with or performed In All Material Respects.

(c)     Regulatory Matters.

(i)          No U.S, Canadian or Spanish Governmental Agency has commenced a civil or criminal proceeding alleging, in each case, that any member of the Leo Group has criminally violated any Legal Requirement (other than traffic offenses or similar immaterial violations), including securities laws, Anti-Corruption Laws, anti-kickback laws or trade sanctions laws (including OFAC), or any member of the Leo Group has been indicted, convicted or plead nolo contendere to any such alleged criminal violation; and

(ii)         Leo shall not have filed, or have filed against it, a petition for voluntary or involuntary bankruptcy or pursuant to any other insolvency law, or have made a general assignment for the benefit of its creditors.

(d)     Compliance Certificate. Leo shall have delivered to Polaris a certificate dated as of the Closing Date, certifying the satisfaction of the conditions set forth in Section 10.2(a), Section 10.2(b) and Section 10.2(c) and executed by a duly authorized officer of Leo.

(e)     Closing Deliverables. Leo shall have delivered (or caused to be delivered) to Polaris the items required under Section 2.2(b).

Section 10.3.     Additional Leo Condition. The obligations of Leo to effect the Contemplated Transactions pursuant to this Agreement are subject to the satisfaction on or prior to the Closing of the following conditions, any one or more of which may be waived by it, except to the extent prohibited by applicable law:

(a)     Representations and Warranties. (i) The representations and warranties of Polaris contained in Section 7.13(a) shall be true and correct in all respects (other than de minimis inaccuracies) as of the Closing with the same force and effect as though made on and as of the Closing (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), and (ii) the Polaris Fundamental Representations shall be true and correct in all respects as of the Closing with the same force and effect as though made on and as of Closing (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date).

(b)     Performance of Covenants. The covenants contained in this Agreement required to be complied with or performed by Polaris on or before the Closing shall have been complied with or performed In All Material Respects.

(c)     Compliance Certificate. Polaris shall have delivered to Polaris a certificate dated as of the Closing Date, certifying the satisfaction of the conditions set forth in Section 10.3(a) and Section 10.3(b) executed by a duly authorized officer of Polaris.

Article XI.

TERMINATION PRIOR TO CLOSING

Section 11.1.     Termination of Agreement.

(a)     This Agreement may be terminated and the Merger may be abandoned prior to the Effective Time, notwithstanding the adoption of this Agreement by the stockholders of Leo and Merger Sub, at any time, as follows:

(i)          by written consent of Leo and Polaris; or

(ii)         by Leo or Polaris, by written notice to the other Parties, if there is in effect any Legal Restraint that has become final and non-appealable and such party has complied with its obligations in Section 8.5(i).

(b)     This Agreement may be terminated and the Merger may be abandoned prior to the Effective Time, as follows:

(i)          after the Outside Date, by Leo or Polaris (if such terminating Party is not then in material default of any obligation hereunder, including in the case of Leo, a material breach by Merger Sub), if the Closing has not occurred on or before such date;

(ii)         following the taking of the vote at the Leo Stockholder Meeting, by Leo or Polaris upon written notice to the other Parties, if the Leo stockholders shall have failed to approve this Agreement by the Requisite Stockholder Vote at the Leo Stockholder Meeting (or any adjournment, recess, rescheduling or postponement thereof);

(iii)        at any time prior to receipt of the Requisite Stockholder Vote at the Leo Stockholder Meeting (or any adjournment, recess, rescheduling or postponement thereof), subject to compliance with Section 9.3(d), by Leo upon written notice to Polaris, in order to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal; provided that the Full Break-Fee contemplated by Section 11.4(b) is paid to Polaris concurrently with the termination of this Agreement;

(iv)        by Polaris, by written notice to Leo:

(A)     prior to obtaining the Requisite Stockholder Vote, if (1) a Change of Recommendation occurs or (2) Leo (x) is in Section 9.1/9.3 Breach of its obligations under (I) Section 9.1(a) or (II) Section 9.3, and (y) such Section 9.1/9.3 Breach is not cured within the earlier of (I) 10 days after receipt of written notice thereof from Polaris, (II) the date that is three Business Days prior to the Outside Date (as extended pursuant to Section 3.2, if applicable) or (III) if such Section 9.1/9/3 Breach relates solely to the failure to call, give notice of, convene or hold the Leo Stockholder Meeting, the Leo Stockholder Meeting Deadline; or

(B)     if (1) Leo has breached or failed to perform any of its covenants or other agreements contained in this Agreement or any Transaction Document to be complied with by it such that the closing condition set forth in Section 10.2(d) would not be satisfied or (2) there exists a breach of any representation or warranty of Leo contained in this Agreement or any Transaction Document such that the closing conditions set forth in Section 10.2(a) and Section 10.2(b) would not be satisfied, and in the case of both (1) and (2) above, such failure to perform or breach is not cured within the earlier of (I) 30 days after receipt of written notice thereof from Polaris, and (II) the date that is three Business Days prior to the Outside Date (as extended pursuant to Section 3.2, if applicable); provided, however, that the right to terminate this Agreement under this Section 11.1(b)(iv)(B) shall (x) not be available to Polaris if Polaris is in material breach of any representation or warranty or has failed to perform any of its covenants or other agreements contained in this Agreement or any Transaction Document in any material respect, which breach has not been cured, and (y) be without limitation or modification of the right of Polaris to terminate this Agreement under Section 11.1(b)(iv)(A)(2).

(v)         by Leo, by written notice to Polaris, if: (A) Polaris has breached or failed to perform any of its covenants or other agreements contained in this Agreement or any Transaction Document to be complied with by it such that the closing condition set forth in Section 10.3(c) would not be satisfied; or (B) there exists a breach of any representation or warranty of Polaris contained in this Agreement or any Transaction Document such that the closing conditions set forth in Section 10.3(a) and Section 10.3(b) would not be satisfied, and in the case of both (A) and (B) above, such failure to perform or breach is not cured within the earlier of (1) 30 days after receipt of written notice thereof from Leo, and (2) the date that is three Business Days prior to the Outside Date (as extended pursuant to Section 3.2, if applicable); provided, however, that the right to terminate this Agreement under this Section 11.1(b)(v) shall not be available to Leo if Leo is in material breach of any representation or warranty or has failed to perform any of its covenants or other agreements contained in this Agreement or any Transaction Document in any material respect, which breach has not been cured.

Section 11.2.     Effect of Termination. In the event of a valid termination of this Agreement as provided in Section 11.1, notice thereof shall be given to the applicable Party or Parties specifying the provision hereof pursuant to which such termination is made (other than in the case of a termination pursuant to Section 11.1(a)), and this Agreement shall immediately become void and of no further force or effect, without any Liability on the part of any Party or its respective Representatives; provided, however, that Article I, the last sentence of Section 8.4(a), this Section 11.2, Section 11.3, Section 11.4, Section 11.5, Section 11.6 and Article XII shall survive the valid termination hereof.

Section 11.3.     Termination Compensation.

(a)     In the event of a valid termination of this Agreement pursuant to Section 11.1(b)(ii) by Leo or Polaris, then Leo shall pay Rover the applicable termination compensation (the “Partial Break-Fee”) pursuant to Section 11.4(a) below.

(b)     In the event of a valid termination of this Agreement by Leo or Polaris

(i)          pursuant to Section 11.1(b)(ii) if, (x) prior to such termination, an Alternative Proposal has been made or any Person has publicly announced an intention to make an Alternative Proposal and (y) within twelve months following the date of such termination, either (A) Leo enters into a definitive agreement with respect to such Alternative Proposal and such Alternative Proposal is consummated whether before or after such twelve month period, or (B) within such twelve month period there shall have been consummated an Alternative Proposal,

(ii)         pursuant to Section 11.1(b)(iii), or

(iii)        pursuant to Section 11.1(b)(iv)(A);

and in the case of clauses (i) and (ii) neither Rover (in its capacity as a stockholder of Transit) nor Polaris (in its capacity as a party to the Transit Shareholders Agreement or by virtue of its status as a beneficial owner of shares in Transit by virtue of its ownership of Rover) (x) is a co-bidder or other direct equity participant in such Alternative Proposal, or (y) otherwise expressly consents in writing to Leo entering into such Alternative Proposal or Superior Proposal, then, in each case, Leo shall pay Rover the applicable termination compensation (the “Full Break-Fee”) pursuant to Section 11.4(b) below.

Section 11.4.     Payment of Termination Compensation. In the event that the Partial Break-Fee or the Full Break-Fee becomes due and payable in accordance with Section 11.3, then:

(a)     if the Partial Break-Fee becomes due under Section 11.3(a), the Partial Break-Fee shall be $6,550,000, payable by wire transfer of immediately available funds no later than two (2) Business Days after the date of such termination.

(b)     if the Full Break-Fee becomes due under Section 11.3(b), the Full Break-Fee shall be $22,910,000, payable,

(i)          in the case of Section 11.3(b)(i), on the date of consummation of such transaction, or

(ii)         in the case of Section 11.3(b)(ii) or Section 11.3(b)(iii), no later than two (2) Business Days after the date of such termination,

in each case, by wire transfer of immediately available funds; provided that, in the event Leo is obligated to pay the Partial Break-Fee and is subsequently obligated to pay to the Full Break-Fee, the amount of the subsequent payment of the Full Break-Fee shall be reduced by the amount of the Partial Break-Fee previously paid by Leo to Rover under this Section 11.4; provided, further, that in no event shall Leo be required to pay each of the Partial Break-Fee or the Full Break-Fee more than once.

Section 11.5.     Willful Breach Fee.

(a)     Leo and Polaris each agree that they would each suffer damages upon a breach of this Agreement by the other, that such damages would be difficult to measure and prove, and that the Willful Breach Fee is a reasonable estimate of such damages and is not, and is not intended as, a penalty.

(b)     In the event the Contemplated Transactions are not consummated prior to the Outside Date and this Agreement is terminated pursuant to Section 11.1(b)(i), Section 11.1(b)(iv)(B) or Section 11.1(b)(v):

(i)          if, at such termination, there has been and is continuing a Willful Breach by Leo of this Agreement that gave Polaris the right to terminate this Agreement pursuant to Section 11.1(b)(iv)(B), then, except in the circumstance where the Full Break-Fee has been paid or is payable, Leo shall pay Polaris an amount equal to $40,000,000 (the “Willful Breach Fee”) no later than two (2) Business Days after the date of such termination;

(ii)         if, at such termination, there has been and is continuing a Willful Breach by Polaris of this Agreement that gave Leo the right to terminate this Agreement pursuant to Section 11.1(b)(v), then Polaris shall pay Leo an amount equal to the Willful Breach Fee no later than two (2) Business Days after the date of such termination.

Section 11.6.     Sole and Exclusive Post-Termination Remedies.

(a)     The Parties acknowledge that the agreements contained in Section 11.3, Section 11.4 and Section 11.5 are an integral part of the transactions contemplated hereby and that, without these agreements, the Parties would not have entered into this Agreement. Accordingly, if Leo or Polaris, as the case may be, fails to promptly pay the amount due pursuant to Section 11.3, Section 11.4 or Section 11.5 and, in order to obtain such payment, the payee commences a Proceeding that results in an Order in its favor for such payment, Leo or Polaris, as applicable, shall reimburse the payee for its reasonable and documented costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such Proceeding, together with interest on each such amount at the rate equal to the prime lending rate prevailing during such period as published in The Wall Street Journal, Eastern Edition, calculated on a daily basis from the date such amounts were required to be paid to the date of actual payment.

(b)     Notwithstanding anything to the contrary in this Agreement, each of the Parties expressly acknowledges and agrees that the right to receive the Full Break-Fee or the Willful Breach Fee, as applicable, shall be the sole and exclusive remedy of the Parties following the termination of this Agreement for any loss suffered as a result of any breach of this Agreement. Upon full payment of the Full Break-Fee or Willful Breach Fee, as applicable, a Party shall not have any further Liability relating to or arising out of this Agreement or the Contemplated Transactions.

(c)     Notwithstanding anything to the contrary contained in this Agreement, in no event shall Leo or Polaris be required to pay the Willful Breach Fee more than once nor shall Leo be required to pay both the Full Break-Fee and the Willful Breach Fee.

Article XII.

MISCELLANEOUS

Section 12.1.     Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties or other agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing, except for Article II, Article III, the last sentence of Section 8.4(a), Section 9.4, Section 9.5(a), Section 9.9, Section 9.10 and Article XII of this Agreement.

Section 12.2.     Publicity. Prior to the public announcement of the Closing, except as may otherwise be required by applicable Legal Requirements or securities exchange rules, no press release or public announcement concerning this Agreement or the other Transaction Documents or the Contemplated Transactions shall be made by any Party without the prior written consent of Leo and Polaris. Without limiting the foregoing, the Parties shall cooperate with each other prior to making any press release or public announcement and provide the other Parties with an opportunity to review and comment prior to making any such press release or public statement.

Section 12.3.     Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered, if sent to the recipient by electronic mail during normal business hours of the recipient, and otherwise on the next Business Day; provided that, if sent by electronic mail, the notice, demand or other communication shall be confirmed by the same being sent by either (a) reputable express courier service (charges prepaid) or (b) certified or registered mail, postage prepaid. Notices, demands and other communications, in each case to the respective Parties, shall be sent to the applicable address set forth below:

If to Leo or Merger Sub:

Loral Space & Communications Inc.

600 Fifth Avenue
New York, N.Y.
Attn: Avi Katz

Email: Avi.Katz@HQ.Loral.com

With a concurrent copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Attn: Maurice M. Lefkort

Email: mlefkort@willkie.com

If to Transit:

Telesat Canada

160 Elgin Street, Suite 2100

Ottawa, Ontario, Canada K2P 2P7

Attn: Chris DiFrancesco

Email: CDiFrancesco@telesat.com

With a concurrent copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019

Attn: John L. Robinson

Email: JLRobinson@wlrk.com

If to Polaris or Rover:

c/o Public Sector Pension Investment Board
1250 René-Lévesque Blvd. West

Suite 1400
Montréal, Québec

Attn: Senior Vice President and Global Head of Credit and Private Equity

Investments
Email: privateequity@investpsp.ca

with a copy to: legalnotices@investpsp.ca

With a concurrent copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attn: Douglas Warner

Email: doug.warner@weil.com

If to Topco, Canadian LP or CanHoldco: to Leo and Polaris.

Any Party may, by notice given in accordance with this Section 12.3 to the other Parties, designate another address or person for receipt of notices hereunder. Notwithstanding the first paragraph of this Section 12.3, notice of such a change shall be effective only upon receipt.

Section 12.4.     Governing Law.

(a)     This Agreement, and all matters arising out of or relating to this Agreement and the Contemplated Transactions, including (a) its negotiation, execution and validity and (b) any Proceeding, whether at law or in equity, whether in contract, tort or otherwise (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, construed and interpreted in accordance with the internal laws of the State of Delaware, without giving effect to any laws, rules or provisions of the State of Delaware that would cause the application of the laws, rules or provisions of any jurisdiction other than the State of Delaware. Any Proceeding against any Party or any of its assets arising out of or relating to this Agreement shall be brought exclusively in the courts of the State of Delaware or, if it has subject matter jurisdiction, the United States District Court for the District of Delaware, and each Party hereby irrevocably and unconditionally consents and submits to the exclusive jurisdiction of such courts over the subject matter of any such Proceeding.

(b)     Each Party irrevocably waives and agrees not to raise any objection it might now or hereafter have to any such Proceeding in any such court including any objection that the place where such court is located is an inconvenient forum or that there is any other Proceeding in any other place relating in whole or in part to the same subject matter. Each Party irrevocably consents to process being served by any Party in any Proceeding by delivery of a copy thereof in accordance with the provisions of Section 12.3 and agrees that nothing in this Agreement or any other Transaction Document will affect the right of any Party to serve process in any other manner permitted by applicable Legal Requirements.

(c)     EACH PARTY HEREBY ACKNOWLEDGES AND AGREES THAT ANY DISPUTE OR CONTROVERSY WHICH MAY ARISE UNDER OR RELATE TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS.

Section 12.5.     Entire Agreement. This Agreement, the other Transaction Documents (including any additional agreements contemplated hereby and thereby and the Exhibits hereto and the Disclosure Letters delivered concurrently herewith), the Non-Disclosure Agreements and the Transit Shareholders Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements, written or oral, with respect thereto other than the Non-Disclosure Agreements, which shall survive and remain in full force and effect according to their respective terms.

Section 12.6.     Disclosure Letters. Any information provided in any Section of a Disclosure Letter is considered disclosed in each and every other Section of such Disclosure Letter as to which the relevance of such information to such other Section is reasonably apparent from the nature of such disclosure. Any disclosure in any Section of a Disclosure Letter of any Contract, document, Liability, default, breach, violation, limitation, impediment or other matter, although the provision for such disclosure may require such disclosure only if such Contract, document, Liability, default, breach, violation, limitation, impediment or other matter be “material” or reasonably expected to have a “Material Adverse Effect” shall not be construed against the applicable Party as an admission by such Party that any such Contract, document, Liability, default, breach, violation, limitation, impediment or other matter is, in fact, material or reasonably expected to have a “Material Adverse Effect.” In addition, matters reflected in a Disclosure Letter are not necessarily limited to matters required by this Agreement to be reflected therein. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. Nothing in any Section of a Disclosure Letter is intended to broaden the scope of any representation, warranty or covenant of the applicable Party made herein.

Section 12.7.     Expenses. Except as set forth in this Section 12.7 or as otherwise expressly provided in this Agreement, the Parties shall bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the other Transaction Documents and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, investment bankers, actuaries and accountants (“Expenses”).

Section 12.8.     Waivers and Amendments. This Agreement may be amended, superseded, cancelled, renewed or extended and the terms hereof may be waived, only by a written instrument signed by Polaris and Leo (with the approval of the Leo Special Committee) or, in the case of a waiver, by the Party waiving compliance (in the case of Leo, with the approval of the Leo Special Committee); provided, however, that after adoption of this Agreement by the Requisite Stockholder Vote, no amendment shall be made which pursuant to applicable Legal Requirements requires further approval of the stockholders of Leo without the further approval of such stockholders.

Section 12.9.     Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, permitted assigns and legal representatives. Neither this Agreement, nor any right, duty or obligation of any Party hereunder, may be assigned or delegated (by operation of law or otherwise) by any Party (in whole or in part) without the prior written consent of the other Parties.

Section 12.10.   No Third-Party Beneficiaries. Except as set forth in Section 3.9, Section 9.4, this Section 12.10 and Section 12.11 hereof (with respect to which the Persons identified therein are express third party beneficiaries thereof), nothing in this Agreement is intended or shall be construed to give any Person, other than the Parties, their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

Section 12.11.   Non-Recourse. Notwithstanding anything to the contrary contained in this Agreement, express or implied, the Parties acknowledge and agree that, this Agreement may be enforced only against the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. No past, present or future director, officer, employee, incorporator, member, manager, general or limited partner, stockholder, Affiliate, agent, attorney or representative of any Party, nor any of their respective Affiliates (including any person negotiating or executing this Agreement on behalf of a Party), all of which are intended to be third party beneficiaries of this Section 12.11, shall have any Liability for any obligations or Liabilities of any Party with respect to this Agreement or with respect to any claim or cause of action (whether in contract, tort or otherwise) based on, arising out of or relating to this Agreement or the Contemplated Transactions (including the negotiation, execution or performance of this Agreement and any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement).

Section 12.12.   Counterparts. This Agreement may be executed by the Parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the Parties.

Section 12.13.   Severability. In the event that any one or more of the provisions (or parts thereof) contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision (or part thereof) of this Agreement or any other such instrument. Furthermore, in lieu of any such invalid or unenforceable term or provision (or part thereof), the Parties intend that there shall be added as a part of this Agreement a provision (or part thereof) as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

Section 12.14.   Specific Performance; Remedies.

(a)     The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms and that monetary damages would not be an adequate remedy therefor. Accordingly, the Parties acknowledge and agree that the Parties shall be entitled to specific performance of the terms hereof and of the Contemplated Transactions, including the consummation of the Integration Transaction.

(b)     Each of the Parties agrees that it will not oppose the granting of an injunction or specific performance on the basis that (i) the other Party has an adequate remedy at law or (ii) an award of an injunction or specific performance is not an appropriate remedy for any reason at law or equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement or the consummation of the Contemplated Transactions shall not be required to provide any bond or other security in connection with any such order or injunction.

(c)     The Parties hereby further acknowledge and agree that, for the avoidance of doubt, the sole and exclusive remedies available to the Parties for any and all claims or Losses based on, arising out of or relating to this Agreement shall be:

(i)          prior to the earlier of the Closing in accordance with Section 3.2 or any termination of this Agreement in accordance with Section 11.1, an order of specific performance in accordance with, and subject to the terms and conditions of, this Section 12.14;

(ii)         following any termination of this Agreement in accordance with Section 11.1, payment of the (x) Willful Breach Fee or (y) the Partial Break-Fee and, if and when applicable, the Full Break-Fee, in each case, as provided in Section 11.3, Section 11.4 and Section 11.5 as applicable; and

(iii)        following the Closing, Polaris’ and the Polaris Designees’ rights to indemnification in accordance with and to the extent provided by Section 9.9 and Section 9.10.

Nothing contained in this Section 12.14(c) shall prevent a Party from seeking the remedy provided for in Section 12.14(c)(ii) as an alternative remedy in a Proceeding in which such Party seeks the remedy provided for in Section 12.14(c)(i), with such remedy provided for in Section 12.14(c)(ii) to be awarded in the event the remedy provided for in Section 12.14(c)(i) is not available or is otherwise not granted, and seeking such alternative remedy shall not be deemed to limit or waive such Party’s rights under this Agreement.

Section 12.15.   Electronic Signatures and Records. Each Party acknowledges that Transaction Documents are “electronic records” for purposes of the Electronic Signatures in Global and National Commerce Act (“E-Sign”) and any state law that is not preempted by E-Sign, and that a manual signature of such Party affixed to or contained in any Transaction Document transmitted by facsimile or email (a “Signature”) constitutes an electronic signature for purposes of E-Sign and any state law that is not preempted by E-Sign. Without limiting the generality of the foregoing, each Party agrees: (a) not to contest the validity or enforceability of any Transaction Document that contains a Signature or to which a Signature has been affixed (a “Signed Transaction Document”) under the provisions of any applicable law relating to whether certain agreements are to be in writing or signed by the Party to be bound thereby; (b) that a Signed Transaction Document, if introduced as evidence on paper in any judicial, arbitration, mediation or administrative proceedings, will be admissible as between the Parties to the same extent and under the same conditions as other business records originated and maintained in documentary form; and (c) that it will not contest the admissibility of a copy of a Signed Transaction Document under either the business records exception to the hearsay rule or the best evidence rule on the basis that the Signed Transaction Document was not originated or maintained in documentary form.

Section 12.16.   Share Splits. Notwithstanding anything to the contrary contained in this Agreement, if between the date of this Agreement and the Effective Time the outstanding Topco Common Shares, Leo Common Shares or LP Units shall have been changed into a different number of shares or units or a different class, by reason of any dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number or amount contained herein which is based upon the number of Topco Common Shares, Leo Common Shares or LP Units, as the case may be, will be equitably adjusted to provide to Leo, Polaris, Rover and the holders of Leo Common Shares the same economic effect as contemplated by this Agreement prior to such event.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

TELESAT CANADA

By:	/s/ Christopher S. DiFrancesco
Name:	Christopher S. DiFrancesco
Title:	Vice President, General Counsel and Secretary

TELESAT CORPORATION

By:	/s/ Christopher S. DiFrancesco
Name:	Christopher S. DiFrancesco
Title:	Vice President, General Counsel and Secretary

TELESAT PARTNERSHIP LP, by its General Partner, TELESAT CORPORATION

By:	/s/ Christopher S. DiFrancesco
Name:	Christopher S. DiFrancesco
Title:	Vice President, General Counsel and Secretary

TELESAT CANHOLD CORPORATION

By:	/s/ Christopher S. DiFrancesco
Name:	Christopher S. DiFrancesco
Title:	Vice President, General Counsel and Secretary

[Signature Page to Transaction Agreement and Plan of Merger]

LION COMBINATION SUB CORPORATION

By:	/s/ Avi Katz
Name:	Avi Katz
Title:	President and Secretary

LORAL SPACE & COMMUNICATIONS INC.

By:	/s/ Avi Katz
Name:	Avi Katz
Title:	President, General Counsel and Secretary

[Signature Page to Transaction Agreement and Plan of Merger]

PUBLIC SECTOR PENSION INVESTMENT BOARD

By:	/s/ Guthrie Stewart
Name:	Guthrie Stewart
Title:	Authorized Signatory

By:	/s/ David Morin
Name:	David Morin
Title:	Authorized Signatory

RED ISLE PRIVATE INVESTMENTS INC.

By:	/s/ Guthrie Stewart
Name:	Guthrie Stewart
Title:	Authorized Signatory

By:	/s/ David Morin
Name:	David Morin
Title:	Authorized Signatory

[Signature Page to Transaction Agreement and Plan of Merger]